As filed with the U.S. Securities and Exchange Commission on August 25, 2026.

Registration No. 333-298220

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CCH Holdings Ltd
(Exact name of registrant as specified in its charter)

Cayman Islands	5812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1, Jalan Perda Jaya, Kawasan Perniagaan Perda Jaya, 14000

Bukit Mertajam, Pulau Pinang, Malaysia

+(60) 4-5307694

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168

(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ningxin Sun, Esq.

Charles Wilson LLP

418 Broadway

Albany

New York, 12207

+852 9565 6373

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED AUGUST 25, 2026

Up to 32,614,901 Class A Ordinary Shares

CCH Holdings Ltd

This prospectus relates to the offer and sale, from time to time, by the Selling Shareholder (as defined below) of an aggregate of up to (i) 26,595,745 class A ordinary shares of CCH Holdings Ltd (the “Company” , “our company”, “CCHH”, “we”, or “us”), par value US$0.0001 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”) issuable upon conversion in full of a convertible note (the “Convertible Note” or the “Note”) issued pursuant to a securities purchase agreement (the “Securities Purchase Agreement” or the “Purchase Agreement”) that we entered into with L1 Capital Global Opportunities Master Fund (the “Selling Shareholder” or “L1 Capital”) on July 31, 2026, (ii) 5,319,156 Class A Ordinary Shares issuable upon exercise of warrants (the “Warrants”) (including Class A Ordinary Shares issuable pursuant to the alternative cashless exercise provisions contained therein as described further below), which number represents the portion of the initial Required Minimum of 31,914,901 Class A Ordinary Shares attributable to the Warrants that we are required to reserve pursuant to the Securities Purchase Agreement, and (iii) 700,000 Class A Ordinary Shares which were issued to the Selling Shareholder at the initial closing on July 31, 2026 (the “Pre-Delivery Shares”) and remain outstanding as of the date of this prospectus, for purposes of conversions of the Note and exercises of the Warrant.

We are not selling any Class A Ordinary Shares under this prospectus and will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholder. We have received proceeds from the sale of the Convertible Notes and will receive proceeds from cash exercise of the Warrants which, if exercised for cash with respect to all of the 32,614,901 Class A Ordinary Shares, would result in gross proceeds of US$920,315 to us. We will not receive any proceeds from the exercise of the Warrants pursuant to the alternative cashless exercise provisions, pursuant to which the holder would receive Class A Ordinary Shares without payment of any cash exercise price. The Selling Shareholder will bear all commissions and discounts, if any, attributable to the sale of the Class A Ordinary Shares.

If and whenever a holder of the Warrants holds a Note or any other convertible promissory note issued by us and the Market Value of Listed Securities (as such term is defined and interpreted by the Nasdaq Capital Market) of our outstanding Class A Ordinary Shares is less than $6 million for 20 consecutive Trading Days, the holder may also effect an “alternative cashless exercise” of the Warrants at any time, whether or not an effective registration statement or prospectus is available. In such event, the aggregate number of Class A Ordinary Shares issuable in such alternative cashless exercise pursuant to any given notice of exercise electing to effect an alternative cashless exercise shall be equal to the product of (i) the aggregate number of Class A Ordinary Shares that would be issuable upon exercise of the Warrants if such exercise were by means of a cash exercise rather than a cashless exercise, multiplied by (ii) 2.0. The maximum number of 374,112 Class A Ordinary Shares underlying the Warrants does not include the Class A Ordinary Shares issuable pursuant to the alternative cashless exercise; if the Warrants were exercised in full pursuant to the alternative cashless exercise, the holder would be entitled to receive up to 748,224 Class A Ordinary Shares without payment of any cash exercise price, and we would not receive any proceeds from such exercise. The 5,319,156 Class A Ordinary Shares registered in respect of the Warrants represent a good faith estimate of the maximum number of Class A Ordinary Shares that may be issuable upon exercise of the Warrants (including pursuant to the alternative cashless exercise or pursuant to adjustment under the anti-dilution price protection adjustment), and equal the portion of the initial Required Minimum of 31,914,901 Class A Ordinary Shares attributable to the Warrants, determined in accordance with the Securities Purchase Agreement as 300% of the Class A Ordinary Shares attributable to the Warrants assuming a price per share equal to the Floor Price. The number of Class A Ordinary Shares registered in respect of the Warrants is also intended to be sufficient to cover any increase in the number of Class A Ordinary Shares issuable under the Warrants pursuant to the adjustment provisions thereof, including (i) the proportionate adjustment of the number of Warrant Shares under Section 3(a) of the Warrants upon any stock dividend, subdivision, combination (including any reverse stock split) or reclassification of the Class A Ordinary Shares, and (ii) the downward adjustment of the exercise price under Section 3(d) of the Warrants upon any issuance of our securities at a price below the exercise price then in effect (which would increase the number of Class A Ordinary Shares issuable upon a cashless exercise or an alternative cashless exercise).

The Selling Shareholder may sell the Class A Ordinary Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Class A Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices, provided, that the Class A Ordinary Shares shall not be converted below a floor price equal to US$0.282 (the “Floor Price”), which represents 20% of the Minimum Price (as defined by Nasdaq Rules) as of July 31, 2026, the applicable date pursuant to the Securities Purchase Agreement. Pursuant to the terms of the Convertible Note, if the applicable conversion price would otherwise be below the Floor Price, the Company may either (i) reduce the Floor Price to permit conversion at the applicable conversion price, or (ii) issue shares at the Floor Price and, at the Company’s election, either pay the economic difference in cash or add such economic difference to the principal amount of the Convertible Note. Neither the Securities Purchase Agreement nor the Convertible Note imposes any limitation on our ability, or the extent to which we may elect, to reduce the Floor Price, and any decision to reduce the Floor Price will be made by us in our sole discretion. We expect to determine whether to reduce the Floor Price or to pay the economic difference based on, among other factors, our available cash resources, the effect of any increase in the principal amount of the Convertible Note, and the potential dilution to our existing shareholders. By way of illustration, we currently expect that we would elect to reduce the Floor Price if we are then short in cash or do not otherwise have sufficient available cash resources to pay the economic difference in cash, or if we wish to avoid increasing the outstanding principal amount of the Convertible Note (which would increase the number of Class A Ordinary Shares issuable upon future conversions thereof); that we would elect to pay the economic difference in cash if we then have sufficient available cash resources and the amount payable is not material to our cash position, in order to avoid the additional dilution that would result from a reduction of the Floor Price; and that we would elect to add the economic difference to the principal amount of the Convertible Note if we are then short in cash but wish to avoid reducing the Floor Price and the resulting increase in the number of Class A Ordinary Shares issuable upon conversion. The economic difference will increase as the amount by which the applicable conversion price falls below the Floor Price increases, and there is no cap on the amount of the economic difference that may become payable. For example, if the Selling Shareholder converted the entire US$2,500,000 principal amount of the Convertible Note at a time when the applicable conversion price would otherwise be US$0.10 per share and the daily VWAP of the Class A Ordinary Shares on the conversion date was US$0.12, we would be required either to reduce the Floor Price to US$0.10, which would result in the issuance of 25,000,000 Class A Ordinary Shares, or to issue 8,865,248 Class A Ordinary Shares at the Floor Price and pay an economic difference of approximately US$1,936,170 (representing 16,134,752 additional Class A Ordinary Shares, multiplied by US$0.12), in cash or by adding such amount to the principal amount of the Convertible Note.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CCHH.” There is no established trading market for the Convertible Note and Warrants and we do not intend to list the Convertible Note or Warrants on any exchange or other trading system.

As previously disclosed, we received a written notification from Nasdaq on February 3, 2026, notifying us that we are not in compliance with the minimum bid price requirement as set forth in the Nasdaq rules for continued listing on the Nasdaq. To regain compliance, our ordinary shares must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive business days by August 3, 2026. On July 27, 2026, the Company received a letter from the Staff confirming that the Company has regained compliance with the Minimum Bid Price Rule. Specifically, the Staff determined that from July 13, 2026 to July 24, 2026, the closing bid price of the Company’s Class A Ordinary Shares has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed. See “Risk Factors – Risks Related to Our Class A Ordinary Shares and This Offering – Our Class A Ordinary Shares may be delisted if we are unable to comply with Nasdaq continued listing requirements.”

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors — Risks Related to Our Business and Industry — We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Class A Ordinary Shares less attractive to investors.” and “Prospectus Summary — Implications of Being an “Emerging Growth Company”.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated               , 2026

i

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with SEC and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares.

This prospectus does not constitute an offer, or an invitation to subscribe for and purchase, any of the Class A Ordinary Shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A Ordinary Shares and the distribution of the prospectus outside the United States.

ii

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“A&R Company Listing Articles” refers to the amended and restated memorandum and articles of association of the Company, substantially in the form set forth in Exhibit 3.1 to this prospectus;

●	“CAGR” refers to compound annual growth rate;

●	“China” or “PRC” refers to the People’s Republic of China, and for the purpose of this prospectus only, does not include the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan;

●	“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“Frost & Sullivan” refers to Frost & Sullivan Limited;

●	“GAAP” refers to generally accepted accounting principles in the United States as in effect from time to time, consistently applied;

●	“GDP” refers to gross domestic product;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of China;

●	“Indonesia” refers to the Republic of Indonesia;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012, as amended;

●	“MYR,” “RM” or “Malaysian Ringgit” refers to the legal currency of Malaysia;

●	“Nasdaq” refers to the Nasdaq Stock Market LLC;

●	“Nasdaq Listing Rules” refers to the listing rules of the Nasdaq Stock Market LLC;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.0001 per share;

●	“Thailand” refers to the Kingdom of Thailand;

●	“U.S.,” “US” or “United States” refers to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

●	“U.S. dollars,” “USD,” “US$,” “dollars” or “$” refers to the legal currency of the United States; and

●	“we,” “us,” “our,” “our company,” or the “Company” refers to CCH Holdings Ltd, a Cayman Islands company and its subsidiaries.

Substantially all of our revenues and expenditures are denominated in Malaysian Ringgit, whereas our reporting currency is the U.S. dollar. This prospectus contains translations of Malaysian Ringgit into U.S. dollars solely for the convenience of the reader. Unless otherwise stated, all translations of Malaysian Ringgit into U.S. dollar in this prospectus were made at the rate of MYR4.0560 to US$1.00, the noon buying rate on December 31, 2025, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Malaysian Ringgit or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Malaysian Ringgit, as the case may be, at any particular rate or at all.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors” before deciding whether to buy our Class A Ordinary Shares.

Business Overview

We are one of the leading specialty hotpot restaurant chains in Malaysia, specializing in chicken hotpot and fish head hotpot. With roots in George Town, Penang, Malaysia since 2015, we have become a top player in the specialty hotpot market in Malaysia.

We are committed to providing the most authentic Sichuan hotpot experience with Hong Kong style chicken hotpot traditions, to suit the discerning Malaysian palate. With our established brands in specialty hotpot and exclusive signature dishes that are well received by customers, we are committed to further expanding our reach in Malaysia and beyond.

We offer catering services in Malaysia and outside Malaysia mainly under two brands, namely Chicken Claypot House (鸡煲之家) for our chicken hotpot restaurants and Zi Wei Yuan (紫薇园) for our fish head hotpot restaurants through a combination of company-owned restaurant outlets and franchised restaurant outlets. As of the date of this prospectus, we operate or license a total of 20 restaurant outlets, among which there are 13 Chicken Claypot House restaurant outlets, one Zi Wei Yuan restaurant outlet, two food courts under the brand 888 Family Food Court, and four restaurant outlets under the brand Banbudian Bistro (先启半步颠) offering Sichuan cuisine. The map below shows the 20 restaurant outlets operated or licensed by us in Malaysia, including 11 company-owned restaurant outlets and 9 franchised restaurant outlets, as of the date of this prospectus.

For the years ended December 31, 2023, 2024 and 2025, we derived substantially all of our revenues from our restaurant operations business, which amounted to US$9.78 million, US$8.92 million and US$9.59 million, respectively. Our restaurant operations business is consisted of three parts, namely company-owned restaurant operations, sales of food ingredients and condiments and franchise licensing. For the years ended December 31, 2023 , 2024 and 2025, our revenues breakdowns for restaurant operations were US$8.21 million, US$6.64 million and US$6.28 million from company-owned restaurant operations, US$1.01 million, 1.24 million and US$2.22 million from sales of food ingredients and condiments, and US$0.31 million, $0.67 million and US$0.59 million from franchise licensing, respectively.

The cultural diversity in Southeast Asia has created a distinctive fusion cuisine landscape, and hotpot with traditions rooted in China has become a popular dining choice among customers. The market size in terms of revenues of specialty hotpot restaurants in Southeast Asia increased from US$1,592.3 million in 2019 to US$1,827.7 million in 2024 at a CAGR of 2.8%, and is expected to reach US$2,645.1 million in 2029, representing a CAGR of 7.7% from 2025 to 2029. To seize the market opportunity, we have been actively but also prudently expanding the network of our restaurant outlets in Malaysia. We are also poised for strategic expansion into other locations in Southeast Asia, such as Vietnam, Cambodia and Indonesia, as well as other international locations with significant growth potentials such as Hong Kong, Taiwan and the U.S.

Our Strengths

We believe the following strengths have contributed to our continued success:

●	we are one of the leading hotpot restaurant chains in Malaysia with strong brand identity;

●	we provide high-quality food featuring exclusive signature dishes;

●	we are able to maintain consistency and operational efficiency with our central kitchen management;

●	we have strong supply chain capabilities for our restaurant operations; and

●	we have a dedicated and experienced management team.

Our Strategies

We intend to implement the following business strategies going forward:

●	strategic expansion in existing markets and into international locations with strong market potentials;

●	continuous development of new menu for our restaurant outlets;

●	further upgrade our supply chain capabilities; and

●	identify opportunities to expand and diversify our business portfolio.

Recent Developments

On March 27, 2026, the Company entered into certain Securities Purchase Agreement (the “March SPA”) with certain purchasers (the “Purchasers”) as defined in Regulation S of the Securities Act, pursuant to which the Company agreed to sell up to an aggregate of 18,000,000 units, each unit consisting of one ordinary share, par value US$0.00001 per share, at price of $0.2 per Unit to the Purchasers. The net proceeds to the Company from such offering shall be used by the Company for working capital and general corporate purposes. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act and Regulation S thereunder.

On July 13, 2026, we effected a 1-for-10 share consolidation of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares (the “Share Consolidation”). As a result, every ten issued Class A Ordinary Shares of a par value of US$0.00001 each were combined into one issued Class A Ordinary Share of a par value of US$0.0001 each.

On July 24, 2026, we entered into a securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S, pursuant to which we agreed to sell up to an aggregate of 15,000,000 Class A Ordinary Shares at a price of $0.276 per share.

July 2026 Convertible Promissory Note and Warrant Offering

On July 31, 2026, we entered into the Purchase Agreement with the Selling Shareholder, pursuant to which we agreed to sell and issue up to US$2.5 million in face value of Convertible Notes and Warrants to the Selling Shareholder to purchase a certain number of Class A Ordinary Shares, consisting of up to US$2.5 million in principal amount of the Notes and Warrants.

Initial Closing. The initial closing for aggregate gross proceeds of US$1,150,000 and a principal amount of US$1,250,000 of Note, together with the related Warrant to purchase up to 374,112 Class A ordinary shares, occurred on the same date.

Subsequent Closing. The Purchase Agreement provides for a subsequent closing of an additional US$1,250,000 of principal amount of Note in exchange for an additional US$1,150,000 of gross proceeds, subject to an additional discount equal to US$115,000, which shall be payable as a reduction of gross proceeds or in Class A Ordinary Shares, as the Company may elect, to occur upon effectiveness of this registration statement for the Shares underlying the Note, subject to certain terms and conditions set forth in the Purchase Agreement. On August 25, 2026, the Investor delivered to the Company a written confirmation waiving, with respect to the subsequent closing described above, the conditions set forth in Section 2.3(b)(viii) and, solely with respect to clause (p) in the definition of “Equity Conditions” under the Note which provides that “at least $75,000 of market value of Common Stock shall have traded per day in the previous 10 Trading Days before the Closing Date,” Section 2.3(b)(xii) of the Purchase Agreement. Accordingly, the subsequent closing will occur upon the effectiveness of this registration statement, subject to the satisfaction of the other conditions set forth in the Purchase Agreement

Terms of the Notes. The Notes are senior secured convertible notes with a term of twelve (12) months from the date of issuance. The Convertible Note includes an original issues discount of up to US$200,000, or 8% of the principal amount. No interest shall accrue prior to the occurrence of defaulting event, and from and after the occurrence and during the continuance of any defaulting event, interest shall accrue at a rate equal to 15% per annum or, if less, the highest amount permitted by law.

The Notes are convertible, at the option of the holder, into Class A Ordinary Shares at a conversion price equal to the lower of (i) US$1.64 (the “Fixed Conversion Price”), as such Fixed Conversion Price may be adjusted as provided therein, (ii) or 90% of the lowest daily VWAP in the ten trading days immediately preceding the applicable conversion date, subject to a floor price of US$0.282 per share (the “Floor Price”); if the applicable conversion price would otherwise be less than the Floor Price, the Company may, at its option, either (x) reset the Floor Price, or (y) issue Class A Ordinary Shares at the Floor Price and pay the resulting economic difference to the holder in cash or by adding such economic difference to the outstanding principal amount of the Notes; provided that the Floor Price shall not apply if an event of default has occurred and is continuing. Neither the Securities Purchase Agreement nor the Notes imposes any limitation on the Company’s ability, or the extent to which the Company may elect, to reset the Floor Price, and any decision to reset the Floor Price will be made by the Company in its sole discretion. The economic difference is equal to (A) the number of Class A Ordinary Shares that would have been issued using the applicable conversion price, minus (B) the number of Class A Ordinary Shares issued using the Floor Price, multiplied by (C) the daily VWAP of the Class A Ordinary Shares on the conversion date. The Company expects to determine whether to reset the Floor Price or to pay the economic difference based on, among other factors, its available cash resources, the effect of any increase in the outstanding principal amount of the Notes, and the potential dilution to its existing shareholders. By way of illustration, the Company currently expects that it would elect to reset the Floor Price if it is then short in cash or does not otherwise have sufficient available cash resources to pay the economic difference in cash, or if it wishes to avoid increasing the outstanding principal amount of the Notes (which would increase the number of Class A Ordinary Shares issuable upon future conversions thereof); that it would elect to pay the economic difference in cash if it then has sufficient available cash resources and the amount payable is not material to its cash position, in order to avoid the additional dilution that would result from a reset of the Floor Price; and that it would elect to add the economic difference to the principal amount of the Notes if it is then short in cash but wishes to avoid resetting the Floor Price and the resulting increase in the number of Class A Ordinary Shares issuable upon conversion. The economic difference will increase as the amount by which the applicable conversion price falls below the Floor Price increases, and there is no cap on the amount of the economic difference that may become payable. For example, if the holder converted US$2,500,000 in principal amount of the Notes at a time when the applicable conversion price would otherwise be US$0.10 per share and the daily VWAP on the conversion date was US$0.12, the Company would be required either to reset the Floor Price to US$0.10, resulting in the issuance of an aggregate of 25,000,000 Class A Ordinary Shares, or to issue an aggregate of 8,865,248 Class A Ordinary Shares at the Floor Price and pay an economic difference of approximately US$1,936,170, in cash or by adding such amount to the outstanding principal amount of the Notes. The Fixed Conversion Price of the Note is subject to adjustment for stock splits, stock dividends, recapitalizations, and similar events, and price protection provisions in the event of lower-prices issuances of securities.

Terms of the Warrants. The Warrants entitle the holder to purchase up to 374,112 shares of Class A Ordinary Shares, at an exercise price of US$2.46 per share. Such maximum number of 374,112 Class A Ordinary Shares does not include the Class A Ordinary Shares issuable pursuant to the alternative cashless exercise option described below, pursuant to which the number of Class A Ordinary Shares issuable would equal two times the number issuable upon a cash exercise (or up to 748,224 Class A Ordinary Shares if all of the Warrants were exercised pursuant to the alternative cashless exercise option), without payment of any cash exercise price, and we would not receive any proceeds from any such exercise. The Warrants are exercisable for a term of five (5) years from the date of issuance. The exercise price of the Warrants is subject to adjustment for stock splits, stock dividends, recapitalizations, and similar events, and price protection provisions in the event of lower-prices issuances of securities, and may be exercised pursuant to the alternative cashless exercise option provisions contained therein.

Pre-Delivery Shares. The Company also issued to the Selling Shareholder, at the initial closing on July 31, 2026, 700,000 Pre-Delivery Shares, all of which are outstanding as of the date of this prospectus, and no other Pre-Delivery Shares are being registered hereby, providing the Selling Shareholder with a conditional right to use such Pre-Delivery Shares to timely effect conversions under the Notes and exercises of the Warrants. The number of Pre-Delivery Shares are subject to adjustment as set forth in the Notes. In addition, the Company granted the Investor the right, but not the obligation, beginning on the date on which no Notes are outstanding following the final closing under the Purchase Agreement, and for a period of six months thereafter, to purchase all or any portion or portions of the Pre-Delivery Shares at a price per share equal to 93% of the average of the daily VWAPs for the 10 trading days immediately preceding such purchase. Any Pre-Delivery Shares that remain outstanding after the end of such six-month period that have not been so purchased or used in connection with conversions under the Notes and exercises of the Warrants will be deemed surrendered and cancelled for no consideration. The Registration Statement of which this Prospectus forms a part registers the Pre-Delivery Shares solely if and to the extent that they are used for purposes of conversions of the Note and exercises of the Warrant, and not to the extent they are purchased pursuant to the provision of the Purchase Agreement described above.

Beneficial Ownership Limitation. The Note, the Warrants, and the Pre-Delivery Shares are subject in all cases to the Beneficial Ownership Limitation, as defined in the Purchase Agreement.

Registration Rights. Concurrently with the execution of the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Selling Shareholder, pursuant to which we agreed to file this registration statement covering the resale of the Class A Ordinary Shares issuable upon conversion of the Notes, exercise of the Warrants, and issuance of the Pre-Delivery Shares within fifteen (15) days following the initial closing and to cause this registration statement to be declared effective by the SEC within forty-five (45) days following the initial closing, subject to the terms and conditions set forth in the Registration Rights Agreement.

2026 Second Equity Incentive Plan and Form S-8 Registration

On August 21, 2026, our board of directors approved and adopted the CCH Holdings Ltd 2026 Second Equity Incentive Plan (the “2026 Second Plan”), which became effective on August 21, 2026. The compensation committee of our board of directors is authorized to deliver an aggregate of 3,768,745 Class A Ordinary Shares under the 2026 Second Plan. On August 25, 2026, we filed a registration statement on Form S-8 with the SEC to register the 3,768,745 Class A Ordinary Shares issuable under the 2026 Second Plan.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed in more details in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

●	Market recognition of our brands is crucial to our continued success, and any damage to our reputation could have an adverse impact on our business.

●	Our financial condition and business operations may be materially and adversely affected if we are unable to retain existing customers or attract new ones by delivering high-quality dining experience.

●	Our continued success depends on our ability to react to evolving customer preferences.

●	We may not be successful in expanding our network of restaurant outlets.

●	We may need to obtain financing for our expansion. If we fail to obtain sufficient funding, our growth may be adversely affected.

●	Our historical financial and operating results may not be indicative of future performance, and we may not be able to achieve and sustain the historical level of our profitability.

●	Any shortage or interruption in supply could have a material adverse effect on our business, financial condition and results of operations.

●	Our profit margins and operating results are susceptible to fluctuations in the costs of raw materials used in our restaurants.

●	We rely on our central kitchen to procure, prepare, supply and store certain food ingredients to be used in our restaurants and a significant disruption in the operations of our central kitchen could negatively impact our business.

●	Food safety concerns and concerns about the health risk of our food offerings may have an adverse effect on our business.

●	The specialty hotpot restaurant market in Malaysia is highly competitive and any failure to successfully compete with other restaurants may adversely affect our business.

●	As we expand our geographic reach in the future, our multi-jurisdictional operations may lead to increasing risks and uncertainties and our management system may not be effective to address such risks and uncertainties.

Risks Related to the Jurisdictions Where We Operate

●	Any adverse changes in the political, economic, legal, regulatory taxation or social conditions in the jurisdictions that we operate in or intend to expand our business may have a material adverse effect on our operations, financial performance and future growth.

●	Our business is heavily dependent on the macroeconomic conditions of Malaysia, the overall economic growth of which could adversely affect our business.

●	Rising employment costs in Malaysia could further affect our financial position.

●	Unforeseeable events such as natural disasters, inclement weather, acts of war, terrorist attacks, political unrest, health epidemics and other uncontrollable events could significantly disrupt our business operations.

Risks Related to Our Class A Ordinary Shares and This Offering

●	Our audited consolidated financial statements disclose conditions that raise substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, investors could lose all or part of their investment in our Class A ordinary shares;

●	You may experience dilution to the extent that our Class A Ordinary Shares are issued upon the exercise of outstanding convertible notes, warrants or other securities that we may issue in the future.

●	Substantial future sales or perceived potential sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

●	If the market price of our Class A Ordinary Shares declines below the Floor Price, in connection with a conversion of the Note we will be required either to reduce the Floor Price, which would result in the issuance of a significantly greater number of Class A Ordinary Shares than the number registered hereby, or to pay the resulting economic difference in cash or by increasing the principal amount of the Convertible Notes, which could materially and adversely affect our cash resources and result in substantial additional dilution to our shareholders.

●	The Selling Shareholder may acquire their Class A Ordinary Shares at a price that is less than the market price of the Class A Ordinary Shares in the future, may earn a positive rate of return even if the price of the Class A Ordinary Shares declines and may be willing to sell their Class A Ordinary Shares at a price less than shareholders that acquired Class A Ordinary Shares in the public market.

●	The conversion of the Convertible Note, the exercise of the Warrants or future sales of our Class A Ordinary Shares may further dilute our securities and adversely impact the price of our Class A Ordinary Shares.

●	Sales of shares issuable upon the conversion of the Convertible Note or exercise of the Warrants or the effectiveness of our registration statement may cause the market price of our shares to decline.

●	We may have to pay damages to the Selling Shareholder, which will impact our cash flows.

●	Goh Kok Foong, our founder, beneficially owns 100% of our outstanding Class B Ordinary Shares, and his interests may differ from the interests of other shareholders, which could cause a material decline in the value of our Class A Ordinary Shares;

●	Our dual-class voting structure will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval, and that may adversely affect the trading price of our Class A Ordinary Shares;

●	Our Class A Ordinary Shares may be delisted if we are unable to comply with Nasdaq continued listing requirements;

●	You may experience significant dilution as a result of future financings;

●	Our Class A Ordinary Shares eligible for future sale may cause the price of our Class A Ordinary Shares to decline;

●	If we fail to establish and maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our Class A Ordinary Shares may be adversely impacted;

●	Certain recent initial public offerings (“IPOs”) of companies with relatively small public floats comparable to our public float have experienced extreme volatility that was seemingly unrelated to the actual or expected operating performance and financial condition or prospects of the respective company. Our Class A Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares

●	We may not pay any dividends;

●	The market price and trading volume of our Class A Ordinary Shares may be volatile and may be affected by economic conditions beyond our control;

●	We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares;

●	The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States;

●	Because we are a Cayman Islands company and substantial of our business is conducted in Malaysia, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain, and the U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in Malaysia;

●	We will incur increased costs as a result of operating as a U.S. listed public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices;

●	If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, the market price and trading volume of our Class A Ordinary Shares could decline;

●	We may not receive any additional funds upon the exercise of the Warrants;

Corporate History and Structure

We commenced operations in 2015 when we opened our restaurant outlet offering chicken hotpot in Malaysia and has expanded into a specialty hotpot restaurant chain with a total of 19 company-owned restaurant outlets and franchised restaurant outlets in Malaysia as of the date of this prospectus. CCH Holdings Ltd was incorporated in the Cayman Islands on December 2, 2024 as an exempted company with limited liability under the Companies Act. As a holding company without any business operations, CCH Holdings Ltd wholly owns our Malaysian subsidiary, Signature Tasty Claypot House Holding Sdn. Bhd. (“STCH Holding”), which, in turn, wholly owns our other five Malaysian subsidiaries. One of our Malaysian subsidiaries, GTL F&B Sdn. Bhd. (“GTL F&B”) further holds 80% of the equity interest in another Malaysian entity, GEF Family Food Court Sdn. Bhd (“GEF Family”).STCH Holding was incorporated on May 8, 2019, currently the operating entity of three of our company-owned restaurant outlets. It also serves the following operational functions: (i) the operator of our central kitchen; (ii) the licensor for our brands Chicken Claypot House and Zi Wei Yuan and (iii) a general trader since we are involved in the business of selling food ingredients and condiments to local distributors or franchised restaurant outlets. CCH Holdings Ltd acquired 100% of the equity interests in STCH Holding on June 5, 2025.

Each of our other five Malaysian subsidiaries was originally incorporated as an operating entity of our restaurant outlets. STCH Holding acquired 100% of the equity interests in each of the following entities in May 2025 as a result of a reorganization (the “Reorganization”).

●	Signature Tasty Claypot House (GH) Sdn. Bhd. (“STCH GH”), incorporated on October 1, 2019, is currently the operating entity of one of our company-owned restaurant outlets.

●	CHH KL Group Sdn. Bhd. (“CHH KL”), incorporated on March 9, 2021, is currently the operating entity of three of our company-owned restaurant outlets.

●	GTL F&B, incorporated on November 11, 2021, is currently the operating entity of one of the food courts operated by us.

●	Zi Wei Yuan (Raja Uda) Sdn. Bhd. (“ZWY Raja Uda”), incorporated on April 11, 2022, is currently the operating entity of one of our company-owned restaurant outlets.

●	CCH Tropika Sdn. Bhd. (“CCH Tropika”), incorporated on October 21, 2022, is currently the operating entity of one of our company-owned restaurant outlets.

GEF Family was incorporated on May 11, 2022. Since May 15, 2025, GTL F&B holds 80% of the equity interest in GEF Family, which is currently the operating entity of one of the food courts operated by us. Such food court commenced operation on June 26, 2025.

Equity First Capital Group Limited was acquired on July 2, 2026 and will serve as the Company’s operating entity for conducting business in Hong Kong in the future. CCH Holdings Ltd holds 100% of the equity interests in Equity First Capital Group Limited.

The following diagram illustrates our corporate structure as of the date of this prospectus.

Until immediately prior to the Share Surrender (as defined below), we had 30,000,000 ordinary shares issued and outstanding. On September 5, 2025, the Company effected a share surrender (“Share Surrender”) of 12,000,000 ordinary shares from all of its shareholders at the time, through which approximately 40% of ordinary shares were surrendered from each shareholder (with the fractional shares rounding off to the nearest whole share). The Share Surrender had no effect on any shareholder’s proportionate equity interest in the Company. The par value of each ordinary share remained at $0.00001 per share following the Share Surrender, and the number of the issued and outstanding ordinary shares of the Company was reduced to 18,000,000 shares. As a result, the aggregate par value of the issued and outstanding ordinary shares of the Company was reduced, with the aggregate amount of share subscription receivable correspondingly reduced as well. The Share Surrender has no effect on the Company’s total shareholders’ equity.

As a result of the above recapitalization, all share and per share data in the consolidated financial statements of the Company have been retrospectively adjusted to all periods presented.

On October 6, 2025, we consummated our initial public offering or the IPO and sold 1,250,000 Ordinary Shares, at a price of US$4.00 per share. The gross proceeds of the offering were US$5.0 million, prior to the deducting the underwriting discounts, non-accountable expense allowance and offering expenses payable by the Company. In addition, we granted the underwriters a 45-day option to purchase an additional 187,500 Ordinary Shares at the initial offering price, less underwriting discounts and commissions, to cover over-allotments. On October 17, 2025, we sold an additional 187,500 Ordinary Shares to the underwriters of our IPO for gross proceeds of US$0.75 million upon full exercise of the underwriters’ over-allotment option. Net proceeds received by us from our IPO, including the exercise of the over-allotment option, were approximately US$5.75 million.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Controlled Company

Mr. Goh Kok Foong, our founder, currently beneficially owns 4.91% of our total issued and outstanding ordinary shares and 72.06% of our total outstanding voting power. As a result, we are a “controlled company” as defined under the Nasdaq Listing Rules because Mr. Goh Kok Foong holds more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, including an exemption from the requirement that a majority of our board of directors must be independent directors, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters and an exemption from the requirement that a majority of our board of directors must be independent directors. See the section of this prospectus captioned “Implications of Being a Foreign Private Issuer.”

Implications of Being a Foreign Private Issuer

We are incorporated under the laws of the Cayman Islands and are considered a “foreign private issuer” under U.S. securities laws. Because of our status as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we publish our semi-annual results through press releases, distributed pursuant to Nasdaq rules and regulations. Press releases relating to financial results and material events are also furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

In accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, or from providing current reports on Form 8-K disclosing significant events within four (4) business days of their occurrence, and from the disclosure requirements of Regulation FD;

●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act; and

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act” was signed into law on December 18, 2025, will require directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Directors and officers will remain exempt from the short swing profit rules of Section 16 of the Exchange Act.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Non-compliance requirement (Rule 5625) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. Specifically, we have elected to follow our home country rules and be exempt from the requirements to obtain shareholder approval for the issuance of 20% or more of our outstanding ordinary shares under the Nasdaq Listing Rule 5635(d). Therefore, our shareholders may be afforded less protection than they would otherwise enjoy under Nasdaq’s corporate governance requirements applicable to U.S. domestic issuers.

Corporate Information

Our principal executive offices are located at No. 1, Jalan Perda Jaya, Kawasan Perniagaan Perda Jaya, 14000 Bukit Mertajam, Pulau Pinang, Malaysia. Our telephone number at this address is +(60) 4-5307694. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is https://www.chickenclaypothouse.com.my. The information contained on our website is not a part of this prospectus.

THE OFFERING

Issuer	CCH Holdings Ltd

Securities offered by the Selling Shareholder	Up to 32,614,901 Class A Ordinary Shares, comprising of (i) up to 26,595,745 Class A Ordinary Shares convertible from the Convertible Notes, (ii) up to 5,319,156 Class A Ordinary Shares issuable upon exercise of Warrants, and (iii) 700,000 Pre-Delivery Shares for purposes of conversions of the Note and exercises of the Warrant.

Class A Ordinary Shares outstanding prior to completion of this Offering	18,843,727 Class A Ordinary Shares

Class A Ordinary Shares outstanding immediately after this Offering	Up to 50,758,628 Class A Ordinary Shares

See “Description of Shares” for more information.

Terms of the offering	The Selling Shareholder may sell, transfer or otherwise dispose of any or all of the Class A Ordinary Shares offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Class A Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, provided, that the Class A Ordinary Shares shall not be converted below a floor price equal to US$0.282 (the “Floor Price”), which represents 20% of the Minimum Price (as defined by Nasdaq Rules). In the event the applicable conversion price would otherwise be below such Floor Price, the Company may either (i) reduce the Floor Price (which the Company may do in its sole discretion and without limitation) or (ii) issue Class A Ordinary Shares at the Floor Price and pay the Selling Shareholder the resulting economic difference, at the Company’s election, in cash or by adding such amount to the outstanding principal amount of the Convertible Note. See “July 2026 Convertible Promissory Note and Warrant Offering” and “Plan of Distribution.”

Listing	Our Class A Ordinary Shares are listed on Nasdaq Capital Markets under the symbol “CCHH”.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Shareholder. As of the date hereof, we received US$1,150,000 from the Investor under the Securities Purchase Agreement for the issuance of the Convertible Notes and Warrants. The Purchase Agreement provides for a second closing of $1,250,000 in principal of the Note for $1,150,000 in gross proceeds, subject to an additional discount equal to $115,000 in reduction of gross proceeds or in Class A Ordinary Shares as the Company may elect, to occur upon effectiveness of the resale registration statement for the Shares underlying the Note, subject to certain additional terms and conditions. We will only receive additional proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash. These proceeds will be used for general corporate purpose. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Risk Factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 11 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of income data for the years ended December 31, 2023, 2024 and 2025, and the summary consolidated balance sheets data as of December 31, 2024 and 2025 have been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income data for the years ended December 31, 2023, 2024 and 2025:

	For the Years Ended December 31,
	2023	2024	2025
Revenues	$9,775,038	$8,915,344	$9,589,671
– Revenues from third parties	8,584,748	7,724,976	8,751,351
– Revenues from related parties	1,190,290	1,190,368	838,320
Cost of revenues	(7,565,559)	(6,509,083)	(7,739,702)
Gross profit	2,209,479	2,406,261	1,849,969

Operating expenses
Selling and marketing expenses	(493,101)	(263,871)	(257,497)
General and administrative expenses	(979,973)	(816,122)	(3,826,066)
Gain/(loss) from equity method investments	28,747	8,873	(125,546)
Total operating expenses	(1,444,327)	(1,071,120)	(4,209,109)
Income/(Loss) from operations	765,152	1,335,141	(2,359,140)

Other income/(expenses)
Other income, net	37,572	77,735	89,360
Financial expenses, net	(118,256)	(131,683)	(269,572)
Total other expenses, net	(80,684)	(53,948)	(180,212)

Income/(Loss) before income tax expense	684,468	1,281,193	(2,539,352)
Income tax expense	(315,854)	(367,792)	(141,978)
Net income/(Loss)	$368,614	$913,401	$(2,681,330)
Less: Net income attributable to non-controlling interests	-	-	3,449
Net income/(loss) attributable to CCH Holdings Ltd	$368,614	$913,401	(2,684,779)

Other comprehensive income/(loss):
Foreign currency translation adjustment	(43,828)	221,106	649,481
Total comprehensive income/(loss)	324,786	1,134,507	(2,031,849)
Less: Comprehensive loss attributable to non-controlling interests	-	-	3,640
Comprehensive income/(loss) attributable to CCH Holdings Ltd	$324,786	$1,134,507	$(2,035,489)

Earnings/(Loss) per ordinary share attributable to ordinary shareholders of CCH Holdings Ltd
Basic and diluted	$0.02	$0.05	$(0.14)

Weighted average number of shares outstanding used in calculating earnings/(loss) per ordinary share
Basic and diluted	18,000,000	18,000,000	19,081,404

The accompanying notes are an integral part of these consolidated financial statements.

The following table presents our summary consolidated balance sheets data as of December 31, 2024 and 2025:

	As of December 31,
	2024	2025
ASSETS
Current assets:
Cash and cash equivalents	$545,472	$416,092
Accounts receivable, net	582,640	948,112
Inventories	311,425	307,088
Amount due from related parties, current	2,697,519	5,272,215
Prepaid expenses and other current assets	1,259,867	2,735,124
Total current assets	5,396,923	9,678,631

Non-current assets:
Property and equipment, net	3,665,754	4,019,528
Operating lease right-of-use assets, net	746,200	1,575,515
Finance lease right-of-use assets, net	185,718	174,899
Intangible assets, net	198,794	196,954
Long-term investments	186,322	72,810
Amounts due from related parties, non-current	727,891	802,098
Other non-current assets	57,275	216,715
Total non-current assets	5,767,954	7,058,519
TOTAL ASSETS	$11,164,877	$16,737,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdrafts	458,275	420,792
Deferred revenue	36,952	154,800
Accounts payable	562,304	249,119
Notes payable	48,075	751,520
Income tax payable	18,133	15,497
Current portion of long-term bank loans	72,579	96,560
Amounts due to related parties, current	177,075	380,056
Operating lease liabilities, current	656,536	686,877
Finance lease liabilities, current	35,265	40,094
Accrued expenses and other current liabilities	713,130	686,720
Liability related to sale of future receivable	-	1,109,467
Total current liabilities	2,778,324	4,591,502

Non-current liabilities
Long-term bank loans	1,812,131	1,951,552
Operating lease liabilities, non-current	186,286	901,781
Finance lease liabilities, non-current	92,197	61,502
Deferred tax liabilities	90,279	94,786
Total non-current liabilities	2,180,893	3,009,621
TOTAL LIABILITIES	4,959,217	7,601,123

Equity
Ordinary shares (par value of $0.00001 per share; 5,000,000,000 shares authorized, 18,000,000 and 21,950,000 issued and outstanding, as of December 31, 2024 and 2025, respectively)	180	220
Additional paid-in capital	4,669,382	9,630,942
Subscription receivables	(180)	(180)
Retained earnings	1,648,144	(1,036,635)
Accumulated other comprehensive (loss)/income	(111,866)	537,424
CCH Holding Ltd’s shareholders’equity	6,205,660	9,131,771
Non-controlling interests	-	4,256
Total shareholder’s equity	6,205,660	9,136,027

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,164,877	$16,737,150

The accompanying notes are an integral part of these consolidated financial statements.

RISK FACTORS

An investment in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition, and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Market recognition of our brands is crucial to our continued success, and any damage to our reputation could have an adverse impact on our business.

We believe that our continued success is attributed to the market recognition of our brands, especially Chicken Claypot House and Zi Wei Yuan. Our ability to safeguard and enhance the reputation of our brands is crucial to our continued success. However, customer confidence in us may decline due to negative publicity, even if proven to be inaccurate at a later stage, regarding food safety issues, quality of service, public health concerns or government or industry findings concerning our restaurant outlets or the restaurant industry as a whole.

Our reputation may be further damaged by complaints lodged by customers. We are committed to addressing the customer complaints towards the satisfaction of the affected customers and would try to reduce such incidents to the largest extent possible by implementing various remedial measures and improving our operation protocols. To the best of our knowledge, we are not aware of any customer complaints seeking material compensation that could have a material adverse effect on our business and results of operations during the years ended December 31, 2023, 2024 and 2025.   Nevertheless, if there are a significant number of complaints or claims against us, even if meritless or unsuccessful, they could force us to divert management and other resources from our business concerns and result in negative publicity. Customers may lose confidence in our brands, which may lead to decline in number of customer visits and business of our restaurant outlets.

Meanwhile, as we continue to open more company-owned restaurant outlets as well as to cooperate with more licensees to open up more franchised restaurant outlets under our brands, and also extend our geographic reach while doing so, maintaining quality and consistency in our food and services may become increasingly difficult and there is no assurance that customer confidence in our brands will not diminish. If customers perceive or experience a deterioration in our food quality, service, or ambiance, or believe in any way that we fail to deliver a consistently positive dining experience, the value of our brands could suffer, which could have an adverse effect on our business, results of operations and financial condition.

Our financial condition and business operations may be materially and adversely affected if we are unable to retain existing customers or attract new ones by delivering high-quality dining experience.

Guest satisfaction level is an important factor in the success of restaurants in the catering services industry. As we continue to grow in size, expand our geographic outreach and diversify our food offerings, maintaining food and services quality and consistency may become increasingly difficult and we cannot assure you that customer confidence in our brand will not diminish. The quality of our dining experience may be adversely impacted by the following factors, including, among others:

●	long waiting time;

●	decline in the quality of current food offerings;

●	failure to provide services to the satisfaction of our guests;

●	inability to introduce new menu items that gain popularity among guests;

●	inability to meet the needs of our guests and adapt to changes in consumer tastes and preferences in each of the countries/regions that we operate in;

●	any significant liability claims or food contamination complaints from our guests;

●	inability to offer quality food at affordable prices; and

●	decrease in the attractiveness or quality of design of our restaurants.

If our consumers experience or believe to have encountered one or more of the above, they may conclude that we are failing to deliver an enjoyable dining experience that meet their expectations, our reputation could hence be adversely affected. The number of customers visiting our restaurant outlet may decrease and we may also be unable to attract new customers, both of which could have a material and adverse impact on our business.

Our continued success depends on our ability to react to evolving customer preferences.

We have been striving to keep abreast to the ever-changing customer preferences in order to remain competitive in the market. We are committed to regularly updating our menu and introducing innovative dishes from time to time to adapt to dining trends in different geographical locations, shifts in consumer tastes and nutritional trends. In the past, we have launched a number of new soup base flavors of our chicken hotpot and fish head charcoal pot with a view to cater to our customers’ changing tastes and bring about new experiences, which are all well-received. Nevertheless, we cannot guarantee that our restaurant outlets’ existing and new menu items will be commended by our target customers in the future. We cannot assure you that hotpot is always preferred by guests among all cuisine styles as well. In addition, consumer tastes and preferences are constantly changing and if we fail to anticipate, identify and interpret the latest food trends, or are unable to respond to such changes in a timely manner or at all, or if our competitors are able to address these concerns more effectively, we may face a decrease in guest visits and our business or lose one of our competitive edges to our competitors in developing and introducing dishes, thus our financial condition and results of operations may be materially and adversely affected.

We may not be successful in expanding our network of restaurant outlets.

To further increase our market share, we plan to expand our geographic coverage and deepen our market penetration by opening more restaurant outlets in both our existing markets and new markets by opening up more company-owned restaurant outlets and cooperating with more licensees to open up more franchised restaurant outlets under our brands. However, we may face various challenges in achieving our planned expansion of our network of restaurant outlets. The number and timing of the restaurant outlets opened during any given period are subject to a number of risks and uncertainties, including but not limited to our ability to:

●	identify, or assist our licensees to identify suitable locations for opening new restaurant outlets and secure leases on commercially reasonable terms;

●	effectively manage our supply chain and ensuring our suppliers continue to meet our quality and other standards and satisfy our current and future operations’ needs for all franchised restaurant outlets throughout our network;

●	hire qualified employees and provide adequate training;

●	engage and retain qualified new licensees;

●	control operational costs; and

●	obtain or assist our licensees to obtain, the required licenses, permits and approvals;

There is no assurance that we will be able to open new restaurant outlets. Any factors listed above, either individually or in aggregate, may delay or fail our plan to increase the number of our company-owned restaurant outlets or franchised restaurant outlets in desirable locations at manageable cost levels. In addition, our licensees, as the case may be, may not be able to successfully operate the existing restaurant outlets and may choose to close certain restaurant outlets from time to time, reducing the royalties payable to us, which would adversely affect our business, financial condition or results of operations.

The costs incurred in the opening of new restaurant outlets and the expansion plans may place substantial stress on our managerial, operational and financial resources. There is no assurance that our managerial, operational and financial resources will be adequate to support the pace of our expansion. If it is determine that such resources are insufficient, our expansion plans may be slowed down or halted.

Even if new restaurants are opened, they may be less profitable than our existing restaurants if they turn out to be popular in the communities they are located in or fail to compete against other established brands, or there is any decrease in average sales or average spending per customer and/or any increase in construction, occupancy or operating costs due to any reason. If any new restaurant outlet experiences prolonged delay in breaking even or achieving our desired level of profitability or operates at a loss, our operational and financial resources could be strained and our overall profitability could be adversely affected.

We may need to obtain financing for our expansion. If we fail to obtain sufficient funding, our growth may be adversely affected.

We primarily fund our operations, expansion and capital expenditures with cash generated from our operations, banking facilities and, in the future, net proceeds we received from this offering. As our business scale grows, we may in the future require additional cash resources to finance our continued growth or other developments. The amount and timing of such additional financing needs will vary depending on the timing of our new restaurant openings, investments in new restaurants and the amount of cash flow from our operations. Our ability to obtain the necessary capital on acceptable terms is subject to a variety of uncertainties, some of which are beyond our control, including macroeconomic climate and capital market conditions, the performance of the catering services industry in general, credit availability from banks or other lenders, investors’ confidence in us, and our operating and financial performance in particular. There is no assurance that we will be able to obtain any future financing in amounts or on terms acceptable to us. The unavailability of financing on terms acceptable to us or at all could materially adversely affect our business, results of operations and implementation of our growth prospects.

Our historical financial and operating results may not be indicative of future performance, and we may not be able to achieve and sustain the historical level of our profitability.

For the years ended December 31, 2023, 2024 and 2025, we recorded a net income of $368,614, a net income of US$913,401 and a net loss of US$2,731,520, respectively. However, our historical financial and operating results may not be indicative of our future performance. Our future profitability will depend on a variety of factors, including the performances of our new and existing restaurant outlets, competitive landscape, prices of supplies, customer preferences and macroeconomic and regulatory environment. In particular, as we open or license new restaurant outlets, our historical financial and operating results for the existing restaurant outlets may not be indicative of that of our new restaurant outlets. You should not rely on our historical results to predict the future performance of our Class A Ordinary Shares.

Any shortage or interruption in supply could have a material adverse effect on our business, financial condition and results of operations.

Our business is underpinned by a stable supply of fresh food ingredients, especially Chinese garden chicken and grouper fish, which are key ingredients of our signature dishes. Any significant interruption in the supply of raw food materials could have a material adverse effect on our business and profitability. However, we cannot ensure that all of our suppliers will continue to provide us with food ingredients and other raw materials that satisfy our selection criteria and quality requirements in a timely manner at all times since the supply of food ingredients are subject to a variety of factors, some of which are beyond our control. These factors include fluctuations in aggregate supply and demand and external conditions, such as seasonal shifts, climate, natural disasters, diseases, suppliers’ ceasing operations, delays in logistics and transportation, labor strikes or changes in laws and regulations. In addition, our arrangements with suppliers and service providers generally do not prohibit them from working with our competitors, and these parties may be more incentivized to prioritize the orders of our competitors in case of a short supply. If we were to change suppliers, there is no assurance that we will be able to find suitable replacements in time, or at all, or that our contractual terms with any new supplier or service provider will be as favorable as our exiting arrangements. If any of the above risks relating to disruption of supply materializes, we may be forced to remove certain menu offerings from our restaurants or even suspend operation in certain restaurant outlets before the resumption of supply, which in turn could materially affect our business, financial condition and results of operations.

Our profit margins and operating results are susceptible to fluctuations in the costs of raw materials used in our restaurants.

We are committed to offer delicious food to customers at an affordable price. However, any rise in our costs, particularly a rise in the cost of the ingredients we use, may lead to declines in our profit margins and increase in our operating costs. Our suppliers may be affected by costs of production and transportation, rising labor costs and other expenses and they may pass that onto us from time to time. If we are unable to manage such increase in costs or to locate alternative suppliers on commercially viable terms within a short period of time, our profit margin could be adversely affected. There is no assurance that we can continuously purchase food ingredients from our suppliers at commercially agreeable prices without any interruption.

We may not be able to adequately manage our inventory.

Due to the nature of our business, we routinely handle a large amount raw food material that have limited shelf lives such as poultry, fish, vegetables and other food ingredients. The shorter the shelf life and the longer we possess such inventories, the higher our risk of inventory obsolescence is. We operate an inventory management system in our central kitchen, our warehouse in Kuala Lumpur, Malaysia and each of our restaurant outlets, recording the expiry date of each batch of raw materials. However, real-time consumption level of our food ingredients is subject to various factors beyond our control, including spontaneous fluctuation of customer flow and diners’ preferences. Our inventory levels may not be able to meet the demands of every guest, which may have an adverse impact on our sales revenue. We also cannot guarantee that all of our food inventory can be consumed within its shelf life. In order to maintain our high food quality standard, any food material reaching the expiry date will be disposed of in time with zero tolerance, which may increase our operation costs which could hinder our level of profitability.

We rely on our central kitchen to procure, prepare, supply and store certain food ingredients to be used in our restaurants and a significant disruption in the operations of our central kitchen could negatively impact our business.

We operate a central kitchen to serve as (i) the centralized processing facility for certain ingredients (including pre-made soup bases, sauces and pre-cut vegetables; (ii) the central storage of processed ingredients such as frozen chicken and seafood, dried spices and (iii) our procurement center in managing supplies and ingredients purchased in bulk.

Our central kitchen is an essential part of our daily operations because it has an industrial grade kitchen equipped with a number of kitchen appliances to cook pre-made soup bases and process ingredients to be delivered to each of our restaurant outlets. Any interruption of electricity and water supplies at our central kitchen, or delays in logistics may result in failure to store, process or deliver food ingredients to our restaurant outlets in a timely manner.

Additionally, limited use or a break in operations of our central kitchen due to any reason may force our food processing procedures to be relocated to smaller commercial kitchens or at each of our restaurant outlets, which, in turn, could result in an increase the workload of our restaurant staff. It may also cause our restaurant outlets to suspend the provision of certain items from the menu, whether temporarily or for a longer period which could, in turn, affect our customer satisfaction level and result in an adverse impact on our financial performance and result of operations.

We will continue to incur costs on marketing campaigns, but there is no guarantee that such marketing efforts will be effective.

We regularly incur costs in our marketing efforts to attract and retain customers. Our marketing activities include launching of promotion campaigns during holidays, engagement of celebrities as our ambassadors and posting of advertisements both online and offline. However, some of our marketing activities may not be successful, resulting in expenses incurred without the benefit of higher revenue. Additionally, our competitors may have greater financial resources, which allow them to spend more on marketing and advertising than we are currently able to. Should our competitors increase spending on marketing and advertising, or our marketing budget is decreased for any reason, or should our promotional efforts be less effective than those of our competitors, there could be a material adverse effect on our results of operations and financial condition.

Food safety concerns and concerns about the health risk of our food offerings may have an adverse effect on our business.

As a restaurant operator, the quality and safety of the food we serve in our restaurant outlet is our priority and we face risks in relation to instance of food safety incidents. Maintaining consistent food quality depends significantly on the effectiveness of our quality control protocols that we currently have in place, which in turn depends on a number of factors, including but not limited to the design of such protocols in our central kitchen and restaurant outlets, the effectiveness of employee trainings to ensure our employees adhere to our quality control protocols and the ability to identify and prevent any potential violation of such protocols. There can be no assurance that our quality control protocols will always prove to be effective and can identify all the potential risks and issues in relation to food safety arising from our restaurant operations. While we have been maintaining vigilance in ensuring the quality of food products provided by our suppliers, there can be no assurance that our suppliers may always be able to adopt appropriate quality controls and meet our stringent quality control requirements. We cannot guarantee that we can successfully prevent all failures in our or our suppliers’ quality control system. Any significant failure or deterioration of such may result in food safety incidents, which could lead to related liability claims, complaints and negative publicity, reduced customer traffic at our restaurants, imposition of penalties on us by relevant authorities and compensation ordered by courts and revocation or suspension of our food and beverage licenses. All of these consequences, if materialized, may have an adverse effect on our reputation, financial condition and results of operations.

Our business may also be affected by media reports in connection with health concerns of certain food products. Our food offerings and soup bases contain fats, salts, pre-made sauces and other compounds, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of fats, salts and other condiments may lead to a variety of adverse health effects. An unfavorable report on the health effects of such substances presents in our products, or negative publicity or litigation arising from other health risks such as obesity, could significantly reduce the demand for our food products. A decrease in customer traffic as a result of these health concerns or negative publicity could materially and adversely affect our brand image and our results of operations.

The specialty hotpot restaurant market in Malaysia is highly competitive and any failure to successfully compete with other restaurants may adversely affect our business.

The catering services market in Malaysia is fragmented and characterized by increased competition, as numerous establishments strive to capture the attention of the same customer base. Key competitive factors include types of cuisine, quality of food and services, price, restaurant locations and overall dining experience. Many of our competitors are chain restaurant operators who possess an abundance of financial and operational resources, enjoy economies of scale and have established prominent market position and brand recognition, with which they can significantly boost their competitive advantage. Any failure to compete favorably against them on those fronts would have an adverse impact on our business, operational results and financial position.

In addition, with the plethora of dining options available to customers for specialty hotpot, including a greater variety of broths, sauces and dishes, gaining an edge in the industry has become more difficult. We may need to modify or include new items in our menu to enrich our offerings from time to time. However, there is no guarantee that such attempts will be successful or will not reduce our profitability.

Our business may be affected by a lack of new suitable locations on commercially viable terms, or any increase in rental costs of the existing tenancy agreements of our leased properties, a failure to renew the same, or our current restaurant locations may become unattractive.

We operate all of our restaurant outlets on leased properties and we may be vulnerable to fluctuations in rental costs. We may be unable to accurately predict rental rates when we renew our existing tenancy agreements and substantial increase in rentals will adversely affect our profitability and financial position. There is also no guarantee that we can negotiate the terms of renewal with the landlords before the expiry of our existing tenancy agreements.

The success of any restaurant depends on its location selection and we maintain a set of selection criteria at high standards. In particular, our restaurant outlets will aim to be located in areas with high pedestrian traffic and can be easily accessed by customers by a wide range of modes of transportation. The floor area of each of our restaurants must be large enough to accommodate customers’ needs. In view of our stringent criteria in selecting restaurant locations, commercially viable choices in Malaysia or other jurisdictions that we may have operations in the future may be limited.

In addition, the demographics or economic conditions of the communities where our restaurant outlets are currently operating in could change in the future, potentially resulting in reduced sales in these locations. If we cannot relocate or secure new premises at desirable locations at prices within our budget, our ability to implement our growth strategy will be strained.

Our results of operations may fluctuate due to seasonality.

We experience certain levels of seasonal fluctuations. For instance, we normally record higher customer traffic and revenues during Chinese New Year and other public holidays due to customs of the Chinese community of family gathering. As we expand our network of restaurant outlets to various other regions, our financial condition and results of operations may fluctuate due to seasonality in accordance with local cultures and practice and our historical results may not be indicative for further performance.

As we expand our geographic reach in the future, our multi-jurisdictional operations may lead to increasing risks and uncertainties and our management system may not be effective to address such risks and uncertainties.

Our restaurant outlets, including both company-owned and franchised outlets, are current located in four different jurisdictions. We also plan to further extend our company-owned and franchised restaurant network to additional jurisdictions. However, operation in those jurisdictions and expanding to new regions may expose us to various risks, which may include, among others:

●	failure to anticipate changes to the competitive landscape in the new market due to lack of familiarity with the local business environment;

●	different consumer preferences and discretionary spending patterns;

●	difficulty in finding reliable suppliers of food ingredients meeting our quality standards at acceptable prices and quantities;

●	the infringement of our intellectual property rights in foreign jurisdictions;

●	economic, financial and market instability and credit risks;

●	material tariffs imposed on our food ingredients imported from other countries;

●	difficulties and costs associated with complying with, and enforcing remedies under, a wide variety of complex local and international laws, treaties and regulations;

●	difficulties with localized management and training of licensees or employees of licensees;

●	exposure to litigation or third-party claims in different jurisdictions;

●	foreign currency exchange controls and fluctuations;

●	uncertainties in the interpretation and application of tax laws and regulations, more onerous tax obligations and unfavorable tax conditions; and

●	cultural differences and language difficulties.

As a result of the above factors, our ability to operation in jurisdictions other than Malaysia may be restricted, or our restaurants in those jurisdictions may take longer than expected to be established and reach, or may never reach, expected sales and profit levels, thereby affecting our overall profitability. Our brand image and reputation may also be adversely and materially affected as a result.

We may not be able to collect all of our accounts receivable and thus are exposed to credit risk.

Our accounts receivable are primarily receivables from local distributors to whom we sell food ingredients and condiments, credit card networks, food delivery platforms and payment platforms and others. At the end of each year or period, we assess whether the credit risk of a financial instrument has increased significantly since its initial recognition. When making the assessment, we compare the risk of a default occurring on the financial instrument as of the reporting date with the risk of a default occurring on the financial instrument as of the date of initial recognition and consider reasonable and supportive forward-looking information. Accounts receivable that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the provision for credit losses. As of December 31, 2024 and 2025, the provision of allowance for expected credit losses of our accounts receivable was US$138,326 and US$308,639, respectively.  We believe that this amount would not materially affect our operations and from past experience, credit risk from credit card networks, food delivery platforms and payment platforms are relatively low. However, we cannot assure you that we will be able to collect our accounts receivable in full, or at all, in the future, despite our efforts to conduct credit assessment on them.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could adversely affect our business and results of operations.

We have entered into a number of transactions with related parties, including with entities controlled by Mr. Goh Kok E, our chief operating officer and a director of our Company, and entities controlled by Mr. Goh Kok E, our chairman of board of directors and co-chief executive officer and Mr. Goh Kok Foong, our founder who is also his brother. These transactions are mainly consisted of sales of food ingredients and condiments to and franchise income from related parties who are our licensees. See “Related Party Transaction — Other Related Party Transactions” for details. For the years ended December 31, 2023, 2024 and 2025, our revenues generated from entities controlled by Mr. Goh Kok E were US$909,739, US$879,196 and US$659,035, which consisted of 9.3%, 9.9% and 6.9% of our total revenues for each of the three years, respectively. For the years ended December 31, 2023, 2024 and 2025, our revenues generated from entities controlled by Mr. Goh Kok E and Mr. Goh Kok Foong were US$11,727, US$66,522 and nil, which consisted of 0.1%, 0.7% and 0% of our total revenues for each of the three years, respectively. Mr. Goh Kok E, our chief operating officer and a director, purchased 5,220,000 of our Class A Ordinary Shares in the private placement completed on July 24, 2026 at a price of $0.276 per share. Ms. Hsu Hui Chen, our director and co-chief executive officer, purchased 820,000 of our Class A Ordinary Shares in the same private placement at the same price of $0.276 per share. We may in the future enter into additional transactions with entities controlled by Mr. Goh Kok E and/or Mr. Goh Kok Foong and/or Ms. Hsu Hui Chen. Transactions with these related parties may present potential conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of us and our minority shareholders with respect to the negotiation of, and certain other matters related to, our business transactions with such entities.

We rely on the laws of Cayman Islands, which provide that directors owe fiduciary duties to the company, including a duty to act bona fide in the best interests of the company, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have adverse effect on our business and results of operations, attract scrutiny from regulators and result in government enforcement actions or other litigations.

Any failure of our information technology system could interrupt our operations and adversely affect our business.

We have installed a computerized Point of Sale (“POS”) system at each of our restaurant outlets for settling digital payments, recording invoices, sales revenues and operating expenditure incurred. We rely on the POS system and network infrastructure to monitor the daily operations of our restaurant outlets and to collect accurate up-to-date financial and operating data for business analysis. Any damage or failure of our computer system or network infrastructure could limit our ability to collect important sales data, which is highly likely to have an adverse effect on our business and results of operations.

The payment methods that we accept subject us to third-party payment-related risks.

We have set up third-party payment with credit card service providers and various payment platforms, such as Visa, Mastercard, American Express, Touch ‘n Go eWallet and DuitNow, to facilitate digital payments widely used by our customers. Therefore, the ability to accept payments through these channels are important for our day-to-day operation. If we fail to extend or renew the agreements with these third-party payment providers on acceptable terms or if they are unwilling or unable to provide us with payment service, or if they increase the fees they charge for these services, our business and results of operations could be harmed. Moreover, to the extent we rely on the settlement of payment through these third-party payment processors, any defects, failures and interruptions in their systems could disrupt our business.

We may be unable to detect, deter and prevent all instances of fraud or other misconduct committed by our employees, suppliers or other third parties.

We may be exposed to fraud, bribery or other misconduct committed by our employees, suppliers or third parties that could subject us to financial losses and sanctions imposed by governmental authorities, which may adversely affect our reputation. In particular, being in the restaurant business, we usually receive and handle relatively large amounts of cash in our daily operations. We implement internal procedures and policies to monitor our operations and ensure overall compliance, specifically in relation to employee conduct and cash management. As of the date of this prospectus, we are not aware of any instances of fraud, bribery, and other misconduct involving employees, suppliers and other third parties that had any material and adverse impact on our business and results of operations. However, we cannot assure you that there will not be any such instances in the future. Although we consider our internal control policies and procedures to be adequate, we may be unable to prevent, detect or deter all such instances of misconduct. Any such misconduct committed against our interests, which may include past acts that have gone undetected or future acts, may have a material and adverse effect on our business and results of operations.

We may be involved in claims or proceedings in connection with certain proprietary know-how or intellectual property, including our recipes, which, in turn, could harm the value of our brand and adversely affect our business.

Our proprietary know-how, recipes, trade secrets and other intellectual property, including our brand names and logos are important to our business. We include confidentiality and non-disclosure provisions in letter of employment issued to key management and operating personnel and licensing agreements to our licensees who may have access to our proprietary know-how, recipes and trade secrets. We also take other precautionary measures to protect our intellectual properties. However, we cannot assure you that these measures are adequate and effective in preventing others from independently developing or otherwise obtaining access to our proprietary know-how, recipes and trade secrets. In particular, our signature dish, Special Taste Chicken Claypot, is well known to our customers and is essential to our success and competitiveness in the catering services industry. However, we do not have any intellectual property rights over this self-formulated dish, we may be unable to protect the recipe of our signature dish. Hence, if our recipe for our Special Taste Chicken Claypot is advertently leaked or misappropriated by our competitors, we may not be able to request desistance from such behavior by bringing legal proceedings. The uniqueness and the appeal of dishes in our restaurants may be reduced as a result, and our business and results of operations could be adversely affected.

We are also susceptible to brand infringement such as counterfeiting and other unauthorized uses of our intellectual property rights. Unauthorized use of our trademarks and trade names by unrelated third parties or the presence of imitators who operate restaurants with misleadingly similar names with our restaurants but offering inferior food and services may tarnish our brand image and damage our reputation. However, it is not possible to detect all instances of brand infringement in a timely manner. Additionally, if instances of brand infringement are detected, we may, from time to time, be required to institute litigation, arbitration or other proceedings to enforce our intellectual property rights, which could be time-consuming and expensive to resolve and would divert our management’s time and attention regardless of its outcome, materially and adversely affecting our business, financial conditions and results of operations. We also cannot guarantee the outcome of such proceedings as there may be legal or factual circumstances which give rise to uncertainty as to the validity, scope and enforceability of our intellectual property rights in the brand assets. Even if these proceedings are resolved in our favor, we may not be able to successfully enforce the judgment and remedies awarded by the relevant authority and the remedies may not be adequate to compensate us for our actual or anticipated losses, whether tangible or intangible.

On the other hand, we may face claims of infringement of intellectual rights against us. While we spend effort to avoid infringement of intellectual property during the ordinary course of our business, there may be existing intellectual property that we are unaware of, which we might inadvertently infringe. If we become subject to a claim of infringement, regardless of the merit of the claim or its defenses, the claim could require costly litigation to resolve and the payment of substantial royalty or license fees, lost profits or other damages, divert significant time and attention of the management, require us to discontinue materials with intellectual property rights in our operations, cause us to enter into unfavorable royalty or license agreements, and/or require us to spend additional resources to develop an alternative on our own. Any one or more of the above could harm our business, results of operations and financial condition.

Engagement with our key personnel is pivotal to our future success, and our business could be adversely affected if we lose their services or they are unable to successfully manage our growing operations.

The continuing service and performance of our key management personnel of our Company is crucially important to our operation. We need to be able to attract, retain and motivate sufficient number of highly experienced management and operating personnel, including our directors, head chef and restaurant managers, to maintain the quality of offering at our restaurant outlets and materialize our expansion plan. If any member of our key management personnel is unable to perform his or her duties or effectively manage our business, we may be unable to expand at the pace or in the manner that we expected. Qualified management team and operating personnel in the restaurant industry in Malaysia are highly sought after. We may not be able to retain our existing key management and operating personnel or attract such talents in the future.

If any of our key personnel is unable or unwilling to continue his or her service with the Company, we may not be able to find a replacement in time or at all, and our business could be disrupted and our results of operations could be adversely affected. In addition, if any member of our key personnel joins a competitor or sets up a competing business, we may lose business secrets and knowhow as a result.

We cannot guarantee that we will not be involved in claims, disputes and legal proceedings in our ordinary course of business.

From time to time, we may be involved in claims, disputes and legal proceedings in our ordinary course of business. These may concern issues relating to, among others, food safety and quality incidents, breach of contract, labor disputes from our employees and former employees and infringement of intellectual property rights. As of the date of this prospectus, we are not involved in any litigations or legal proceedings that may materially affect our business and results of operations. Furthermore, claims, disputes or legal proceedings against us may be caused by defective supplies sold to us by our suppliers, who may not be able to indemnify us in full and in a timely manner, or at all, for any costs that we incur as a result of such claims, disputes and legal proceedings. Any claims, disputes or legal proceedings initiated by us or brought against us, with or without merit, may result in substantial costs and diversion of resources, and if we are unsuccessful, could materially harm our reputation and results of operations.

Our insurance coverage may be insufficient to protect us against potential liabilities arising in the course of operations.

We maintain various insurance policies, such as employees’ compensation insurance, fire insurance and public liability insurance. However, our insurance coverage is still limited in terms of amount, scope and benefit. Consequently, we are exposed to risks including, but not limited to, accidents or injuries in our restaurants, food factory and office that are beyond the scope of our insurance coverage, or other accidents for which we do not currently maintain insurance, loss of key management and personnel, business interruptions, natural disasters, terrorist attacks and social instability or any other events beyond our control. Any business disruption, litigation or legal proceedings or natural disaster, such as epidemics, pandemics or earthquakes, or other events beyond our control could result in substantial costs and the diversion of our resources. Our business, financial condition and results of operations may be materially and adversely affected as a result.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations

Because we conduct a significant and growing portion of our business in currencies other than the US dollars but report our consolidated financial results in US dollars, we face exposure to fluctuations in currency exchange rates. As exchange rates vary, revenue, cost of raw materials, depreciation and amortization, operating expenses, other income and expenses, and assets and liabilities, when translated, may also vary materially and thus affect our overall financial results. We have not entered into any hedging transactions to reduce our exposure to foreign exchange risk. Currently, these risks are not material to our financial condition or results of operations. As we expand internationally, our exposure to foreign currency translation and transaction risks may become more significant.

Rising interest rates could negatively impact our performance and restaurant expansion plans.

We are exposed the risk of increased interest rates on our bank overdrafts, long-term bank loans and lease liabilities. We are also exposed to cash flow interest risk in relation to variable-rate bank balances, and variable-rate bank borrowings which carry prevailing market interests. We attempt to minimize this risk and lower our overall borrowing costs through maintaining a balanced portfolio of fixed rate and floating rate bank borrowings and bank balances.

This risk has not had a material impact on our overall borrowing cost or our financial performance. However, in the event that we fail to control this risk in the future, rising interest rates could significantly increase our cost of borrowing or could make it difficult for us to obtain financing in the future. An increased cost of borrowing would make it more expensive for us to acquire or lease properties to convert into a company-owned restaurant, which may negatively affect our performance. If we are unable to obtain financing in the future, our growth could be limited, which could negatively impact our expansion plans.

Risks Related to the Jurisdictions Where We Operate

Any adverse changes in the political, economic, legal, regulatory taxation or social conditions in the jurisdictions that we operate in or intend to expand our business may have a material adverse effect on our operations, financial performance and future growth.

Our business, prospects, financial condition and results of operations are dependent on and may be adversely affected by political, economic, social and legal developments that are beyond our control in Malaysia or other jurisdictions in which we operate or intend to expand our business into. Such political and economic uncertainties may include risks of war, terrorism, nationalism, expropriation or nullification of contracts, changes in interest rates, economic growth, national fiscal and monetary policies, inflation, deflation, methods of taxation and tax policy. Negative developments in the socio-political climate of these jurisdictions may also adversely affect our business, prospects, financial condition and results of operations. These developments may include, but are not limited to, changes in political leadership, nationalization, price and capital controls, sudden restrictive changes to government policies, introduction of new taxes on goods and services and introduction of new laws, as well as demonstrations, riots, coups and war. These may result in the nullification of contracts and/or prohibit us from continuing our business operations.

There can also be no assurance that we will be able to adapt to the local conditions, regulations and business practices and customs of the jurisdictions in which we expand into. Any changes implemented by the government of these regions resulting in, amongst others, currency and interest rate fluctuations, capital restrictions and changes in duties and taxes detrimental to our business could materially and adversely affect our business, prospects, financial condition and results of operations.

Our business is heavily dependent on the macroeconomic conditions of Malaysia, the overall economic growth of which could adversely affect our business.

The catering services industry in Malaysia is affected by macro-economic factors, including changes in international, national, regional and local economic conditions, employment levels, visitor arrivals and spending power of our target customers. Any global financial crisis, global or regional political and economic instability, wars, terrorism, civil unrest, deterioration of the economy in Malaysia, decrease in disposable income of consumers, fear of a recession and decrease in consumer confidence may lead to a reduction in the number of customer visits and average spending per customer at our restaurant outlets. In addition, if inflation were to significantly increase our business costs, our financial condition and results of operations may be adversely affected.

These macroeconomic factors could also affect the ability of our current or potential suppliers to produce or supply materials or services relevant to our business. Our licensees may also have a reduced ability to fulfill their obligations under their contractual arrangement to us, or even remain in business. If they are unable to perform their contracts with us, we may experience significant disruption in business, which reduces our revenues and profitability.

Rising employment costs in Malaysia could further affect our financial position.

Salary levels of employees in the catering services industry in Malaysia have been on the rise in recent years. During the two years ended December 31, 2023, 2024 and 2025, our staff costs amounted to approximately US$2.4 million, US$2.0 million and US$2.3 million, respectively, representing approximately 32%, 30% and 30% of our total cost of revenues, respectively.   In addition, on February 1, 2025, the new minimum wage in Malaysia has increased from MYR1,500 to MYR1,700, which applies to employers with five or more employees and those involved in professional activities as defined by the Malaysia Standard Classification of Occupations 2020 (“MASCO”), regardless of the number of employees. Starting from August 1, 2025, such minimum wage will extend to all employers, regardless of the number of employees they have. This rise in salary level, our staff costs would likely increase as a result. As wages increase, competition for qualified employees also increases, which may indirectly result in further increase in our staff costs, which in turn would materially affect our business and results of operations adversely.

Unforeseeable events such as natural disasters, inclement weather, acts of war, terrorist attacks, political unrest, health epidemics and other uncontrollable events could significantly disrupt our business operations.

Our operations are susceptible to interruption by fires, floods, typhoons, hardware and software failures, computer viruses, power failures and shortages, health epidemics, terrorist attacks and other events beyond our control.

Our business activities are principally carried out in Malaysia, and we intend to expand our operations across new markets in Southeast Asia, Hong Kong, Taiwan and the U.S. Our geographic presence in Southeast Asia may make us vulnerable in the event of increased tension or hostilities in certain countries. There is also a possibility of natural disasters such as floods, fires, extreme weather conditions and earthquakes happening, leading to evacuations and other prolonged disruptions to our operations. However, prompt delivery of our food ingredients and other supplies to our restaurant outlets is essentially to our business. If such events beyond our control happen, it could lead to delays or loss of deliveries of food supplies, especially for perishable food materials, such as fresh or frozen ingredients. This may lead to in an increase in our operating costs, a loss of revenue or claims by customers concerning the quality food and services we provide, hence damaging our business and reputation. Other events such as public demonstrations, traffic accidents, power outages, unexpected software or hardware malfunction or our information technology systems, travel restrictions, labor strikes or terrorist attacks that are beyond our control may also prevent us from providing quality food and services to our customers, thereby adversely affecting our business and results of operations and damaging our reputation.

We also face risks related to health epidemics, such as COVID-19, avian flu or various types of influenza. Most recently, during the outbreak COVID-19, the government of Malaysia had imposed disease control and social distancing measures that significantly restricted the operations of catering businesses, such as quarantines, travel restrictions, limitation of the number of seats per table, a minimum distance between tables and virus-testing and disinfection requirements if any customer or employee is infected. These measures have caused material decline in number of customer visits, reduction in our staffing level and disruptions to our operations. If there is a recurrence of COVID-19 or an outbreak of any other epidemics or pandemics, in the areas where we have restaurant outlets and similar policies were to be imposed again, they may cause material adverse impact on our business and results of operations.

We may become subject to comply with increasingly stringent laws, regulations, standards and policies, and any actual or perceived failure to comply could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

The laws, regulations, standards and policies in Malaysia or other jurisdictions that we may in the future operate in are continuously evolving. The costs of compliance, including remediation of any discovered issues and any changes to our operations regulated by new or amended laws, may be significant, and any failures to comply could result in additional expenses, delays or fines. As we expand our business into the new markets, we are in the process of reviewing the applicable laws and regulations in each jurisdiction, including required approvals, licenses and permits. Such laws, regulations, standards and policies continue to change, which increases the likelihood of a patchwork of complex or conflicting regulations, or which could increase our compliance costs or otherwise affect our business.

We may fail to be in compliance with regulatory requirements or obtain related licenses required by relevant authorities that have jurisdiction over us in the catering services industry.

In accordance with the relevant laws and regulations in jurisdictions in which we currently operate or may operate in the future, we are required to maintain various approvals, licenses and permits to operate our restaurant business, for example, restaurant operation license, food processing permits, fire safety verification, land use authorizations and environmental protection assessment. These approvals, licenses, permits and authorizations are obtained upon satisfactory compliance with, amongst other things, the applicable food hygiene and safety, fire safety, land use and environmental protection laws and regulations. We have experienced instances of non-compliance, including operating business premises without valid business/premise licenses, failing to register certain food premises as required, not being able to verify the availability of valid Certificate of Fitness and/or Certificate of Completion and Compliance for some of our properties, and not obtaining certifications for employee accommodations provided. These lapses may expose us to regulatory actions, including fines, imprisonment of responsible personnel, or both, as stipulated under the respective legislation. In some cases, penalties may reach up to MYR250,000 or imprisonment for up to 10 years. We have taken measures and plan to continue to take measures to remedy such incompliance and we believe the risk of enforcement is low. However, as the laws, regulations, standards and policies in the jurisdictions in which we operate or may in the future operate are continuously evolving and we may not be familiar with the legal framework of the markets which we expand into, we cannot assure you similar situations will not arise in the future.

Going forward, if we fail to obtain all of the necessary licenses, permits and approvals, we may be subject to fines or the suspension of operations of the restaurants, which could materially and adversely affect our business and results of operations. We may also experience adverse publicity arising from such non-compliance with government regulations that negatively impacts our brand. We may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new restaurants. If we fail to obtain the material licenses, our restaurant opening, and expansion plan may be delayed. In addition, there can be no assurance that we will be able to obtain, renew and/or convert all of the approvals, licenses and permits required for our existing business operations upon expiration in a timely manner or at all. If we cannot obtain and/or maintain all licenses required by us, our ongoing business could be interrupted, and we may also be subject to fines and penalties. In such event, our business, reputation and prospects will be materially and adversely affected.

Failure to comply with data privacy, data protection and cybersecurity laws and regulations could have a material adverse impact on our reputation, results of operations or financial condition, or have other consequences.

We receive and maintain certain personal information about our customers when accepting online reservations or operating our membership program. Any collection, storage, hosting, transfer, processing, disclosure, use, security and retention and destruction of personal information required to provide our services in Malaysia is governed by Personal Data Protection Act 2010 (“PDPA 2010”) and may be subject to other laws and regulations relating to data privacy, data protection and cybersecurity. If our network security is compromised and such information is stolen or obtained by unauthorized persons or used inappropriately, we may be held responsible for the leakage. Non-compliance with the PDPA 2010 could subject us to investigation, enforcement actions and penalties, which may even involve imprisonment. This could adversely impact our business, results of operations and financial condition. In addition, if there are more stringent data privacy, data protection and cybersecurity laws, rules or regulations that become applicable to us in the future, we may be required to incur increased costs or efforts in complying with such requirements and any breaches could result in more rigorous enforcement actions or investigations in the future which could have a materially adverse impact on our operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and anti-corruption and anti-money laundering laws of Malaysia and various international jurisdictions in which we may in the future have business operations.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Although we believe that we have complied in all material respects with the provisions of the FCPA, our existing safeguards and any future improvements may prove to be less than effective, and the employees, licensees, or business partners of our Company may engage in conducts for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Doing business in Malaysia and, in the future, various international locations also requires us to comply with certain laws and regulations relating to anti-corruption and anti-money laundering in those jurisdictions. These laws and regulations apply to companies, individual directors, officers, employees, and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. For example, in Malaysia, we are subject to the Malaysian Anti-Corruption Commission Act 2009, which establishes an independent and specialized agency responsible for combating corruption and promoting transparency and upholding integrity in both the public and private sector by providing the legal framework for the prevention, investigation and prosecution of corruption in Malaysia, and the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001, which mandates the maintenance of records and documentation related to financial transactions and imposes reporting obligations on certain institutions to report any suspicious transactions as a counter-measure to prevent money laundering and terrorism financing. Any violation of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures. We may also be subject to laws and regulations of similar nature in other jurisdictions that we may in the future operate in.

We have adopted relevant policies and procedures designed to prevent any violations of these regulations. However, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage, and such a violation could adversely affect our reputation, business, financial condition and results of operations.

We may face exposure to foreign currency exchange rate fluctuations.

We have transacted in Malaysian Ringgit with the majority of our customers and suppliers, and we may transact in additional foreign currencies in the future. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our revenue and operating results. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and operating results. In addition, to the extent that fluctuations in currency exchange rates cause our operating results to differ from our expectations or the expectations of our investors, the trading price of our Class A Ordinary Shares could be lowered. We use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place and may introduce additional risks if we are unable to structure effective hedges with such instruments.

Lawsuits may be filed against us or arbitration proceedings may be commenced and an adverse ruling in any such lawsuit or arbitration may adversely affect our business or financial condition.

In the ordinary course of our business, we may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions, including arbitration proceedings, relating to personal injuries, workers’ compensation, employment discrimination, damages related to breaches of privacy or data security, and contract disputes. Such proceedings and actions may involve liquidated damages, consequential damages, punitive damages and civil penalties or other losses, or injunctive or declaratory relief. In addition, we may also be subject to class action lawsuits.

Due to the inherent uncertainties of litigation and other dispute resolution proceedings, the outcome of outstanding, pending or future actions or proceedings may be difficult to assess or quantify, cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such action or proceeding, they could be costly and time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition. The ultimate resolution of any litigation or proceeding through settlement, mediation, or a judgment could have a material impact on our reputation and adversely affect our financial performance and financial position.

Our inability or failure to protect our intellectual property rights or any third parties claiming that we have infringed on their intellectual property rights could negatively impact our brand or have a negative impact on our operating results.

Our trademarks, trade secrets, domain names and other intellectual property are valuable assets that are critical to our success. Effective trademark and other intellectual property protection may not be available in every country in which our products are manufactured or may be made available. The unauthorized reproduction or other misappropriation of our intellectual property could diminish the value of our brands or goodwill and cause a decline in our revenue. In addition, any infringement or other intellectual property claim made against us could be time-consuming to address, result in costly litigation, cause product delays, require us to enter into royalty or licensing agreements or result in our loss of ownership or use of the intellectual property.

Changes to tax laws and regulations could adversely affect our financial results or condition.

Our effective income tax rates could be unfavorably impacted by a number of factors, including changes in the valuation of deferred tax assets and liabilities; other changes in applicable tax laws, regulations, treaties, interpretations, and other guidance; changes in transfer pricing rules; and the outcome of income tax audits. Changes in applicable tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect, could affect our income tax expense and profitability.

We are subject to anti-bribery, anti-corruption, and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition.

The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control (“OFAC”). Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and/or other sanctions. A violation of these laws or regulations would negatively affect our business, financial condition and results of operations.

We have implemented policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants and agents with the FCPA, OFAC restrictions and other export control, anti-corruption, anti-money-laundering and anti-terrorism laws and regulations. We cannot assure you, however, that our policies and procedures are or will be sufficient or that directors, officers, employees, representatives, consultants and agents have not engaged and will not engage in conduct for which we may be held responsible, nor can we assure you that our business partners have not engaged and will not engage in conduct that could materially affect their ability to perform their contractual obligations to us or even result in our being held liable for such conduct. Violations of the FCPA, OFAC restrictions or other export control, anticorruption, anti-money laundering and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, could result in fines, criminal penalties, and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics that is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees, and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, earnings or financial condition.

We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations that are different from those applicable to U.S. domestic issuers listed on the Nasdaq Capital Market.

We are incorporated under the laws of the Cayman Islands and are considered a “foreign private issuer” under U.S. securities laws. Although we will be subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from the periodic disclosure required of U.S. domestic issuers. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States. We are also exempt from certain other sections of the Exchange Act that U.S. domestic issuers are otherwise subject to, including the requirement to provide our shareholders with information statements or proxy statements that comply with the Exchange Act. Moreover, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. These exemptions and leniencies may reduce the frequency and scope of information and protections to which you may otherwise have been eligible if you held ordinary shares or common stock of a domestic U.S. issuer. In addition, insiders and large shareholders of ours will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and will not be obligated to file the reports required by Section 16 of the Exchange Act.

We would lose our foreign private issuer status if a majority of our shares became held by U.S. persons and a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Our loss of foreign private issuer status would make compliance with Nasdaq corporate governance rules applicable to U.S. domestic listed companies mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer, and prepare our financial statements under U.S. Generally Accepted Accounting Principles. To the extent we had not already done so, we may also be required to modify certain of our policies to comply with accepted governance practices associated with U.S. domestic issuers and may lose our ability to rely upon exemptions from certain corporate governance requirements on the Nasdaq that are available to foreign private issuers.

As a foreign private issuer, we may follow certain home country corporate governance practices instead of otherwise applicable Nasdaq corporate governance requirements, and this may result in less investor protection than that accorded to investors under rules applicable to U.S. domestic issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq’s rules for domestic U.S. issuers, provided that we disclose which requirements we are not following and describe the equivalent home country requirement. Availing ourselves of any of the other corporate governance exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic issuer, may provide less protection to you than is accorded to investors under Nasdaq’s corporate governance rules. Therefore, any foreign private issuer exemptions we have availed ourselves of, or may avail ourselves of in the future, may reduce the scope of information and protection to you as an investor.

The forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts relating to the expected growth in the connected fitness and wellness market, including estimates based on our own internal survey data, may prove to be inaccurate. Even if the market experiences the growth we forecast, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and/or operating results.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Class A Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. We currently intend to take advantage of the reduced disclosure requirements regarding executive compensation. If we remain an “emerging growth company” after FY2025, we may take advantage of other exemptions, including the exemptions from the advisory vote requirements and executive compensation disclosures under the Dodd-Frank Wall Street Reform and Customer Protection Act, or the Dodd-Frank Act, and the exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We may remain an “emerging growth company” until the fiscal year-end following August 10, 2028, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if we become a large accelerated filer, (2) if our gross revenue exceeds US$1.235 billion in any fiscal year or (3) if we issue more than US$1.0 billion in non-convertible notes in any three year period. The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our Class A Ordinary Shares less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our Class A Ordinary Shares less attractive as a result, a less active trading market for our Ordinary Shares may develop or be sustained and our stock price may decline and/or become more volatile.

Risks Related to Our Class A Ordinary Shares and This Offering

Our audited consolidated financial statements disclose conditions that raise substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, investors could lose all or part of their investment in our Class A Ordinary Shares.

Our audited consolidated financial statements for the fiscal years ended December 31, 2023, 2024 and 2025 included elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. As disclosed in Note 3 to such consolidated financial statements, we incurred a net loss of approximately US$2.68 million for the year ended December 31, 2025, and we had net cash used in operating activities of approximately US$0.30 million and US$0.53 million for the years ended December 31, 2024 and 2025, respectively. As of December 31, 2025, we had a working capital of approximately US$5.09 million. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern depends on our ability to successfully execute our business plan — including enlarging our production to increase cash inflows from operating activities and improving operating efficiency and reducing costs — and to obtain additional financing through credit facilities and equity financings. There can be no assurance that such plans will be successfully implemented or that additional funding will be available on terms acceptable to us, or at all. The perception that we may be unable to continue as a going concern may make investors, lenders, suppliers and other counterparties unwilling to transact with us or to provide additional funding on commercially reasonable terms, which could further impair our liquidity. Any additional equity financing would result in further dilution to our shareholders, and any indebtedness would increase our fixed obligations and may subject us to restrictive covenants.

If we are unable to obtain sufficient funding or otherwise alleviate the conditions giving rise to substantial doubt, we could be required to delay or limit our operations, and we may ultimately be forced to discontinue operations and liquidate our assets. In such an event, the value we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements, and investors in this offering could lose all or part of their investment.

You may experience dilution to the extent that our Class A Ordinary Shares are issued upon the exercise of outstanding convertible notes, warrants or other securities that we may issue in the future.

You may experience dilution to the extent that our Class A Ordinary Shares are issued upon the conversion of our convertible notes and exercise of our outstanding warrants, and if we issue additional equity securities, or there are any issuances and subsequent exercises of stock options issued in the future. In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon the Securities Purchase Agreement and exercise of outstanding options we may grant from time to time.

Substantial future sales or perceived potential sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. As of the date of this prospectus, we have 18,843,727 Class A Ordinary Shares issued and outstanding. Pursuant to the Securities Purchase Agreement we sold and issued the Convertible Note and Warrants to the Selling Shareholder. Pursuant to the Registration Rights Agreement entered into in connection therewith, we agreed to register the resale of the Class A Ordinary Shares issuable upon conversions and exercises thereof, pursuant to which we filed the registration statement of which this prospectus is a part registering a total of up to 32,614,901 Class A Ordinary Shares. As a result, there may be substantial future sales or the perception of potential sales of our Class A Ordinary Shares by the Selling Shareholder in the public market following the effectiveness of each resale registration statement. Such actual or anticipated sales could put downward pressure on the market price of our Class A Ordinary Shares.

If the market price of our Class A Ordinary Shares declines below the Floor Price, in connection with a conversion of the Note we will be required either to reduce the Floor Price, which would result in the issuance of a significantly greater number of Class A Ordinary Shares than the number registered hereby, or to pay the resulting economic difference in cash or by increasing the principal amount of the Convertible Notes, which could materially and adversely affect our cash resources and result in substantial additional dilution to our shareholders.

Pursuant to the terms of the Convertible Notes, if the applicable conversion price would otherwise be below the Floor Price of US$0.282 per share in connection with a conversion of the Note, we must either (i) reduce the Floor Price to permit conversion at the applicable conversion price or (ii) issue Class A Ordinary Shares at the Floor Price and pay the Selling Shareholder the resulting economic difference, at our election, in cash or by adding such amount to the outstanding principal amount of the Convertible Notes. Neither the Securities Purchase Agreement nor the Convertible Notes imposes any limitation on our ability, or the extent to which we may elect, to reduce the Floor Price. The 26,595,745 Class A Ordinary Shares registered in respect of the Convertible Notes under this prospectus have been determined assuming conversion at the Floor Price; if we elect to reduce the Floor Price, the number of Class A Ordinary Shares issuable upon conversion of the Convertible Notes would exceed the number registered hereby, and we would be required to file one or more additional registration statements to register the resale of such additional Class A Ordinary Shares. Any payment of the economic difference in cash would reduce our available cash resources, and any addition of the economic difference to the principal amount of the Convertible Notes would increase the number of Class A Ordinary Shares issuable upon conversion of the Convertible Notes, in each case resulting in additional dilution to our shareholders and potentially substantial downward pressure on the market price of our Class A Ordinary Shares.

The Selling Shareholder may acquire their Class A Ordinary Shares at a price that is less than the market price of the Class A Ordinary Shares in the future, may earn a positive rate of return even if the price of the Class A Ordinary Shares declines and may be willing to sell their Class A Ordinary Shares at a price less than shareholders that acquired Class A Ordinary Shares in the public market.

The Selling Shareholder may purchase their respective Class A Ordinary Shares at prices lower than the market prices in the future and may therefore experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment. As a result, the Selling Shareholder is able to recognize a greater return on their investment than shareholders that acquired Class A Ordinary Shares in the public market. Pursuant to the Securities Purchase Agreement and in connection with this offering, (i) up to 26,595,745 Class A Ordinary Shares underlying the Convertible Note may be issued with the conversion price per share equal to the lower of US$1.64 or 90% of the lowest daily VWAP in the ten trading days immediately preceding the applicable conversion date, subject to the Floor Price; and (ii) up to 5,319,156 Class A Ordinary Shares underlying the Warrants may be issued with the exercise price per share of US$2.46, subject to adjustments as provided for therein. Furthermore, the Selling Shareholder may earn a positive rate of return even if the price of the Class A Ordinary Shares declines significantly. As a result, the Selling Shareholder may be willing to sell their shares at a price less than shareholders that acquired their Class A Ordinary Shares in the public market or at higher prices than the price paid by such Selling Shareholder, the sale of which would result in the Selling Shareholder realizing a significant gain even if other CCHH shareholders experience a negative rate of return.

The conversion of the Convertible Note, the exercise of the Warrants or future sales of our Class A Ordinary Shares may further dilute our securities and adversely impact the price of our Class A Ordinary Shares.

As of the date of this prospectus, approximately 1,485,726 of our Class A Ordinary Shares as unrestricted and freely tradable. Upon the effectiveness of the registration statement of which this prospectus forms a part, up to an additional 32,614,901 Class A Ordinary Shares will be unrestricted and freely tradeable. If the holders of our free trading shares wanted to make a profit on their investment (or if they wish to sell for a loss), there might not be enough purchasers to maintain the market price of our Class A Ordinary Shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our common shares and the value of your investment.

Sales of shares issuable upon the conversion of the Convertible Note, the exercise of the Warrants and the effectiveness of our registration statement may cause the market price of our shares to decline.

Pursuant to the Securities Purchase Agreement and in connection with this offering, (i) up to 26,595,745 Class A Ordinary Shares underlying the Convertible Note may be issued with the conversion price per share equal to the lower of US$1.64 or 90% of the lowest daily VWAP in the ten trading days immediately preceding the applicable conversion date and (ii) up to 5,319,156 Class A Ordinary Shares underlying the Warrants may be issued with the exercise price per share of US$2.46. The sale of our Class A Ordinary Shares upon the conversion, exercise or the sale of a significant amount of the Class A Ordinary Shares issued or issuable in the open market, or the perception that these sales may occur, could cause the market price of our Class A Ordinary Shares to decline or become highly volatile.

We may have to pay damages to the Selling Shareholder, which could materially adversely affect impact our cash flows, business and future prospects.

Under the terms of our Securities Purchase Agreement entered into with the Selling Shareholder, if we fail to comply with certain provisions set forth in the agreement, including covenants requiring that we maintain the effectiveness of the registration statements registering these securities, then we will be required to pay damages to the Selling Shareholder. There can be no assurance that the registration statements will remain effective for the time periods necessary to avoid payment of damages. If we are required to pay the Selling Shareholder damages, this could materially harm our cash flows, business and future prospects.

Goh Kok Foong, our founder, beneficially owns 100% of our outstanding Class B Ordinary Shares, and his interests may differ from the interests of other shareholders, which could cause a material decline in the value of our Class A Ordinary Shares.

Goh Kok Foong, our founder, beneficially owns 100% of our outstanding Class B Ordinary Shares, representing approximately 72.06% of the aggregate voting power of our outstanding ordinary shares as of the date of this prospectus. Because of the fifty-to-one voting ratio between our Class B Ordinary Shares and Class A Ordinary Shares, Goh Kok Foong will continue to control a majority of the combined voting power of our ordinary shares and therefore be able to control all matters submitted to our shareholders for approval so long as the Class B Ordinary Shares represent a significant majority of the voting power of all outstanding ordinary shares.

Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Class A Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Class A Ordinary Shares. He will have significant influence on determining the outcome of any matters submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. Without his consent, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. His interest may differ from the interests of our other shareholders. The concentration in the ownership of our Class A Ordinary Shares may cause a material decline in the value of our Class A Ordinary Shares.

Our dual-class voting structure will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval, and that may adversely affect the trading price of our Class A Ordinary Shares.

We have a dual-class share structure such that, our authorized share capital consists of Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares are entitled to one (1) vote per share, while holders of Class B Ordinary Shares are entitled to fifty (50) votes per share, subject to certain exceptions as set out in our Articles. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof.

As of the date of this prospectus, we have 972,000 Class B Ordinary Shares issued and outstanding. Due to the dual-class share structure, holders of Class B Ordinary Shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors, and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our Company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of our Class A Ordinary Shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

Our Class A Ordinary Shares may be delisted if we are unable to comply with Nasdaq continued listing requirements.

Our eligibility for listing on Nasdaq depends on our ability to comply with Nasdaq’s continued listing requirements. These requirements include, among others, a minimum bid price of $1.00 per share, minimum stockholders’ equity, minimum market value of publicly held shares, and a minimum Market Value of Listed Securities (“MVLS”) of $5 million.

As previously reported on public disclosure on February 10, 2026, we received written notice from Nasdaq indicating that the bid price for our Class A Ordinary Shares for the last 30 consecutive business days, had closed below the minimum $1.00 per share and, as a result, we are not in compliance with the $1.00 minimum bid price requirement for the continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2).

We were provided 180 calendar days, or until August 3, 2026, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our Class A Ordinary Shares must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during this 180 day period.

On July 27, 2026, the Company received a letter from the Staff confirming that the Company has regained compliance with the Minimum Bid Price Rule. Specifically, the Staff determined that from July 13, 2026 to July 24, 2026, the closing bid price of the Company’s Class A Ordinary Shares has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.

In addition, effective on or about July 23, 2026, Nasdaq implemented a new continued listing requirement under Listing Rule 5550(a)(6) requiring companies listed on the Nasdaq Capital Market to maintain a minimum MVLS of at least $5 million. MVLS is generally calculated as the consolidated closing bid price multiplied by the total number of listed securities. If a company’s MVLS remains below $5 million for 30 consecutive business days, Nasdaq will issue a Staff Delisting Determination and the company’s securities will be immediately subject to suspension and delisting, with no cure or compliance period. Unlike most other continued listing deficiencies, a request for a hearing before a Nasdaq Hearings Panel does not automatically stay the suspension of trading.

We may also be subject to other Nasdaq continued listing requirements, including minimum stockholders’ equity, minimum market value of publicly held shares, and rules limiting the number of reverse stock splits that may be effected within a specified period. Failure to meet any of these standards could result in delisting.

Furthermore, certain of our outstanding warrants contain an alternative cashless exercise provision. Under this feature, the warrant holder may elect to receive a multiple of the number of shares otherwise issuable upon cash exercise (without payment of the exercise price). Exercise of such warrants, particularly if our market capitalization is relatively low (for example, below approximately $6 million), could result in significant dilution and a further decline in the market price and MVLS of our Class A Ordinary Shares, which could cause or accelerate a failure to maintain the $5 million MVLS requirement for 30 consecutive business days and thereby trigger immediate suspension and delisting proceedings.

We cannot assure you that we will not receive other deficiency notifications from Nasdaq in the future. A decline in the closing price of our Class A Ordinary Shares could result in a breach of the requirements for listing on the Nasdaq Capital Market. If we do not maintain compliance, Nasdaq could commence suspension or delisting procedures in respect of our Class A Ordinary Shares. The commencement of suspension or delisting procedures by an exchange remains at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted Class A Ordinary Shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such Class A Ordinary Shares. A suspension or delisting would likely decrease the attractiveness of our Class A Ordinary Shares to investors and cause the trading volume of our Class A Ordinary Shares to decline, which could result in a further decline in the market price of our Class A Ordinary Shares.

You may experience significant dilution as a result of future financings.

In order to raise additional capital, we may in the future offer additional Class A Ordinary Shares or other securities convertible into or exchangeable for our Class A Ordinary Shares. We cannot assure you that we will be able to sell Class A Ordinary Shares or other securities in any other offering at a certain price per share, and investors purchasing Class A Ordinary Shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Class A Ordinary Shares or other securities convertible into or exchangeable for our Class A Ordinary Shares in future transactions may be higher or lower than the current market value of the Class A Ordinary Shares.

Our Class A Ordinary Shares eligible for future sale may cause the price of our Class A Ordinary Shares to decline.

From time to time, certain of our shareholders may be eligible to sell all or some of their restricted Class A Ordinary Shares by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act. In general, pursuant to Rule 144, non-affiliated shareholders may freely sell their respective restricted Class A Ordinary Shares after holding them for six months, subject only to the current public information requirement (which no longer applies after a one-year holding period).

Any substantial sale of our Class A Ordinary Shares pursuant to Rule 144 or pursuant to any resale registration statement may have a material adverse effect on the market price of our Class A Ordinary Shares.

If we fail to establish and maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our Class A Ordinary Shares may be adversely impacted.

We are subject to reporting obligations under U.S. securities laws. The SEC adopted rules pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of its internal control over financial reporting.

Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended December 31, 2023, 2024 and 2025, we have identified two material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. The material weaknesses identified was as (i) lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address U.S. GAAP technical accounting issues and prepare and review financial statements and related disclosures in accordance with U.S. GAAP and reporting requirements set forth by the SEC; and (ii) lack of formal risk assessment process and internal control framework over financial reporting, including lack of a formal group-wide risk assessment process to identify, assess, address or mitigate the risks in internal control, and lack of sufficient IT general controls designed and implemented surrounding the key financial related systems. Following the identification of the material weaknesses, we have taken measures and plans to continue to take measures to remedy these material weaknesses. Measures that we implement may not fully address the material weakness in our internal control over financial reporting and we may not be able to conclude that the material weakness has been fully remedied.

Failure to correct the material weakness and other control deficiencies or failure to discover and address any other control deficiencies could result in inaccuracies in our consolidated financial statements and could also impair our ability to comply with applicable financial reporting requirements and make related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our Class A Ordinary Shares, may be materially and adversely affected. Due to the material weakness in our internal control over financial reporting as described above, our management concluded that our internal control over financial reporting was not effective as of December 31, 2025. This could adversely affect the market price of our Class A Ordinary Shares due to a loss of investor confidence in the reliability of our reporting processes.

We may not pay any dividends.

Our ability to pay dividends is contingent upon our capacity to generate sufficient distributable profits. We have never declared or paid cash dividends on our Class A Ordinary Shares. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they come due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

The market price and trading volume of our Class A Ordinary Shares may be volatile and may be affected by economic conditions beyond our control.

The market price of our Class A Ordinary Shares may be highly volatile and subject to wide fluctuations. In addition, the trading volume of our Class A Ordinary Shares may fluctuate and cause significant price variations to occur. If the market price of our Class A Ordinary Shares declines, you may be unable to resell your Class A Ordinary Shares at a competitive price. We cannot assure you that the market price of our Class A Ordinary Shares will not fluctuate or significantly decline in the future. In addition, we cannot assure you that a trading market for our Class A Ordinary Shares will be maintained.

Some specific factors that could negatively affect the price of our Class A Ordinary Shares or result in fluctuations in their price and trading volume include:

●	actual or expected fluctuations in our prospects or operating results;

●	changes in the demand for, or market prices for, gym and fitness equipment;

●	additions or departures of our key personnel;

●	changes or proposed changes in laws, regulations or tax policy;

●	sales or perceived potential sales of our Class A Ordinary Shares by us or our directors, senior management or shareholders in the future;

●	announcements or expectations concerning additional financing efforts;

●	conditions in the U.S. and global financial markets, or in our industry in particular, or changes in general economic conditions; and

●	the other factors described in this “Risk Factors” section and elsewhere in this prospectus.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of constituent companies. Broad market and industry factors may significantly affect the market price of our Class A Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market in the immediate future.

Certain recent IPOs of companies with relatively small public floats comparable to our public float have experienced extreme volatility that was seemingly unrelated to the actual or expected operating performance and financial condition or prospects of the respective company. Our Class A Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

We completed our initial public offering, or IPO, in October 2025. In addition to the risks addressed above, the market price and trading volume of our Class A Ordinary Shares may be affected by economic conditions beyond our control and thus may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and IPO sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective companies’ actual or expected operating performance and financial condition or prospects. Although the specific cause of such volatility is unclear, our public float may amplify the impact the actions taken by a few shareholders have on the price of our shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our Class A Ordinary Shares may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. In addition, investors in our Class A Ordinary Shares may experience losses, which may be material, if the price of our Class A Ordinary Shares declines or if such investors purchase our Class A Ordinary Shares prior to any price decline.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares.

We would be classified as a passive foreign investment company, or PFIC, for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended) (the income test), or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the asset test). Based on the market price of our Class A Ordinary Shares and the composition of our income and assets, including goodwill, although not clear, we do not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. Moreover, the value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our Class A Ordinary Shares, which could fluctuate significantly. Therefore, there can be no assurance that we are not a PFIC for the current taxable year or will not be classified as a PFIC in the future. Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if we are treated as a PFIC for any taxable year during which such U.S. Holder holds our Class A Ordinary Shares.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Act (As Revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from the common law of England, the decisions of whose courts are of persuasive authority but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Because we are a Cayman Islands company and substantial of our business is conducted in Malaysia, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain, and the U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in Malaysia.

We are incorporated in the Cayman Islands and conduct our operations primarily in Malaysia. Substantially all of our assets are located outside of the United States and the proceeds which we raised from the capital markets will primarily be held in banks outside of the United States. In addition, the majority of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Malaysia may not permit you to enforce a judgment against our assets or the assets of our directors and officers.

We will incur increased costs as a result of operating as a U.S. listed public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a U.S. listed public company we will incur, particularly after we are no longer an “emerging growth company,” significant additional legal, accounting, and other expenses. The Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices.

We expect that we will need to hire additional accounting, finance, legal, and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements increase our legal and financial compliance costs and make some activities more time-consuming and costly. In addition, we expect that the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors or executive officers.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, the market price and trading volume of our Class A Ordinary Shares could decline.

The trading market for the Company’s Class A Ordinary Shares will be influenced by the research and reports that U.S. securities or industry analysts publish about us or our business. Securities and industry analysts may discontinue research on us, to the extent such coverage currently exists, or in other cases, may never publish research on us. If no or few U.S. securities or industry analysts commence coverage of the Company, the trading price for our Class A Ordinary Shares would be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Class A Ordinary Shares or publish adverse or misleading research about our business, the market price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, demand for our Class A Ordinary Shares could decrease, which might cause our price and trading volume to decline.

 We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, causing the price of our securities to decline and to repay loans. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We may not receive any additional funds upon the exercise of the Warrants.

The Warrants may be exercised by way of a cashless exercise or an alternative cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our Class A Ordinary Shares according to the formula set forth in the applicable Warrant. In particular, if and whenever a holder of the Warrants holds a Note or any other convertible promissory note issued by us and the Market Value of Listed Securities (as such term is defined and interpreted by the Nasdaq Capital Market) of our outstanding Class A Ordinary Shares is less than $6 million for 20 consecutive Trading Days, the holder may elect an alternative cashless exercise at any time, whether or not an effective registration statement or prospectus is available, under which the aggregate number of shares issuable shall equal the product of (i) the aggregate number of Class A Ordinary Shares that would be issuable upon exercise of the Warrants if such exercise were by means of a cash exercise rather than a cashless exercise, multiplied by (ii) 2.0 (subject to proportional adjustment in the event of any stock split, dividend, reclassification or any other adjustment provided in the Warrants). Accordingly, we may not receive any additional funds upon the exercise of the Warrants, and the number of shares issuable could be significantly higher than under a standard cashless exercise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	general economic and business conditions in Malaysia;

●	expected changes in our revenue, costs or expenditures;

●	competition in our industry;

●	our proposed use of proceeds;

●	government policies and regulations relating to our industry; and

●	the outlook of specialty hotpot market in Malaysia, Southeast Asia, Hong Kong, Taiwan, and the U.S.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from industry publications and reports generated by third-party providers of market intelligence. We have not independently verified the accuracy or completeness of the data and information contained in these publications and reports. Statistical data in these publications also include projections based on a number of assumptions. The specialty hotpot market in Malaysia may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the ordinary shares. If any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets and operations are located in Malaysia. All of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our legal counsel as to the laws of the Cayman Islands has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay a liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Malaysia

Teh & Lee, our Malaysian legal counsel, has further advised us that there are currently no statutes, treaties, or other forms of reciprocity between the United States and Malaysia providing for the mutual recognition and enforcement of court judgments. Under Malaysian laws, a foreign judgment cannot be directly or summarily enforced in Malaysia. The judgment must first be recognized by a Malaysian court either under applicable Malaysian laws or in accordance with common law principles. For Malaysian courts to accept the jurisdiction for recognition of a foreign judgment, the foreign country where the judgment is made must be a reciprocating country expressly specified and listed in the Reciprocal Enforcement of Judgments Act 1958, Maintenance Orders (Facilities for Enforcement) Act 1949 or Probate and Administration Act 1959. As the United States is not one of the countries specified under the statutory regime where a foreign judgment can be recognized and enforced in Malaysia, a judgment obtained in the United States may still be enforced pursuant to common law principles by commencing fresh proceedings in a Malaysian court. The requirements for a foreign judgment to be recognized and enforceable in Malaysia are: (i) the judgment must be a monetary judgment; (ii) the foreign court must have had jurisdiction accepted by a Malaysian court; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment must not contravene public policy in Malaysia; (v) the proceedings in which the judgment was obtained were not opposed to natural justice; and (vi) the judgment must be final and conclusive.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Shareholder. As of the date hereof, we received US$1,150,000 from the Selling Shareholder under the Securities Purchase Agreement for the issuance of the Convertible Note in the initial principal amount of US$1,250,000. We will only receive additional proceeds from the subsequent closing under the Purchase Agreement if it occurs and pursuant to any cash exercises of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our Malaysian subsidiaries for our cash requirements, including any payment of dividends to our shareholders. There are no foreign exchange restrictions under Malaysian law which would affect the payment or remittance of dividends by our Malaysian subsidiaries to us.

Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under the Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis; and

●	on a pro forma basis to reflect (1) the entry into a Securities Purchase Agreement on March 27, 2026, for the issuance of up to 18,000,000 units (each consisting of one Class A Ordinary Share) at a price of $0.2 per unit in a private placement; (2) the subsequent adoption of the 2026 Equity Incentive Plan on May 18, 2026, and the registration of 5,500,000 Class A Ordinary Shares for issuance thereunder on a Form S-8; (3) the 1-for-10 Share Consolidation of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, which became effective on July 13, 2026; and (4) the entry into a separate securities purchase agreement on July 24, 2026, for the issuance of up to 15,000,000 Class A Ordinary Shares at a price of $0.276 per share in a private placement; and (5) the adoption of the 2026 Second Equity Incentive Plan on August 21, 2026, and the registration of 3,768,745 Class A Ordinary Shares for issuance thereunder on a Form S-8 filed with the SEC on August 25, 2026

You should read this capitalization table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”.

	As of December 31, 2025
	Actual	Pro Forma
	US$	US$
Cash and cash equivalents	416,092	416,092

Bank overdraft	420,792	420,792
Current portion of long-term bank loans	96,560	96,560
Long-term borrowings	1,951,552	1,951,552
Total Indebtedness	2,468,904	2,468,904

Shareholders’ Equity
Ordinary shares (par value of $0.0001 per share; 500,000,000 ordinary shares authorized; 2,195,000 ordinary shares issued and outstanding as of December 31, 2025, on an actual basis; and 19,815,727 ordinary shares issued and outstanding, on a pro forma basis)	220	1,982
Additional paid-in capital	9,630,942	9,630,942
Subscription receivables	(180)	(180)
Retained earnings	(1,036,635)	(1,036,635)
Accumulated other comprehensive gain	537,424	537,424
Total Shareholders’ Equity	9,131,771	9,133,533
Total Capitalization	11,600,675	11,602,437

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We commenced operations in 2015 when we opened our restaurant outlet offering chicken claypot hotpot in Malaysia and have expanded into a specialty hotpot restaurant chain with a total of 19 company-owned restaurant outlets and franchised restaurant outlets in Malaysia as of the date of this prospectus. CCH Holdings Ltd was incorporated in the Cayman Islands on December 2, 2024 as an exempted company with limited liability under the Companies Act. As a holding company without any business operations, CCH Holdings Ltd wholly owns our Malaysian subsidiary, STCH Holding, which, in turn, wholly owns our other five Malaysian subsidiaries. One of our Malaysian subsidiaries, GTL F&B, further holds 80% of the equity interest in another Malaysian entity, GEF Family. STCH Holding was incorporated on May 8, 2019, currently the operating entity of three of our company-owned restaurant outlets. It also serves the following operational functions: (i) the operator of our central kitchen; (ii) the licensor for our brands Chicken Claypot House and Zi Wei Yuan and (iii) a general trader since we are involved in the business of selling food ingredients and condiments to local distributors or franchised restaurant outlets. CCH Holdings Ltd acquired 100% of the equity interests in STCH Holding on June 5, 2025.

Each of our other five Malaysian subsidiaries was originally incorporated as an operating entity of our restaurant outlets. STCH Holding acquired 100% of the equity interests in each of the following entities in May 2025 as a result of the Reorganization.

●	STCH GH, incorporated on October 1, 2019, is currently the operating entity of one of our company-owned restaurant outlets.

●	CHH KL, incorporated on March 9, 2021, is currently the operating entity of three of our company-owned restaurant outlets.

●	GTL F&B, incorporated on November 11, 2021, is currently the operating entity of one of the food courts operated by us.

●	ZWY Raja Uda, incorporated on April 11, 2022, is currently the operating entity of one of our company-owned restaurant outlets.

●	CCH Tropika, incorporated on October 21, 2022, is currently the operating entity of one of our company-owned restaurant outlets.

●	GEF Family was incorporated on May 11, 2022. Since May 15, 2025, GTL F&B holds 80% of the equity interest in GEF Family, which is currently the operating entity of one of the food courts operated by us. Such food court commenced operation on June 26, 2025.

●	Equity First Capital Group Limited was incorporated on July 2, 2026, and will serve as the Company’s operating entity for conducting business in Hong Kong in the future. CCH Holdings Ltd holds 100% of the equity interests in Equity First Capital Group Limited.

Until immediately prior to the Share Surrender, we had 30,000,000 ordinary shares issued and outstanding. On September 5, 2025, the Company effected the Share Surrender of 12,000,000 ordinary shares from all of its shareholders at the time, through which approximately 40% of ordinary shares were surrendered from each shareholder (with the fractional shares rounding off to the nearest whole share). The Share Surrender had no effect on any shareholder’s proportionate equity interest in the Company. The par value of each ordinary share remained at $0.00001 per share following the Share Surrender, and the number of the issued and outstanding ordinary shares of the Company was reduced to 18,000,000 shares. As a result, the aggregate par value of the issued and outstanding ordinary shares of the Company was reduced, with the aggregate amount of share subscription receivable correspondingly reduced as well. The Share Surrender has no effect on the Company’s total shareholders’ equity.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in “Risk Factors,” as well as those discussed elsewhere. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Industry Data.”

Overview

We are one of the leading specialty hotpot restaurant chains in Malaysia, specializing in chicken hotpot and fish head hotpot. With roots in George Town, Penang, Malaysia since 2015, we have become a top player in the specialty hotpot market in Malaysia.

We are committed to providing the most authentic Sichuan hotpot experience with Hong Kong style chicken hotpot traditions, to suit the discerning Malaysian palate. With our established brands in specialty hotpot and exclusive signature dishes that are well received by customers, we are committed to further expanding our reach in Malaysia and beyond.

We offer catering services in Malaysia and outside Malaysia mainly under two brands, namely Chicken Claypot House (鸡煲之家) for our chicken hotpot restaurants and Zi Wei Yuan (紫薇园) for our fish head hotpot restaurants through a combination of company-owned restaurant outlets and franchised restaurant outlets. As of the date of this prospectus, we operate or license a total of 19 restaurant outlets, among which there are 13 Chicken Claypot House restaurant outlets, one Zi Wei Yuan restaurant outlet, two food courts under the brand 888 Family Food Court, and four restaurant outlets under the brand Banbudian Bistro (先启半步颠) offering Sichuan cuisine. The map below shows the 19 restaurant outlets operated or licensed by us in Malaysia, including 11 company-owned restaurant outlets and 8 franchised restaurant outlets, as of the date of this prospectus.

For the years ended December 31, 2023, 2024 and 2025, we derived substantially all of our revenues from our restaurant operations business, which amounted to US$9.78 million, US$8.92 million and US$9.59 million, respectively. Our restaurant operations business is consisted of three parts, namely company-owned restaurant operations, sales of food ingredients and condiments and franchise licensing. For the years ended December 31, 2023 , 2024 and 2025, our revenues breakdowns for restaurant operations were US$8.21 million, US$6.64 million and US$6.28 million from company-owned restaurant operations, US$1.01 million, 1.24 million and US$2.22 million from sales of food ingredients and condiments, and US$0.31 million, $0.67 million and US$0.59 million from franchise licensing, respectively.

Restaurant Operations

Company-owned restaurant operations. Revenues from company-owned restaurant operations decreased by 19.1% from US$8.21 million for the year ended December 31, 2023 to US$6.64 million for the year ended December 31, 2024, primarily attributable to (i)  the significant sales decrease in five company-owned restaurant outlets that led to a decrease in sales of US$1.27 million, among which we decided to close down two during the second half of 2024 with the plan to search for new restaurant locations with better customer traffic, and (ii) domestic economy instability affecting the market sentiment which led to the consumers being more prudent on daily spending.

Sales of food ingredients and condiments. Revenues from sales of food ingredients and condiments increased by 23.2% from US$1.01 million for the year ended December 31, 2023 to US$1.24 million for the year ended December 31, 2024, primarily attributable to the increased sales of products to one local distributor of food supply chain.

Franchised licensing. Revenues from franchised licensing increased by 118.7% from US$0.31 million for the year ended December 31, 2023 to US$0.67 million for the year ended December 31, 2024. The increase in revenues is primarily attributable to the increased master license fees and royalties contributed by the licensees outside Malaysia for the year ended December 31, 2024, as a result of our efforts to expand our brand footprints in Thailand and China during 2024, which we expect these master licensees outside Malaysia will contribute more royalties and outlet license fees in the future.

The cultural diversity in Southeast Asia has created a distinctive fusion cuisine landscape, and hotpot with traditions rooted in China has become a popular dining choice among customers. To seize the market opportunity, we have been actively but also prudently expanding the network of our restaurant outlets in Malaysia. We are also poised for strategic expansion into other locations in Southeast Asia, such as Vietnam, Cambodia and Indonesia, as well as other international locations with significant growth potentials such as Hong Kong, Taiwan and the U.S.

Key Factors that Affect Our Results of Operations

Our business and results of operations are affected by a number of factors. While these factors present significant opportunities for our business, they also pose important risks and challenges we need to successfully address in order to growth our business.

Macroeconomic Conditions in Malaysia

Macroeconomic conditions in Malaysia can significantly affect the disposable income and spending power of our customers, as well as the ability of our suppliers to support our business. In stronger economic conditions, customers tend to allocate more spending to dining out. Conversely, during weaker economies, customers become more cautious and rational about their dining expenses. Our revenue primarily comes from restaurant operations in Malaysia, making us closely tied to the country’s macroeconomic conditions. Any deterioration in the Malaysian economy may lead to reduced consumer expenditure on food, increased fears of recession, and decreased consumer confidence. This can materially and adversely impact overall salary levels, spending power, and dining trends, significantly affecting our financial conditions and operational results. During the COVID-19 pandemic, the Malaysian government-imposed disease control and social distancing measures that severely restricted the operations of catering businesses. These measures resulted in a significant decline in customer visits, a reduction in staffing levels, and disruptions to our operations.

Further, if inflation or other factors were to significantly increase our business costs, we would be affected by inflationary increases in wages, benefits, and other costs and our profitability may decline. There is no assurance that future cost increases can be offset by higher menu prices, nor that these price increases will be fully absorbed by customers without impacting their visit frequencies or spending patterns.

Consumer Recognition of our Brands

Our ability to attract new consumers and retain existing consumers in a cost-effective manner is crucial to driving revenue growth and achieving higher profitability. By establishing a strong brand identity and implementing effective marketing strategies, we are dedicated to staying connected with our consumers. Over the past decade, we have effectively built brand awareness among consumers and maintained a strong presence in the specialty hotpot market in Malaysia, and we have received various awards and recognitions over the years. For details, see “Business — Our Competitive Strengths — We are one of the leading hotpot restaurant chains in Malaysia with strong brand identity.”

We have continued to invest in branding, sales and marketing to acquire and retain consumers in a cost-effective manner and actively adjust our sales and marketing strategies to fully utilize the strategies with higher conversion rates. We also strive to provide an enjoyable consumer dining experience by offering tasty signature dishes under each of our brands and continuously adding new items to our menus to cater to the changing preferences of consumers and encourage revisits.

Strategic Expansion of Our Network of Restaurant Outlets

The expansion of our restaurant network is a key driver of our revenue growth and operating efficiency. As of the date of this prospectus, we operate or license a total of 19 restaurants outlets, including 11 company-owned outlets in Malaysia, and 8 franchised outlets in Malaysia.  We have developed a strategic restaurant expansion blueprint focused on increasing our presence in existing markets including Malaysia and Thailand as well as exploring new markets with strong potentials. Such plan is subject to market conditions, consumer demands, performance of existing outlets, availability of suitable locations, our capital resources and the identification of qualified franchise partners. We have recently opened several restaurant outlets in Malaysia. On June 26, 2025, we opened a food court under our brand 888 Family Food Court in Penang, Malaysia. As of the date of this prospectus, we hold 80% of the equity interest in the operating entity of this food court, GEF Family. On August 21, 2025, we also opened a new company-owned restaurant outlet under our brand Chicken Claypot House in Ipoh, Malaysia. Additionally, we entered into a licensing agreement dated May 20, 2025 with a licensee in Malaysia, granting it a master license to open new franchised restaurant outlets under the brand Banbudian Bistro, and such licensee has opened a new restaurant outlet in Penang, Malaysia on September 1, 2025. In the future, we intend to further expand in existing markets and also explore new markets with strong potentials in Southeast Asia, such as Vietnam, Cambodia and Indonesia, East Asia such as Hong Kong and Taiwan, as well as the U.S. and the United Kingdom with a focus on locations with large Asian communities in the next three to five years.

We believe that our expanding network of restaurant outlets will enhance our brand image, attract more consumers and franchise partners, reduce consumer acquisition costs, promote brand loyalty, and in turn increase sales. A growing scale will also enable us to gain more bargaining power over suppliers, which we believe will further lower our costs and expenses as a percentage of our net revenues. On the other hand, as we continue to expand our network of restaurant outlets, we will continue to encounter challenges in implementing our managerial, operating and financial strategies to sustain business growth, or achieve any growth at all.

Cost-effective Supply Chain Management

Our success depends on reliable and consistent sources of food ingredients such as meat, seafood, vegetables, beverages and condiments delivered to us at stable competitive prices in a timely manner. High quality, cost-efficient and integrated supply chain management provides a solid foundation for our operational efficiency and is an important factor in our financial performance. Historically, our costs have consisted primarily of material costs, payroll costs, and other operation costs. Among these, material costs related to the purchase of food, beverages, condiments and consumables packaging are the most significant component of our cost structure, representing 32.7%, 32.6% and 37.6% of our revenues for the years ended December 31, 2023, 2024 and 2025, respectively. We have established strong business relationships with a broad network of suppliers and streamlined our supply chain management practice in relation to food preparation at our central kitchen and each restaurant outlets. We are dedicated to continuously improving our negotiating powers with suppliers and reducing procurement costs through bulk purchasing of ingredients and supplies, with the aim to lower overall food costs and enhanced profitability through competitive pricing. With established stringent supplier selection procedures, inspection procedures, and a performance evaluation system, we are also able to assess the performance of each of our suppliers on a regular basis. In addition, we are continuing to strengthen our supply chain management to improve operational efficiency. For example, we have established a three-tier inventory system to achieve higher efficiency and lower costs in storage and logistics.

Operational Efficiency with Central Kitchen Management

High quality and integrated central kitchen management provides a solid foundation for us to maintain consistency and operational efficiency across our hotpot restaurant chain and is an important factor in our financial performance. We have achieved standardization at various stages of our business operations to ensure that our food offerings and catering services are delivered consistently. By consolidating part of our food production in a central kitchen, we benefit from economies of scale. With a centralized production facility, we can continuously optimize processes, workflows, and equipment usage, which increases efficiency, reduces duplication of efforts, and boosts productivity, which translates into cost savings and faster turnaround times. Additionally, our central kitchen facilitates effective supply chain management, giving us better visibility and control over ingredient sourcing, inventory management, and distribution, which ensures a reliable and uninterrupted supply of ingredients to our restaurant outlets, minimizing the risk of stockouts and improving overall operational efficiency. Moreover, our central kitchen provides greater control over food quality and consistency by processing and distributing semi-finished food products and soup bases subject to unified stringent quality standards.

Seasonality

There are seasonal patterns for hot pot consumption. As such, our business and financial performance are subject to seasonal fluctuations, such as Chinese New Year and other holidays, school vacations, weather conditions and fluctuations in food prices, among others. As a result, our results of operations may fluctuate from year-to-year/period-to-period and comparison of different periods may not be meaningful.

Results of Operations

The following table sets forth a summary of our consolidated results of operations, in absolute amount and as a percentage of our revenues for the years ended December 31, 2023, 2024 and 2025. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future periods.

	For the years ended December 31,
	2023		2024		2025
	US$	%	US$	%	US$	%
Revenues	9,775,038	100.0	8,915,344	100.0	9,589,671	100.0
Cost of revenues	(7,565,559)	(77.4)	(6,509,083)	(73.0)	(7,739,702)	(80.7)
Gross profit	2,209,479	22.6	2,406,261	27.0	1,849,969	19.3
Operating expenses
Selling and marketing expenses	(493,101)	(5.0)	(263,871)	(3.0)	(257,497)	(2.7)
General and administrative expenses	(979,973)	(10.0)	(816,122)	(9.2)	(3,826,066)	(39.9)
Gain from equity method investments	28,747	0.3	8,873	0.1	(125,546)	(1.3)
Total operating expenses	(1,444,327)	(14.7)	(1,071,120)	(12.1)	(4,209,109)	(43.9)
Income from operations	765,152	7.9	1,335,141	14.9	(2,359,140)	(24.6)
Other income/(expenses)
Other income, net	37,572	0.4	77,735	0.9	89,360	0.9
Financial expenses, net	(118,256)	(1.2)	(131,683)	(1.5)	(269,572)	(2.8)
Total other expenses, net	(80,684)	(0.8)	(53,948)	(0.6)	(180,212)	(1.9)
Income/(loss) before income tax expense	684,468	7.1	1,281,193	14.3	(2,539,352)	(26.5)
Income tax expense	(315,854)	(3.2)	(367,792)	(4.1)	(141,978)	(1.5)
Net income/(loss)	368,614	3.9	913,401	10.2	(2,681,330)	(28.0)

Key Components of Results of Operations

Revenues

We recorded total revenues of US$9.59 million for the year ended December 31, 2025, representing an increase of 7.6% from US$8.92 million for the year ended December 31, 2024, primarily driven by the increase in revenues generated from sales of food ingredients and condiments and others, partially offset by the decrease in revenues generated from company-owned restaurant operations and franchise licensing. We recorded total revenues of US$8.92 million for the year ended December 31, 2024, representing a decrease of 8.8% from US$9.78 million for the year ended December 31, 2023, primarily driven by the decrease in revenues generated from our company-owned restaurant operations, partially offset by the increase in revenues generated from sales of food ingredients and condiments, franchise licensing and others. The following table sets forth the breakdown of total revenues for the periods indicated.

	For the years ended December 31,
	2023		2024		2025
	US$	%	US$	%	US$	%
Revenues
Restaurant operations	9,521,142	97.4	8,548,395	95.9	9,091,689	94.8
Company-owned restaurant operations	8,209,810	84.0	6,640,706	74.5	6,284,641	65.5
Sales of food ingredients and condiments	1,006,081	10.3	1,239,966	13.9	2,220,405	23.2
Franchise licensing	305,251	3.1	667,723	7.5	586,643	6.1
Others	253,896	2.6	366,949	4.1	497,982	5.2
Total revenues	9,775,038	100.0	8,915,344	100.0	9,589,671	100.0

Restaurant Operations

Company-owned restaurant operations. We primarily generate revenues by offering customers a variety of cuisine including chicken hotpot with various flavors, charcoal fish head hotpot, food ingredients (meats, seafood and vegetables) with featured soup bases, hot-pot seasoning and dipping sauces, as well as other side dishes, special dishes, beverage and desserts at our company-owned restaurants.

Sales of food ingredients and condiments. We also generate revenues from sales of food ingredients and condiments to local distributors or our franchised restaurant outlets.

Franchise licensing. Pursuant to our standard licensing agreement, our licensees in Malaysia are required to a fixed amount of administrative fee and settle applicable costs and expenses, for pre-opening and ongoing support services and the authorization to operate a franchised restaurant using the trademarks, trade names, logos, and other proprietary marks associated with the brand of Chicken Claypot House and/or Zi Wei Yuan. Administrative fees are generally settled on a monthly basis. Applicable costs and expenses are charged as occurred.

For licensees outside of Malaysia, they are required to pay a master license fee as in a fixed upfront payment for pre-opening and ongoing support services, the authorization of the access to the proprietary marks associated with the brand of Chicken Claypot House and/or Zi Wei Yuan, and the right to operate a fixed number of restaurants under the authorized brands. Additionally, for each restaurant such master licensee opens above the fixed number agreed or sub-franchises to other third-parties, a fixed outlet license fee shall also be paid. Master license fee is higher than outlet license fee, since master license is granted with the overarching right to operate the business within a specified territory, including the power to grant outlet license within the territory.

During the effective license term, all the licensees are also required to share a certain percentage (generally between 5% to 7.5%) of each applicable restaurant outlet’s gross revenues as royalties, which are settled on a monthly basis.

Therefore, revenues from franchise licensing are generated from service fees that we receive from our licensees, which primarily include (i) royalties, (ii) license fees, and (iii) other service fees for providing support services.

Others

We also generate revenues from leasing out buildings.

Cost of Revenues

Our cost of revenues consists of costs directly related to revenue-generating activities, which are primarily consisted of material costs, payroll costs including salaries and related social insurance, and other operating costs directly linked to the revenues including rental costs, utilities costs, depreciation of property and equipment, repair and maintenance costs, and other miscellaneous costs. The following table sets forth a breakdown of our cost of revenues presented by cost categories, in absolute amounts and as percentages of total revenues, for the periods indicated.

	For the years ended December 31,
	2023		2024		2025
	US$	%	US$	%	US$	%
Cost of revenues
Material costs	3,197,559	32.7	2,905,793	32.6	3,604,260	37.6
Payroll costs	2,410,704	24.7	1,979,175	22.2	2,342,591	24.4
Rental costs	988,395	10.1	924,000	10.4	987,799	10.3
Utilities costs	354,023	3.6	349,228	3.9	343,203	3.6
Repairs and maintenance costs	306,416	3.1	104,198	1.2	244,267	2.5
Depreciation of property and equipment	290,492	3.0	227,412	2.6	184,837	1.9
Others	17,970	0.2	19,277	0.1	32,745	0.4
Total cost of revenues	7,565,559	77.4	6,509,083	73.0	7,739,702	80.7

The following table sets forth a breakdown of our cost of revenues presented by revenue streams, in absolute amounts and as percentages of total revenues, for the periods indicated.

	For the years ended December 31,
	2023		2024		2025
	US$	%	US$	%	US$	%
Cost of revenues
Restaurant operations	7,477,062	76.5	6,389,726	71.7	7,594,627	79.2
Others	88,497	0.9	119,357	1.3	145,075	1.5
Total cost of revenues	7,565,559	77.4	6,509,083	73.0	7,739,702	80.7

Gross Profit and Gross Profit Margin

Gross profit represents revenues less cost of revenues. Gross profit margin represents gross profit as a percentage of our revenues. Our gross profit is primarily affected by our ability to generate revenues and the fluctuation of our costs. The following table below sets forth our gross profit and gross profit margin in respect of revenue streams for the periods indicated.

	For the years ended December 31,
	2023		2024		2025
	US$	Margin %	US$	Margin %	US$	Margin %
Gross profit and gross profit margin
Restaurant operations	2,044,080	21.5	2,158,669	25.3	1,497,062	16.4
Others	165,399	65.1	247,592	67.5	352,907	70.9
Total	2,209,479	22.6	2,406,261	27.0	1,849,969	19.3

Operating Expenses

Selling and Marketing Expenses

Our selling and marketing expenses primarily consist of (i) advertising and promotion expenses incurred to promote our brand image and awareness, (ii) payroll expenses including salaries and related social insurance expenses for marketing personnel, and (iii) others.

General and Administrative Expenses

Our general and administrative expenses primarily consist of (i) payroll expenses including salaries and related social insurance expenses for management and administrative personnel, (ii) office and utilities expenses, (iii) rental expenses for office space, (iv) professional services expenses, (v) travelling expenses, (vi) depreciation and amortization expenses for property and equipment and software used for office purpose, (vii) insurance expenses, and (viii) other miscellaneous administrative expenses.

Financial Expenses, Net

Our financial expenses, net primarily consist of interest expenses for borrowings and miscellaneous bank charges, partially offset by interest income from bank deposits.

Taxation

Cayman Islands

The Company was incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act and accordingly, is exempted from Cayman Islands income and corporate tax. As such, the Company is not subject to tax on either income or capital gain. In addition, no withholding tax is imposed upon any payments of dividends by subsidiaries to the Company.

Malaysia

Our Malaysian subsidiaries, including STCH Holding, STCH GH, ZWY Raja Uda, CHH KL, CCH Tropika and GTL F&B, are governed by the income tax laws of Malaysia. The income tax provision in respect of operations in Malaysia is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations, and practices. Under the Income Tax Act of Malaysia, enterprises incorporated in Malaysia are usually subject to a unified 24% enterprise income tax rate while preferential tax rates, tax holidays, and tax exemptions may be granted on a case-by-case basis. The tax rate for small and medium sized companies (generally companies incorporated in Malaysia with paid-in capital of MYR2,500,000 or less, and gross income of not more than MYR50 million) is 15% for the first MYR150,000 (approximately US$37,500) taxable income, and 17% for taxable income between MYR150,001 (approximately US$37,500) to MYR600,000 (approximately US$150,000), with the remaining balance of taxable income being taxed at the 24% rate.

Comparison of Years Ended December 31, 2023 and 2024

Revenues

The following table sets forth the breakdown of total revenues for the periods indicated.

	For the Years Ended December 31,				Variance
	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%
Revenues
Restaurant operations	9,521,142	97.4	8,548,395	95.9	(972,747)	(10.2)
Company-owned restaurant operations	8,209,810	84.0	6,640,706	74.5	(1,569,104)	(19.1)
Sales of food ingredients and condiments	1,006,081	10.3	1,239,966	13.9	233,885	23.2
Franchise licensing	305,251	3.1	667,723	7.5	362,472	118.7
Others	253,896	2.6	366,949	4.1	113,053	44.5
Total revenues	9,775,038	100.0	8,915,344	100.0	(859,694)	(8.8)

We recorded total revenues of US$8.92 million for the year ended December 31, 2024, representing a decrease of 8.8% from US$9.78 million for the year ended December 31, 2023, primarily driven by the decrease in revenues generated from our company-owned restaurant operations, partially offset by the increase in revenues generated from sales of food ingredients and condiments, franchise licensing and others.

Restaurant Operations

Company-owned restaurant operations. Revenues from company-owned restaurant operations decreased by 19.1% from US$8.21 million for the year ended December 31, 2023 to US$6.64 million for the year ended December 31, 2024, primarily attributable to (i)  the significant sales decrease in five company-owned restaurant outlets that led to a decrease in sales of US$1.27 million, among which we decided to close down two during the second half of 2024 with the plan to search for new restaurant locations with better customer traffic, and (ii) domestic economy instability affecting the market sentiment which led to the consumers being more prudent on daily spending.

Sales of food ingredients and condiments. Revenues from sales of food ingredients and condiments increased by 23.2% from US$1.01 million for the year ended December 31, 2023 to US$1.24 million for the year ended December 31, 2024, primarily attributable to the increased sales of products to one local distributor of food supply chain.

Franchised licensing. Revenues from franchised licensing increased by 118.7% from US$0.31 million for the year ended December 31, 2023 to US$0.67 million for the year ended December 31, 2024. The increase in revenues is primarily attributable to the increased master license fees and royalties contributed by the licensees outside Malaysia for the year ended December 31, 2024, as a result of our efforts to expand our brand footprints in Thailand and China during 2024, which we expect these master licensees outside Malaysia will contribute more royalties and outlet license fees in the future.

Others

Revenues from leasing out buildings increased by 44.5% from US$0.25 million for the year ended December 31, 2023 to US$0.37 million for the year ended December 31, 2024, primary attributable to the addition of three lease agreements as lessor in 2024.

Cost of Revenues

The following table sets forth a breakdown of our cost of revenues presented by cost categories, in absolute amounts and as percentages of total revenues, for the periods indicated.

	For the Years Ended December 31,				Variance
	2023		2024		Amount	Percentage
	US$	%	US$	%	US$	%
Cost of revenues
Material costs	3,197,559	32.7	2,905,793	32.6	(291,766)	(9.1)
Payroll costs	2,410,704	24.7	1,979,175	22.2	(431,529)	(17.9)
Rental costs	988,395	10.1	924,000	10.4	(64,395)	(6.5)
Utilities costs	354,023	3.6	349,228	3.9	(4,795)	(1.4)
Depreciation of property and equipment	290,492	3.0	227,412	2.6	(63,080)	(21.7)
Repairs and maintenance costs	306,416	3.1	104,198	1.2	(202,218)	(66.0)
Others	17,970	0.2	19,277	0.1	1,307	7.3
Total cost of revenues	7,565,559	77.4	6,509,083	73.0	(1,056,476)	(14.0)

We recorded a total cost of revenues of US$6.51 million for the year ended December 31, 2024, representing a decrease of 14.0% from US$7.57 million for the year ended December 31, 2023, primarily driven by the decrease in cost of materials, salaries and related social insurance costs, and repairs and maintenance costs, which was (i) generally in line with the decreased revenues from company-owned restaurant operations, and also (ii) a result of our further optimization in standardized operations which led to improvement in overall cost control.

Material costs. Our costs of materials including costs of food, beverage and consumables, decreased from US$3.20 million for the year ended December 31, 2023 to US$2.91 million for the year ended December 31, 2024, which was in line with the decreased revenues from company-owned restaurant operations.

Payroll costs. Our payroll costs including salaries and related social insurance costs for restaurant staff decreased from US$2.41 million for the year ended December 31, 2023 to US$1.98 million for the year ended December 31, 2024, mainly due to the optimization in restaurant staff headcount and reduction in bonus provision related sales incentives, which was in line with the decreased revenues from company-owned restaurant operations.

Rental costs. Our rental costs incurred for restaurant premises were US$0.99 million and US$0.92 million for the years ended December 31, 2023 and 2024, respectively, which remained relatively stable.

Utilities costs. Our utilities costs incurred for restaurants’ daily operations were US$0.35 million and US$0.35 million for the years ended December 31, 2023 and 2024, respectively, which remained relatively stable.

Depreciation of property and equipment. Our depreciation of property and equipment primarily including depreciation of leasehold improvements and equipment used for restaurant operations, and depreciation of buildings for leasing out, decreased from US$0.29 million for the year ended December 31, 2023 to US$0.23 million for the year ended December 31, 2024, which due to the disposal of property and equipment in one restaurant outlet.

Repairs and maintenance costs. Our repairs and maintenance costs decreased from US$0.31 million for the year ended December 31, 2023 to US$0.10 million for the year ended December 31, 2024 mainly due to the decrease of consumable tool expenses for repairs and maintenance.

Others. Our other miscellaneous costs were approximately US$0.02 million and US$0.02 million for the years ended December 31, 2023 and 2024, respectively.

Gross Profit and Gross Profit Margin

The following table below sets forth our gross profit and gross profit margin in respect of revenue streams for the periods indicated.

	For the Years Ended December 31,				Variance
	2023		2024		Amount	Percentage
	US$	Margin %	US$	Margin %	US$	%
Gross profit and gross profit margin
Restaurant operations	2,044,080	21.5	2,158,669	25.3	114,589	5.6
Others	165,399	65.1	247,592	67.5	82,193	49.7
Total	2,209,479	22.6	2,406,261	27.0	196,782	8.9

Our gross profits were US$2.21 million and US$2.41 million for the years ended December 31, 2023 and 2024, respectively, representing a gross profit margin of 22.6% and 27.0%, respectively, primarily attributable to our efforts in further optimization in standardized operations to avoid waste of food ingredients and redundant staff, which led to improvement in overall cost control, especially in the material costs, payroll costs, and repairs and maintenance costs.

Operating Expenses

Selling and Marketing Expenses

Our selling and marketing expenses decreased by 46.5%, from US$0.49 million for the year ended December 31, 2023 to US$0.26 million for the year ended December 31, 2024, which was mainly attributable to the decrease in expenses we incurred to advertise and promote our brand and restaurants by actively reducing ineffective marketing activities.

General and Administrative Expenses

Our general and administrative expenses decreased by 16.7% from US$0.98 million for the year ended December 31, 2023 to US$0.82 million for the year ended December 31, 2024, respectively, primarily due to a decrease in insurance expenses of US$0.07 million and a decrease in rental expenses of US$0.05 million, which was mainly due to the disposal of one company-owned restaurant outlet during 2024.

Financial Expenses, Net

Our financial expenses, net slightly increased from US$0.12 million for the year ended December 31, 2023 to US$0.13 million for the year ended December 31, 2024, primarily attributable to the slight increase of interest expenses incurred for bank overdrafts and bank borrowings.

Net income

As a result of the aforementioned, we recorded a net income of US$0.37 million and US$0.91 million for the years ended December 31, 2023 and 2024, respectively. The increase in net income was primarily attributable to (i) our efforts in further optimization in standardized operations which led to improvement in overall cost control and (ii) the decrease in marketing expenses we incurred to advertise our brand and restaurants in 2024.

Comparison of Years Ended December 31, 2024 and 2025

Revenues

The following table sets forth the breakdown of total revenues for the periods indicated.

	For the years ended December 31,				Variance
	2024		2025		Amount	Percentage
	US$	%	US$	%	US$	%
Revenues
Restaurant operations	8,548,395	95.9	9,091,689	94.8	543,294	6.4
Company-owned restaurant operations	6,640,706	74.5	6,284,641	65.5	(356,065)	(5.4)
Sales of food ingredients and condiments	1,239,966	13.9	2,220,405	23.2	980,439	79.1
Franchise licensing	667,723	7.5	586,643	6.1	(81,080)	(12.1)
Others	366,949	4.1	497,982	5.2	131,033	35.7
Total revenues	8,915,344	100.0	9,589,671	100.0	674,327	7.6

We recorded total revenues of US$9.59 million for the year ended December 31, 2025, representing an increase of 7.6% from US$8.92 million for the year ended December 31, 2024, primarily driven by the increase in revenues generated from sales of food ingredients and condiments and others, partially offset by the decrease in revenues generated from company-owned restaurant operations and franchise licensing.

Restaurant Operations

Company-owned restaurant operations. Revenues from company-owned restaurant operations decreased by 5.4% from US$6.64 million for the year ended December 31, 2024 to US$6.28 million for the year ended December 31, 2025, primarily attributable to (i) domestic economy instability affecting the market sentiment which led to the consumers being more prudent on daily spending and (ii) more intense competition in the catering industry as more Chinese hot-pot brands entering Southeast Asia.

Sales of food ingredients and condiments. Revenues from sales of food ingredients and condiments increased by 79.1% from US$1.24 million for the year ended December 31, 2024 to US$2.22 million for the year ended December 31, 2025, primarily attributable to the increased sales of products to local distributors of food supply chain and franchised restaurant outlets.

Franchised licensing. Revenues from franchised licensing decreased by 12.1% from US$0.67 million for the year ended December 31, 2024 to US$0.59 million for the year ended December 31, 2025. The decrease in revenues is primarily attributable to the downward adjustment of annual license fees for certain licensees renewing their license term, partially offset by the slight increase in royalties.

Others

Revenues from leasing out buildings increased by 35.7% from US$0.37 million for the year ended December 31, 2024 to US$0.50 million for the year ended December 31, 2025, primary attributable to the longer average leasing duration as lessor in the 2025, as there were two existing lease agreements commenced during the second half of 2024.

Cost of Revenues

The following table sets forth a breakdown of our cost of revenues presented by cost categories, in absolute amounts and as percentages of total revenues, for the periods indicated.

	For the years ended December 31,				Variance
	2024		2025		Amount	Percentage
	US$	%	US$	%	US$	%
Cost of revenues
Material costs	2,905,793	32.6	3,604,260	37.6	698,467	24.0
Payroll costs	1,979,175	22.2	2,342,591	24.4	363,416	18.4
Rental costs	924,000	10.4	987,799	10.3	63,799	6.9
Utilities costs	349,228	3.9	343,203	3.6	(6,025)	(1.7)
Repairs and maintenance costs	104,198	2.6	244,267	1.9	140,069	134.4
Depreciation of property and equipment	227,412	1.2	184,837	2.5	(42,575)	(18.7)
Others	19,277	0.1	32,745	0.4	13,468	69.9
Total cost of revenues	6,509,083	73.0	7,739,702	80.7	1,230,619	18.9

We recorded a total cost of revenues of US$7.74 million for the year ended December 31, 2025, representing an increase of 18.9% from US$6.51 million for the year ended December 31, 2024, primarily driven by the increase in cost of materials and payroll costs, which was attributable to (i) the increased sales of food ingredients and condiments during 2025, and also (ii) a result of the appreciation of Malaysian Ringgit (MYR) against the U.S. Dollar (USD) during 2025 compared to 2024.

Material costs. Our costs of materials including costs of food, beverage and consumables, increased from US$2.91 million for the year ended December 31, 2024 to US$3.60 million for the year ended December 31, 2025, which was driven by the increased cost in sales of food ingredients and condiments during 2025 partially offset by the slight decreased cost in company-owned restaurant operations.

Payroll costs. Our payroll costs including salaries and related social insurance costs for restaurant staff increased from US$1.98 million for the year ended December 31, 2024 to US$2.34 million for the year ended December 31, 2025, mainly due to (i) the increased staff placement in several outlets located in center to provide better services and (ii) the increased average staff allowance for longer working hours.

Rental costs. Our rental costs incurred for restaurant premises were US$0.92 million and US$0.99 million for the years ended December 31, 2024 and 2025, respectively, which remained relatively stable.

Utilities costs. Our utilities costs incurred for restaurants’ daily operations were US$0.35 million and US$0.34 million for the years ended December 31, 2024 and 2025, respectively, which remained relatively stable.

Repairs and maintenance costs. Our repairs and maintenance costs increased from US$0.10 million for the year ended December 31, 2024 to US$0.24 million for the year ended December 31, 2025 mainly due to the decrease of consumable tool expenses for repairs and maintenance.

Depreciation of property and equipment. Our depreciation of property and equipment primarily including depreciation of leasehold improvements and equipment used for restaurant operations, and depreciation of buildings for leasing out, decreased from US$0.23 million for the year ended December 31, 2024 to US$0.18 million for the year ended December 31, 2025, which was due to the increase of fully depreciated assets.

Others. Our other miscellaneous costs were approximately US$0.02 million and US$0.03 million for the years ended December 31, 2024 and 2025, respectively.

Gross Profit and Gross Profit Margin

The following table below sets forth our gross profit and gross profit margin in respect of revenue streams for the periods indicated.

	For the years ended December 31,				Variance
	2024		2025		Amount	Percentage
	US$	Margin %	US$	Margin %	US$	%
Gross profit and gross profit margin
Restaurant operations	2,158,669	25.3	1,497,062	16.4	(661,607)	(30.6)
Others	247,592	67.5	352,907	70.9	105,315	42.5
Total	2,406,261	27.0	1,849,969	19.3	(556,292)	(23.1)

Our gross profits were US$2.41 million and US$1.85 million for the years ended December 31, 2024 and 2025, respectively, representing a gross profit margin of 27.0% and 19.3%, respectively. The decrease in gross profit margin was primarily attributable to the significant increase in percentage of sales of food ingredients and condiments with lower gross profit margin, which adversely drove down the overall gross profit margin.

Operating Expenses

Selling and Marketing Expenses

Our selling and marketing expenses remained relatively stable, were US$0.26 million and US$0.26 million for the years ended December 31, 2024 and 2025, respectively. The decrease in advertising and promotion expenses were offset by the increase in payroll expenses.

General and Administrative Expenses

Our general and administrative expenses increased by 368.8% from US$0.82 million for the year ended December 31, 2024 to US$3.83 million for the year ended December 31, 2025, respectively, primarily due to (i) an increase in non-employee share-based compensation expenses of US$2.32 million for business development and advisory services mainly including regional market research and expansion, localized marketing strategy development, supplier relationship establishment, staff recruitment and training, and business coordination services, (ii) professional service expenses in connection with our initial public offering of US$0.42, (iii) an increase in other expenses of US$0.15 million and (iv) an increase in expected credit loss of US$0.06 million.

Financial Expenses, Net

Our financial expenses, net slightly increased from US$0.13 million for the year ended December 31, 2024 to US$0.27 million for the year ended December 31, 2025, primarily attributable to the increase in weighted average interest rate in total borrowings.

Net income/(loss)

As a result of the aforementioned, we recorded a net income of US$0.91 million and net loss of US$2.68 million for the years ended December 31, 2024 and 2025, respectively. The change from net income to net loss was primarily attributable to (i) the increase in non-employee share-based compensation of US$2.32 million and (ii) the decrease in gross profit in absolute amount of US$0.56 million.

A. Liquidity and Capital Resources

Our primary sources of liquidity have been cash flows from our operating activities, capital contributions from shareholders and loans from banks. As of July 31, 2026, we had cash and cash equivalents of approximately US$6.57 million (unaudited). As of December 31, 2024 and 2025, we had cash and cash equivalents of US$0.55 million and US$0.42 million, and total positive working capital of US$2.62 million and US$5.09 million, respectively. The Group began to incur losses since the fiscal year of 2025. The Group incurred net losses of US$2.68 million for the year ended December 31, 2025, primarily due to (i) the increase in non-employee share-based compensation of US$2.32 million and (ii) the decrease in gross profit in absolute amount of US$0.56 million. Net cash used in operating activities were US$0.30 million and US$0.53 million for the years ended December 31, 2024 and 2025, respectively. These conditions raised substantial doubts about the Group’s ability to continue as a going concern.

Our liquidity is based on our ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds from financial institutions. Our future capital requirements depend on many factors including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending to support our efforts to develop our platform, the expansion of sales and marketing activities, and the expansion and penetration of our business into different geographies and markets. We plan to improve its liquidity through mitigation plans including: 1) enlarging its production to increase the cash inflow from operating activities; 2) pursuing to obtain financial support from credit facilities and equity financing, and 3) improving operating efficiency and cost reduction.

To enhance our liquidity position or increase our cash reserve for future investments or operations through additional financing activities, we may in the future seek equity financing or obtain credit facilities. The issue of additional equity securities would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. There can be no assurance, however, that the current operating plan will be effectively implemented or that additional funding will be available on terms acceptable to us, or at all. If we are unable to obtain sufficient funding, we could be required to delay our development efforts and limit activities, which could adversely affect our business and consolidated financial statements. Thus, there can be no assurances to alleviate the conditions that give rise to substantial doubt on going concern for the next twelve months since the issuance of financial statements.

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated.

	For the years ended December 31,
	2023	2024	2025
	US$	US$	US$
Net cash provided by/(used in) operating activities	27,428	(297,730)	(527,838)
Net cash used in investing activities	(989,700)	(1,081,507)	(3,058,232)
Net cash provided by financing activities	789,247	767,919	3,514,682
Effect of exchange rate changes	63,498	62,085	(57,992)
Net change in cash	(109,527)	(549,233)	(129,380)
Cash, at beginning of the year	1,204,232	1,094,705	545,472
Cash, at end of the year	1,094,705	545,472	416,092

Operating activities

Our net cash used in operating activities was US$0.53 million for the year ended December 31, 2025, which was primarily attributable to a net loss of US$2.68 million, as adjusted for (i) certain non-cash items, primarily including non-employee share-based compensation of US$2.32 million, amortization of right-of-use assets of US$0.84 million, depreciation of property and equipment and amortization of software of US$0.26 million, provision for expected credit losses of US$0.15 million, and loss in equity method investment of US$0.13 million; and (ii) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase of US$0.66 million in amounts due from related parties due to the increased receivables for products and services provided to related parties, a decrease of US$0.93 million in operating lease liabilities, an increase of US$0.44 million in accounts receivable mainly due to the increased receivables for products sold to local distributors, and a decrease of US$0.35 million in accounts payable due to timely payment; partially offset by (iii) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of US$0.66 million in notes payable mainly due to the increased payables to suppliers benefiting from extension of credit term, and an increase of US$0.18 million in amount due to related parties.

Our net cash used in operating activities was US$0.30 million for the year ended December 31, 2024, which was primarily attributable to a net income of US$0.91 million, as adjusted for (i) certain non-cash items, primarily including amortization of right-of-use assets of US$0.88 million, depreciation of property and equipment and amortization of software of US$0.27 million, provision for expected credit losses of US$0.08 million, and gain from disposal of property and other equipment of US$0.07 million; and (ii) changes in working capital that negatively affected the cash flow from operating activities, primarily including a decrease of US$0.94 million in operating lease liabilities, an increase of US$0.61 million in accounts receivable mainly due to the increased receivables for products sold to a local distributor, an increase of US$0.52 million in amount due from related parties mainly due to the increased receivables for products and services provided to related parties, a decrease of US$0.36 million in accrued liabilities and other current liabilities mainly due to the decreased accrued payroll and welfare, and a decrease of US$0.18 million in amount due to related parties; partially offset by (iii) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of US$0.25 million in accounts payable mainly due to the increased payables to suppliers benefiting from extension of credit term, and a decrease of US$0.12 million in other non-current assets.

Our net cash provided by operating activities was US$0.03 million for the year ended December 31, 2023, which was primarily attributable to a net income of US$0.37 million, as adjusted for (i) certain non-cash items, primarily including amortization of right-of-use assets of US$0.91 million, depreciation of property and equipment and amortization of software of US$0.33 million, provision for expected credit losses of US$0.06 million, and deferred taxes of US$0.04 million; and (ii) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of US$0.06 million in advances from customers, and an increase of US$0.06 million in amounts due to related parties; partially offset by (iii) changes in working capital that negatively affected the cash flow from operating activities, primarily including a decrease of US$0.95 million in operating lease liabilities, a decrease of US$0.28 million in accrued liabilities and other current liabilities mainly due to the decreased accrued payroll and welfare, an increase of US$0.24 million in amounts due from relate parties due to the increased receivables for products and services provided to related parties, an increase of US$0.19 million in prepaid expenses and other current assets.

Investing Activities

Our net cash used in investing activities for the year ended December 31, 2025 was US$3.06 million primarily attributable to (i) interest-free loans to related parties of US$3.63 million, (ii) interest-free loans to third parties of US$1.31 million, and (iii) purchase of property, equipment and software of US$0.23 million; partially offset by collection of interest-free loans to related parties of US$2.12 million.

Our net cash used in investing activities for the year ended December 31, 2024 was US$1.08 million primarily attributable to (i) interest-free loans to related parties of US$1.38 million, (ii) interest-free loans to third parties of US$0.25 million, and (iii) purchase of property, equipment and software of US$0.08 million; partially offset by collection of interest-free loans to related parties of US$0.62 million.

Our net cash used in investing activities for the year ended December 31, 2023 was US$0.99 million primarily attributable to (i) purchase of property, equipment and software of US$0.76 million, (ii) interest-free loans to related parties of US$0.39 million, and (iii) interest-free loans to third parties of US$0.23 million; partially offset by collection of interest-free loans to related parties of US$0.47 million.

Financing Activities

Our net cash provided by financing activities for the year ended December 31, 2025 was US$3.51 million, primarily attributable to (i) proceeds from bank overdrafts of US$6.52 million, (ii) proceeds from IPO offering and full exercise of over-allotment option of US$5.75 million, (iii) proceeds from liability related to sale of future receivables of US$1.87 million, and (iv) proceeds from long-term bank loans of US$0.05 million; partially offset by (i) repayments of bank overdrafts of US$6.60 million, (ii) deemed distribution of US$1.83 million, (iii) payment for offering cost related to IPO of US$1.27 million, (iv) repayment of liability related to sale of future receivables of US$0.82 million, (v) repayments of long-term bank loans of US$0.07 million, (vi) install payments of finance leases of US$0.04 million, and (vii) repayments of loan from third parties of US$0.04 million.

Our net cash provided by financing activities for the year ended December 31, 2024 was US$0.77 million, primarily attributable to (i) capital injection from shareholders of US$0.95 million and (ii) proceeds from bank overdrafts of US$0.92 million; partially offset by (i) repayments of bank overdrafts of US$1.00 million, (ii) repayments of long-term bank loans of US$0.06 million and (iii) install payments of finance leases of US$0.04 million.

Our net cash provided by financing activities for the year ended December 31, 2023 was US$0.79 million, primarily attributable to (i) proceeds from bank overdrafts of US$1.09 million, (ii)  proceeds from long-term bank loans of US$0.37 million, (iii)  capital injection from shareholders of US$0.12 million and (iv) loans from third parties of US$0.06 million; partially offset by (i) repayments of bank overdrafts of US$0.75 million, (ii) repayments of long-term bank loans of US$0.07 million and (iii) install payments of finance leases of US$0.04 million.

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. As of the date of this proxy statement/prospectus, there are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Capital Expenditures

We incurred capital expenditures of US$0.76 million, US$0.08 million and US$0.23 million for the years ended December 31, 2023, 2024 and 2025, respectively, mainly for leasehold improvement and replacement of equipment. We expect that our capital expenditures will increase in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by customer demand for our products and services. Our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to incur capital expenditures to support the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2025:

	Payments due by schedule
	Less than 1 year	1 – 3 years	More than 3 years	Total
Operating leases	$753,071	$940,165	$-	$1,693,236
Finance leases	$42,589	$62,860	$-	$105,449
Bank overdrafts	$420,792	$-	$-	$420,792
Liability related to sale of future receivable	$1,109,467	$-	$-	$1,109,467
Long-term bank loans plus accrued interests	$165,844	$279,927	$2,368,090	$2,813,861

Operating lease agreements represented non-cancellable operating leases for our use of office, food factory and restaurant store premises in Malaysia. Finance lease agreements represented the purchase of motor vehicles in financial installments. Other than those shown above, we did not have any other significant capital commitments, purchase commitments, long-term obligations or guarantees as of December 31, 2025.

Please refer to Notes 12, 13 and 10 to the Consolidated Financial Statements beginning on page F-1 of this prospectus for further information regarding our contractual obligations. The information referred to is incorporated into this section by reference. Please also refer to “July 2026 Convertible Promissory Note and Warrant Offering” for details regarding the convertible promissory notes issued in July 2026.

B. Research and Development, Patents and Licenses, etc.

See “Prospectus Summary – Business Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”

C. Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the period beginning on January 1, 2025 and ending on the date of this prospectus that are reasonably likely to have a material effect on our net revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

D. Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting estimates require a higher degree of judgment than others in their application.

When reading our consolidated financial statements, you should consider our selection of critical accounting estimates, the judgment and other uncertainties affecting the application of such management estimates and the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements: (1) provision of allowance for expected credit losses, (2) estimates for inventory write-downs, and (3) valuation allowance for deferred tax assets.

Provision of Allowance for Expected Credit Losses

Our accounts receivable, amounts due from related parties, other receivables and deposits in prepaid expenses and other current assets are within the scope of ASC 326. We estimated provision of allowance for expected credit losses to reserve for potentially uncollectible receivable amounts periodically. We consider factors in assessing the collectability of the accounts receivable and related receivables and deposits in prepaid expenses and other current assets, such as historical distribution of the aging of the amounts due, historical collections data of the customers, creditworthiness, forward-looking adjustments to assess the credit risk characteristics. Additionally, external data and macroeconomic factors are also considered. We estimated the allowance by segmenting in-scope financial assets into groups based on their shared credit risk characteristics and the aging of the underlying receivables and assessed the expected credit loss rate for each group periodically. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, we also make specific allowance in the period in which there is strong evidence that a loss is determined to be probable. We would consider factors such as the customer’s financial condition and liquidity, the customer’s willingness and ability to settle payment and historical and subsequent collections data in making specific allowance. Our estimate of the key assumptions did not change significantly throughout the periods presented. For the years ended December 31, 2023, 2024 and 2025, we recognized expected credit loss of US$58,188, US$83,669 and US$148,004, respectively.

Estimates for Inventory Write-downs

Our inventories, consisting of foods, consumables and beverage, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, product shelf life, product obsolescence, and other factors. We periodically review our inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value. No inventory write-downs were recorded for years ended December 31, 2023, 2024 and 2025, respectively.

Valuation Allowance for Deferred Tax Assets

Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, we consider all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. We establish a valuation allowance against deferred tax assets to the extent we believe that recovery is not likely.

In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the consolidated statements of operations become deductible expenses under applicable income tax laws, or loss or credit carryforwards are utilized. As we estimate the allowance for deferred tax assets by considering if sufficient future taxable income will be generated to utilize the existing deferred tax assets, it can be altered if we change our forecasts of future profitability. We recorded US$28,967, US$2,560 and US$625,178 valuation allowance for deferred tax assets for the years ended December 31, 2023, 2024 and 2025, respectively.

E.	Recently Adopted or Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is stated in Note 2 (ab) to our consolidated financial statements as of and for the fiscal years ended December 31, 2023, 2024 and 2025.

INDUSTRY

The information presented in this section has been derived from the industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, regarding the industry and market position of us in Malaysia. The preparation of such industry report involved in-depth interviews with leading industry participants and industry experts, and reviewing company reports, independent research reports and data based on Frost & Sullivan’s own research database.

Overview of Macroenvironment in Malaysia

According to Frost & Sullivan, the nominal GDP and nominal GDP per capita of Malaysia have witnessed steady growth during the period from 2019 to 2024. The nominal GDP of Malaysia increased from US$365.2 billion in 2019 to US$439.9 billion in 2024 at a CAGR of 3.8%. In the future, according to International Monetary Fund (“IMF”), the nominal GDP of Malaysia is expected to grow from US$488.3 billion in 2025 to US$621.3 billion in 2029, representing a CAGR of 6.2%. From 2019 to 2024, nominal GDP per capita also grew at a CAGR of 3.2% from US$11,200 to US$12,100, which was mainly driven by the Malaysian government’s initiatives to stimulate foreign investment and domestic demand, including the National Economic Recovery Plan (PENJANA) and the National Investment Aspiration, the post-pandemic recovery in tourism and consumption and the recovery of export of commodities. In the future, the nominal GDP per capita is expected to increase from US$14,400 in 2025 to US$17,600 in 2029 at a CAGR of 5.1%. With the rising affluence in Malaysia, the annual average spending per person on dining-out in the country gradually increased at a CAGR of 2.8% from US$525.8 in 2019 to US$603.7 in 2024, despite the impact of the COVID-19 pandemic in 2020. Going forward, the annual average spending per person on dining-out in Malaysia is projected to rise significantly, from US$679.5 in 2025 to US$988.1 in 2029, at a CAGR of 9.8%.

Source: Frost & Sullivan

Market Size of the Catering Services Industry in Malaysia

The catering services industry in Malaysia has recorded a revenue of US$15.8 billion in 2019. However, the onset of the COVID-19 pandemic in 2020 caused a sharp year-on-year decline of 21.6% as lockdowns and restrictions disrupted operations. The downward trend continued into 2021, with another year-on-year decrease of 10.0% reflecting the prolonged impact of the pandemic.

By 2024, the industry achieved a full recovery, with the actual revenue reaching US$16.5 billion, slightly exceeding pre-pandemic levels, translating to a modest CAGR of 0.9% from 2019 to 2024. Looking ahead, the catering services industry is forecasted to expand significantly, reaching US$21.6 billion in 2029, representing a robust forecasted CAGR of 5.7% from 2025 to 2029, driven by economic growth, increased consumer spending, and rising demand for catering services across events and food service segments.

Source: Frost & Sullivan

Market Size of Specialty Hotpot Restaurant in Malaysia

According to Frost & Sullivan, a specialty hotpot restaurant refers to restaurants serving predominantly hotpot cuisine, where customers cook raw or semi-prepared ingredients such as meat, seafood, vegetables, and noodles in a boiling broth at their table. These restaurants typically provide a variety of broth flavors, dipping sauces and ingredient options, allowing customers to customize their meal. Hotpot restaurants emphasize social interaction, shared dining, and a highly personalized culinary experience. The market size of specialty hotpot restaurants in Malaysia has demonstrated a steady increase at a CAGR of 2.3% from US$236.4 million in 2019 to US$265.1 million in 2024, in terms of revenue, despite the challenges posed by COVID-19 pandemic in the intervening years, which reflects a gradual recovery driven by growing consumer interest in dining-out and the popularity of specialty hotpot cuisine. Looking ahead, specialty hotpot is expected to gain more popularity with an impressive CAGR of 8.1%, and the market size is expected to reach a total revenue of US$391.8 million in 2029, driven by factors such as increasing consumer spending, the expansion of specialty hotpot chains, and the rising appeal of experiential dining in Malaysia, highlighting promising opportunities for businesses operating in this segment.

Source: Frost & Sullivan

Key Drivers and Trends of the Specialty Hotpot Market in Malaysia

Rising Demand for Diverse Flavors

Malaysian consumers are drawn to the culinary experiences of being able to select fresh food ingredients and add flavors to them in a simmering broth of their choice, allowing them to enjoy layered and evolving flavors throughout their meal. Specialty hotpot restaurants and chicken hotpot restaurants cater to this demand by providing a range of unique broth options and ingredient combinations. The ability to customize and experiment with different combinations has become a key driver for the popularity of these dining establishments, aligning with Malaysia’s multicultural food culture, which highly values variety and diversity.

Diverse Demographics and Multicultural Appeal

Malaysia has a multicultural society which comprises of residents of various ethnicities, including Malays, Chinese, Indians and others, which has created a unique market dynamic for the food and beverage industry. Specialty chicken hotpot restaurants benefit from such diversity by offering a variety of flavors and ingredients that align with the preferences of different communities. The adaptability of hotpot dining, with which ingredients and broths can be tailored to suit varying tastes and dietary needs, makes it a popular choice across demographic groups.

Surge in Demand for Dining-out amid Rising Affluence

The specialty hotpot industry in Malaysia is experiencing a steady growth, driven by a combination of rising disposable income, urbanization, and a strong dining-out culture. Urbanization rate has recorded a continuous growth, increasing from approximately 76.61% in 2019 to approximately 78.72% in 2023. Hotpot restaurants appeal to Malaysia’s growing middle class and young population as they offer a highly interactive and customizable dining experience that emphasizes on fresh, high-quality ingredients and communal dining, which is considered a key aspect of Malaysian food culture.

Positive Influence of Social Media

The influence of food trends on social media platforms plays an important role in driving the specialty hotpot and chicken hotpot market in Malaysia, particularly among young consumers. In Malaysia, where over 28.7 million people (83% of the population) are active social media users in 2024, food-related content consistently ranks among the most popular categories. Hotpot, as a highly shareable, interactive and visually appearing cuisine, is well-received by users of social platforms. Restaurants could leverage this by offering vibrant ingredient displays, unique broth flavors, and interactive dining setups that encourage customers to post and share their experiences online. Additionally, the rise of food influencers and bloggers in Malaysia has amplified the visibility of specialty hotpot establishments, with campaigns and trending hashtags that can often spark interest of the crowd.

Competitive Landscape and Key Market Players of Specialty Hotpot Industry in Malaysia

The specialty hotpot industry in Malaysia is highly competitive with over 800 restaurants operated by domestic and international brands. Driven by the country’s diverse demographics and dietary preferences, the market features intense competition across multiple styles, with Chinese hotpot, especially Sichuan and chicken hotpot, still dominating the market. Key players are predominantly chain operators, most of whom adopt the strategy of choosing locations characterized by high pedestrian traffic, including shopping districts and transportation hubs, and they have also established their competitive advantages through maximization of brand exposure, standardization of quality control systems, and optimization of services processes. By leveraging a dense network of restaurant outlets and extensive operations, leading brands are able to consolidate their market share advantage.

Source: Frost & Sullivan

According to Frost & Sullivan, the top five specialty hotpot restaurant chains have captured 41.7% of the market share in Malaysia in terms of revenue. Mainly operating under the brands of Chicken Claypot House and Zi Wei Yuan, we are ranked the third among the specialty hotpot restaurant chains in Malaysia in terms of revenues generated by company-owned restaurants for the year ended December 31, 2024, with a market share of 2.5% in 2024. Our brand Chicken Claypot House was the largest chicken hotpot brand in Malaysia in terms of number of restaurant outlets as of June 30, 2025.

Overview of Specialty Hotpot in Other Regions — Southeast Asia, Hong Kong, Taiwan and the U.S.

Southeast Asia

The restaurant services industry in Southeast Asia is undergoing a structural transformation in its operational formats and service delivery models. Traditional restaurants are diversifying their revenue streams, such as providing dine-in, takeaway, and delivery services. The market size of specialty hotpot restaurants by revenue in Southeast Asia is expected to rise at a CAGR of 7.7% from US$1,968.0 million in 2025, reaching US$2,645.1 million in 2029.

The cultural mix of Southeast Asia has also created a distinctive fusion cuisine landscape, especially in Singapore and Malaysia. In Singapore, 74.3% of its population is of Chinese ethnicity as of 2022. Hotpot is one of the most representative Chinese cuisine styles, with a history of over 1,700 years and a combination of culinary influences from other types of cuisines in the region, including Malaysian, Thai and Indonesian. This cultural mix has sparked the development of diverse dining concepts, including specialty hotpot with broths featuring local flavors and spices.

Hong Kong

Overall, market size of the specialty hotpot restaurants by revenue in Hong Kong increased from US$347 million in 2019 to US$398.5 million in 2024, at a CAGR of 2.8%. As Hong Kong’s economic activities has been gradually recovering after the COVID-19 pandemic due to resumption of tourism and government support, the market size of the specialty hotpot restaurants in Hong Kong is expected to reach US$526.9 million in 2029, representing a CAGR of 5.6% from 2025 to 2029.

Taiwan

Hotpot is deeply rooted in Taiwanese food culture as a communal meal, which is a popular choice among the locals and the visitors for gatherings. The entry of international brands, such Haidilao from China, Mo-Mo-Paradise from Japan, raises competition and elevates industry standards. The market size of specialty hotpot by revenue in Taiwan increased from US$353.1 million in 2019 to US$483.7 million in 2024, at a CAGR of 6.5%. It is further expected to reach US$687.9 million in 2029, at a CAGR of 7.3% from 2025 to 2029.

The U.S.

Market size of specialty hotpot by revenue in the U.S. recorded a growth from US$10.5 billion in 2019 to US$19.5 billion in 2024, at CAGR of 13.2%. The rising acceptance of Asian cuisines, especially Chinese, Japanese, and Korean, has enhanced consumers’ interest in hotpot. This communal and interactive dining experience attracts American consumers looking for unique and social dining options. The increase of Asian restaurants in urban areas and exposure through food media, such as social media platforms like Instagram and TikTok, has popularized hotpot. The market size by revenue is projected to grow rapidly at a CAGR of 14.1% from 2025 to 2029.

BUSINESS

Overview

We are one of the leading specialty hotpot restaurant chains in Malaysia, specializing in chicken hotpot and fish head hotpot. With roots in George Town, Penang, Malaysia since 2015, we have become a top player in the specialty hotpot market in Malaysia.

We are committed to providing the most authentic Sichuan hotpot experience with Hong Kong style chicken hotpot traditions, to suit the discerning Malaysian palate. With our established brands in specialty hotpot and exclusive signature dishes that are well received by customers, we are committed to further expanding our reach in Malaysia and beyond.

We offer catering services in Malaysia and outside Malaysia mainly under two brands, namely Chicken Claypot House (鸡煲之家) for our chicken hotpot restaurants and Zi Wei Yuan (紫薇园) for our fish head hotpot restaurants through a combination of company-owned restaurant outlets and franchised restaurant outlets. As of the date of this prospectus, we operate or license a total of 19 restaurant outlets, among which there are 12 Chicken Claypot House restaurant outlets, one Zi Wei Yuan restaurant outlet, two food courts under the brand 888 Family Food Court, and four restaurant outlets under the brand Banbudian Bistro (先启半步颠) offering Sichuan cuisine. The map below shows the 19 restaurant outlets operated or licensed by us in Malaysia, including 11 company-owned restaurant outlets and 8 franchised restaurant outlets, as of the date of this prospectus.

For the years ended December 31, 2023, 2024 and 2025, we derived substantially all of our revenues from our restaurant operations business, which amounted to US$9.78 million, US$8.92 million and US$9.59 million, respectively. Our restaurant operations business is consisted of three parts, namely company-owned restaurant operations, sales of food ingredients and condiments and franchise licensing. For the years ended December 31, 2023 , 2024 and 2025, our revenues breakdowns for restaurant operations were US$8.21 million, US$6.64 million and US$6.28 million from company-owned restaurant operations, US$1.01 million, 1.24 million and US$2.22 million from sales of food ingredients and condiments, and US$0.31 million, $0.67 million and US$0.59 million from franchise licensing, respectively.

The cultural diversity in Southeast Asia has created a distinctive fusion cuisine landscape, and hotpot with traditions rooted in China has become a popular dining choice among customers. The market size in terms of revenues of specialty hotpot restaurants in Southeast Asia increased from US$1,592.3 million in 2019 to US$1,827.7 million in 2024 at a CAGR of 2.8%, and is expected to reach US$2,645.1 million in 2029, representing a CAGR of 7.7% from 2025 to 2029. To seize the market opportunity, we have been actively but also prudently expanding the network of our restaurant outlets in Malaysia. We are also poised for strategic expansion into other locations in Southeast Asia, such as Vietnam, Cambodia and Indonesia, as well as other international locations with significant growth potentials such as Hong Kong, Taiwan and the U.S.

Our Competitive Strengths

We are one of the leading hotpot restaurant chains in Malaysia with strong brand identity.

Establishing a strong brand identity and implementing effective marketing strategies are crucial for restaurants to attract a diverse and broad customer base. We currently have two home-grown brands within our restaurant portfolio:

●	Chicken Claypot House (鸡煲之家) is our chicken hotpot brand established in 2015 in George Town, Penang, Malaysia. The signature dish under this brand is the Special Taste Chicken Claypot (奇味鸡煲) which features a unique fusion of authentic Sichuan flavors and Malaysian spicy secret recipes.

●	Zi Wei Yuan (紫薇园) is our brand for fish head hotpot that serves authentic fish head soup originated from Butterworth, Penang, Malaysia. The signature dishes under this brand are the Fried Fish Head Charcoal Pot (炸鱼头炉) and Grouper Fish Head Charcoal Pot (石斑鱼头炉), which are served in charcoal-scented soup base.

Over the past decade, we have effectively built brand awareness through positive reviews from our patrons and have maintained a strong presence in the specialty hotpot market in Malaysia. Our Chicken Claypot House brand was the largest chicken hotpot brand in Malaysia in terms of number of restaurant outlets as of June 30, 2025. With a total of 19 restaurant outlets in Malaysia, we have been able to reach a wide customer base. Given the warm reception of our brands and food offerings among the customers, we have opened a total of 12 restaurant outlets since 2022, including six company-owned restaurant outlets and 6 franchised restaurant outlets. Further, we have received various awards and recognitions over the years. In 2023, we were awarded the Golden Bull Award (亚洲金牛奖), a recognized award for small and medium sized enterprises in Singapore and Malaysia. In 2022, Mr. Goh Kok Foong and Mr. Goh Kok E, were jointly awarded the Enterprise Hero Honorary Gold Award at the Sixth Guangming Enterprise Hero Awards (光明企业勇士奖), sponsored by Guangming Daily, a prominent media outlet in Malaysia, for their entrepreneurship in establishing and building our Chicken Claypot House brand. This award recognized the spirit of hard work among business leaders in establishing their enterprises and their outstanding performance in fulfilling corporate social responsibility.

We provide high-quality food featuring exclusive signature dishes.

We are dedicated to enhance the taste and maximize the appeal of our high-quality food offerings. The signature dish of Chicken Claypot House is the Special Taste Chicken Claypot (奇味鸡煲), a unique fusion of authentic Sichuan flavors and a Malaysian secret recipe for spiciness. We use the finest ingredients to create a rich and mellow flavor, leaving a lingering aftertaste. Our commitment to food quality is illustrated by our choice of chickens in our specialty chicken hotpots. Our chicken hotpot is made with Chinese garden chicken (菜园鸡), which is renowned for its excellent taste and flavor. Carefully prepared with this fresh, tender type of chicken and other high-quality ingredients, the flavor of our chicken hotpot is rich and intense, ensuring that every bowl of soup leaves an unforgettable aftertaste for locals and visitors alike. At Zi Wei Yuan, the premier destination for authentic charcoal fish head hotpot, our commitment to excellence is evident in our use of imported charcoal, which ensures sustained heat and enhances the natural flavors of our signature Fried Fish Head Charcoal Pot (炸鱼头炉) and Grouper Fish Head Charcoal Pot (石斑鱼头炉). From the crackling sounds of the charcoal to the rich aromas that fill the air, the dining experience at Zi Wei Yuan offers a nostalgic experience to customers which captures the old-fashioned charm of Teochew cuisine.

We are able to maintain consistency and operational efficiency with our central kitchen management.

We are committed to maintain consistency across all our restaurant outlets. We achieve standardization at various stages of our business operations to ensure that our food offerings and catering services are delivered consistently. With our central kitchen, we have greater control over food quality and consistency. Our central kitchen develops standardized recipes that specify the necessary ingredients, quantities, cooking methods, and presentation standards for our chefs and kitchen staff, which ensures consistent cooking and plating techniques while adhering to food safety and hygiene standards, helping maintain quality across all our restaurant locations. Additionally, our central kitchen produces semi-finished food products, including processed ingredients and pre-made soup bases, all of which meet our stringent quality standards. These products are distributed to our restaurant outlets in Malaysia and outside Malaysia, ensuring consistency in taste, presentation, and overall dining experience.

By consolidating part of our food production in a central kitchen, we benefit from economies of scale. Bulk purchasing of ingredients and supplies leads to cost savings and improved negotiating power with suppliers, resulting in lower overall food costs and enhanced profitability through competitive pricing. Our central kitchen allows for streamlined and standardized operations. With a centralized production facility, we can optimize processes, workflows, and equipment usage, which reduces duplication of efforts, and boosts productivity, translating into cost savings and faster turnaround times. In addition, our central kitchen facilitates effective supply chain management, giving us better visibility and control over ingredient sourcing, inventory management, and distribution, which ensures a reliable and uninterrupted supply of ingredients to our restaurant outlets, minimizing the risk of stockouts and improving overall operational efficiency.

We have strong supply chain capabilities for our restaurant operations.

Operating a successful specialty hotpot restaurant chain requires strong supply chain capabilities. Quality raw materials are crucial as they are decisive in the overall taste of the food offerings, and purchase prices of the raw materials constitute a certain proportion of the total operating cost of restaurants. Years of industry experience have provided us with strong supply chain capabilities, as well as extensive experience in managing our supply chains. We source Chinese garden chicken and grouper fish, key ingredients to our hotpot offerings, from a selection of suppliers that we have established long-term partnership with to ensure the quality of our food offerings, while seasonal vegetables and other raw materials are locally sourced from reliable suppliers close to our restaurant outlets to ensure freshness, and we have established strong business relationships with a broad network of suppliers. Furthermore, we have streamlined our supply chain management practice in relation to food preparation at our central kitchen as well as each restaurant outlet with the aim to maintain the consistency in taste, quality and food safety. With established stringent supplier selection procedures, inspection procedures, and a performance evaluation system, we assess the performance of each of our suppliers on a regular basis.

We have a dedicated and experienced management team.

We are led by a dedicated and experienced management team. Mr. Goh Kok E, our chairman of the board and co-chief executive officer, is a veteran in the food and beverage industry with over 15 years of experience. In addition to experience in the food and beverage industry, our management team has abundant experience in finance, accounting and general business management. We believe that the range of management experience promotes diverse perspectives and creative thinking, which in turn results in innovative and effective ways of operating our restaurants and growing our business. We trust that our management team’s collective experience, the ability to work as a collaborative team and ultimately, and the ability to effectively implement our business philosophy, are critical to our success and will continue to contribute to our growth and expansion.

Our Growth Strategies

Strategic expansion in existing markets and into international locations with strong market potentials

The market size of specialty hotpot restaurants in Malaysia has demonstrated a steady increase at a CAGR of 2.3% from US$236.4 million in 2019 to US$265.1 million in 2024, in terms of revenue, despite the challenges posed by COVID-19 pandemic in the intervening years, and is expected to reach a total revenue of US$391.8 million in 2029 with an impressive CAGR of 8.1%. Outside Malaysia, hotpot cuisine is also appreciated in many countries of the world, especially in regions with a strong Asian community. The market size in terms of revenues of specialty hotpot restaurants in Southeast Asia increased from US$1,592.3 million in 2019 to US$1,827.7 million in 2024 at a CAGR of 2.8%, despite the severe impact of COVID-19 pandemic. It is expected that from 2025 to 2029, the market size in terms of revenues of specialty hotpot restaurants in Southeast Asia will further increase at a CAGR of 7.7% to reach a total of US$2,645.1 million in 2029. Moreover, the markets of specialty hotpot in other international locations exhibit strong growth potentials, such as Asian locations including Hong Kong and Taiwan, as well as the U.S. The market sizes in terms of revenues of specialty hotpot in Hong Kong, Taiwan, and the U.S. increased at a CAGR of 2.8%, 6.5% and 13.2% from 2019 to 2024 and is expected to further increase at a CAGR of 5.6%, 7.3% and 14.1% from 2025 to 2029, respectively. The market trends in these regions create significant expansion opportunities for restaurant chains like us.

To seize the growth opportunities, we have developed a strategic restaurant expansion blueprint focused on increasing our presence in existing markets including Malaysia and Thailand, as well as exploring new markets with strong potentials. Such plan is subject to market conditions, consumer demands, performance of existing outlets, availability of suitable locations, our capital resources and the identification of qualified franchise partners. In the future, we intend to further expand in existing markets, and also explore new markets with strong potentials in Southeast Asia, such as Vietnam, Cambodia and Indonesia, East Asia such as Hong Kong and Taiwan, as well as the U.S. and the United Kingdom with a focus on locations with large Asian communities in the next three to five years. We plan to implement our expansion outside Malaysia by carefully selecting desirable locations, conducting market research, and leveraging our existing brand recognition.

Despite our plans, our business in Malaysia faces certain challenges, including rising operational costs, such as increases in ingredient prices, labor wages and utility bills, as well as growing competition in the catering services industry over the same customer base. We may also face market entry risks such as regulatory, cultural and operational complexities which may delay or limit the expansion of our restaurant network, especially in new markets where we do not currently have operations yet. Additionally, business expansion usually requires significant financial and managerial resources. If we are unable to secure additional funding or allocate resources effectively, our expansion plan may be constrained.

Continuous development of new menu for our restaurant outlets

We aim to stay at the forefront of culinary trends and constantly evolve to meet the changing preferences of our customers. The head chef and our management team collaborate to create and refine the menu, taking into account the concept, target market, and ingredient availability. Menu items are tested before new recipes are finalized to ensure consistency and quality. Each of our brands features its own menu, which is regularly updated with new and exciting dishes that incorporate seasonal ingredients and explore unique flavors and culinary techniques. By using seasonal produce, our restaurants keep the menu dynamic and aligned with evolving tastes throughout the year. We believe that adding new items to our menus while retaining popular ones ensures menu innovation and customer satisfaction. However, changes in macroeconomic conditions, consumer spending behavior and preferences may be unpredictable and we will face challenges to keep up with the latest trends and market conditions.

Further upgrade our supply chain capabilities

Steady availability of quality supplies is vital to ensuring our uninterrupted business operation. Our ability to offer consistently high-quality food across our restaurant outlets depends largely upon the ability to procure the highest quality raw food materials and food ingredients commercially available. We will continue to strengthen our upstream supply chain capabilities to enhance operational efficiency and profitability. In addition to continuing to explore opportunities to collaborate with high-quality suppliers, we plan to develop self-operated supply chain in the near future to ensure availability and stability of supplies of quality raw materials, reduce costs and enhance operational efficiency. In particular, we intend to enter into exclusive business partnerships with chicken farms and fish farms that are able to raise breeds that meet our high standards, with the aim to acquire certain of such farms in the long run, to enhance our supply chain capabilities. However, developing a self-operated supply chain requires substantial capital investment and operational expertise, which may fall outside our current core competencies and may expose us to new risks such as disease outbreaks and supply disruptions. Additionally, managing vertically integrated operations could increase our exposure to fluctuations in commodity prices, labor costs, and environmental regulations.

Identify opportunities to expand and diversify our business portfolio

We plan to further grow our business in sales of food ingredients and condiments and explore opportunities to diversify our business portfolio. In order to maintain our consistency and quality of food offerings across restaurant outlets, we sell pre-made soup bases and sauces and semi-prepared food ingredients made by our central kitchen as well as some raw food materials and condiments sourced from third-party suppliers to our franchised restaurant outlets. We also sell various grocery items including various packaged sauces and beverages to retail distributors. We plan to expand our products offerings to include other types of food products such as instant noodles in our existing markets and new markets in international locations such as Asia and United States that satisfy the local needs. In addition, we plan to establish manufacturing facilities or factories in international locations where there is large demand of our products, to lower operational costs and enhance our brand influence in the local communities. We will also identify potential partnership opportunities with high-quality businesses partners to achieve synergies with our existing business.

Expanding into new product categories and international markets requires careful market research, regulatory compliance, and brand adaptation. Despite the potential benefits, establishing overseas factories may involve complex legal, logistical, and financial challenges, including navigating foreign investment laws, labor regulations, and supply chain infrastructure. Additionally, identifying and securing reliable business partners may be difficult, and any failure to execute these partnerships effectively could result in operational inefficiencies or reputational harm. There is no assurance that our diversification efforts will be successful or profitable.

Our Restaurant Operations

Company-owned Restaurant Operations

Our Restaurant Network

As of the date of this prospectus, we operate a total of 13 restaurant outlets in Malaysia, including nine restaurant outlets under Chicken Claypot House, one restaurant outlets under Zi Wei Yua, two food courts under the brand 888 Family Food Court and one restaurant outlet under the brand Chao Liu Xian Hotpot offering Chaoshan-style dishes.

Most of our restaurant outlets are located in shopping centers or near residential areas. The table below sets out the location, year of commencement of operation, approximate floor area and approximate seating capacity of each company-owned restaurant outlets as of the date of this prospectus.

No.	Brand	Location (city/town, state)	Year of Commencement of Operation	Approximate Floor Area (square feet)	Approximate Seating Capacity
1	Chicken Claypot House	Georgetown, Penang	2015	2,460	40
2	Chicken Claypot House	Bukit Mertajam, Penang	2020	3,595	107
3	Chicken Claypot House	Genting Highlands, Pahang	2019	2,630	150
4	Chicken Claypot House	Cheras, Selangor	2021	2,519	160
5	Chicken Claypot House	Petaling Jaya, Selangor	2021	2,345	104
6	Chicken Claypot House	Kuala Lumpur, the Federal Territory of Kuala Lumpur	2022	2,745	136
7	Chicken Claypot House	Kuala Lumpur, the Federal Territory of Kuala Lumpur	2022	3,316	124
8	Chicken Claypot House	Ipoh, Perak	2025	1,265	60
9	Zi Wei Yuan	Butterworth, Penang	2022	2,820	71
10	888 Family Food Court	Bukit Mertajam, Penang	2022	47,000	400
11	888 Family Food Court**	Simpang Ampat, Penang	2025	22,992	451

Note:

*	This restaurant outlet was operated under the brand of Zi Wei Yuan until Sep 10, 2025. On Nov 9, 2025, it was re-opened and re-branded as a restaurant outlet under the brand of Chao Liu Xian Hotpot.

**	This food court is operated by GEF Family, in which GTL F&B holds 80% of the equity interest.

Our restaurant outlets are famous for their welcoming atmosphere, with sharp colors highlighting our brand identities. Red, as the theme color for our brand Chicken Claypot House, stands for joyousness and enthusiasm in many cultures. We have also decorated the interior of several Chicken Claypot House restaurant outlets with dark, lacquered wood fences with screens, highlighting our oriental root. Whilst purple, the symbolization of our brand Zi Wei Yuan (with the literal meaning of “crape myrtle garden”), provides an intuitive recognition when observed.

A typical restaurant outlet operated by us usually comprises of an open dining area with several private dining rooms. The seating capacity normally ranges from 60 to 300.

Entrance of our first Chicken Claypot House outlet in Georgetown, Penang	Open dining area of our Chicken Clay House outlet in the Gardens Mall, Kuala Lumpur

Grand opening of our Zi Wei Yuan Centre Point outlet in Petaling Jaya, Selangor	Our Chicken Claypot House x Zi Wei Yuan outlet, where customers are able to enjoy specialties of both brands

Our Menu

We offer a variety of cuisine including chicken hotpot with a spectrum of flavors and authentic charcoal fish head hotpot, served with fresh food ingredients such as meat, seafood and vegetables. Our customers can also customize their meal by choosing different soup bases, seasoning and dipping sauces.

●	Chicken Claypot House

Our chicken hotpot mainly consists of two components, the chicken claypot and other ingredients to be cooked in the soup base. We have reinvented the way of consumption of chicken claypot that customers are able to enjoy mouth-watering chicken marinated with our special sauce made with a secret recipe first, followed by the addition of a soup base of their own choice. Other ingredients can then be cooked in the hotpot. This combination of traditional claypot chicken with hotpot brings value and a one-of-a-kind dining experience for our customers.

Set out below are pictures of some of the signature dishes at our Chicken Claypot House restaurant outlets, including Special Taste Chicken Claypot (奇味鸡煲), Sichuan Hot & Spicy Claypot (麻辣干锅鸡) and Herbal Chicken Claypot (药材鸡煲) (from left to right in the picture):

●	Zi Wei Yuan

Zi Wei Yuan specializes in charcoal-styled fish head hotpot which upholds the rich tapestry of our culinary heritage in Malaysia. Farm-to-table ingredients are thoughtfully selected to ensure our dishes are of a distinctive taste that can leave a lasting impression. With Fried Fish Head Charcoal Pot (炸鱼头炉) and Grouper Fish Head Charcoal Pot (石斑鱼头炉) being our signature dishes, we serve the food in different flavors of soup base that appeal the most to local diners such as Laksa, curry and Tomyam. Apart from traditional hotpot side dishes, snack platters and drinks can also be ordered as the final touch to the flavor profile.

Our offerings at Zi Wei Yuan	The dipping sauce available at our restaurant outlets is highly commended by diners

Our Central Kitchen Management System

In order to maintain consistency and operational efficiency, we have established a central kitchen with a warehouse in Bukit Mertajam, Penang, Malaysia, with aggregate floor area of approximately 1,301 square meters. Our central kitchen serves as: (i) a procurement, storage and distribution center for raw materials, food ingredients, beverages, sauces, seasonings, and other supplies (such as utensils and takeaway containers) and (ii) the food factory to process and produce certain food products, including our soup bases, sauces and semi-prepared dishes for the use of our restaurant outlets in Malaysia and outside Malaysia. Our central kitchen is an industrial grade kitchen equipped with a number of kitchen appliances to process ingredients and to prepare soup bases, sauces and semi-prepared dishes. The warehouse at our central kitchen maintains two cold rooms, consisting of one freezer room and one chiller room maintained at minus 20 and minus six degrees Celsius, respectively, for the storage of raw materials and our soup bases, and it also has various storage areas at normal room temperature for keeping non-perishable items. We believe the centralized procurement and processing of raw materials and ingredients at the central kitchen increases our operational efficiency and helps us maintain the consistency of our food offerings.

Our central kitchen procures a substantial amount of the raw materials, food ingredients, beverages, sauces and other supplies needed in our restaurant operations. With a central kitchen, we are able to make bulk purchases at a lower cost with greater negotiating power with suppliers and effectively manage our inventory and logistics. We have set up a three-tiered inventory system consisting of our central kitchen with an integrated warehouse, our transit warehouse in Kota Damansara, Selangor outside Kuala Lumpur and each of our restaurant outlets. Like the warehouse at our central kitchen, the transit warehouse is also equipped with two cold rooms with the same temperature setup for storage. Our warehouse at the central kitchen directly sends supplies, pre-made soup bases and semi-prepared dishes to restaurant outlets in northern Malaysia region. For restaurant outlets in central and southern Malaysia regions, supplies would be sent from the warehouse at the central kitchen to the transit warehouse first, and then delivered to each outlet.

Our central kitchen is also a centralized production facility of our food offerings, where we prepare and pack our self-formulated and homemade soup bases, sauces and semi-prepared dishes that are delivered to our company-owned restaurants outlets and franchised restaurant outlets in Malaysia and outside Malaysia. We have developed standardized recipes that specify the necessary ingredients, quantities, cooking methods, and presentation standards for our chefs and kitchen staff, which ensures consistent cooking and plating techniques while adhering to food safety and hygiene standards, and help maintain quality across all our restaurant outlets. We also develop new recipes and dishes in our central kitchen before formally introducing them to our menus, which allows us to reduce the innovation cost and improve scalability, and boosts productivity, which translates into cost savings and faster turnaround times.

The soup bases, sauces and semi-prepared dishes are delivered to the transit warehouse and then restaurant outlets together with other supplies at a frequency of two to three times per week. We carry out all the transportation and logistics within Malaysia ourselves, except for delivery to Sabah and Sarawak, which are conducted by third-parties. Logistics for delivery to restaurant outlets outside Malaysia are also conducted by third-party carriers.

Sales of Food Ingredients and Condiments

We also generate revenues from selling food ingredients and condiments, which mainly consists of two parts. First, as generally required under our licensing agreements, our licensees purchase from us certain products including pre-made soup bases, sauces and semi-prepared food ingredients processed by our central kitchen, as well as some raw food materials and condiments sourced from third-party suppliers. By doing so, we are able to maintain consistency and quality of food offerings, especially our signature dishes, across our restaurant outlets, which enhances the overall dining experience associated with our brands among customers from home and abroad, strengthen our brand identity and encourage repeated visits. In addition, we sell various grocery items including packaged sauces and beverages to local retail distributors.

Franchise Licensing

Our licensees are important partners of ours in expanding our business network, especially internationally. The percentage of revenues from franchise licensing out of our total revenues increased from 3.1% for the year ended December 31, 2023, to 7.5% for the year ended December 31, 2024, before moderating to 6.1% for the year ended December 31, 2025, reflecting the continued contribution of our franchise partnerships.

As of the date of this prospectus, we have a total of 8 franchised outlets, in addition to our company-owned restaurant outlets, with 11 outlets in Malaysia. Among these franchised outlets: (i) 4 are under the brand Chicken Claypot House, and (ii) four outlets under the brand Banbudian Bistro in Malaysia. Banbudian Bistro is a brand originated in China, and we have obtained a licensing right to open company-owned restaurant outlets or enter into sub-franchise licensing arrangements with third parties to open franchised restaurant outlets under such brand in Malaysia. The restaurant outlets under the brand Banbudian Bistro are operated by licensees of ours.

For the franchised restaurant outlets that are already opened as of the date of this prospectus, the licensing agreements that we entered into with licensees are mainly two types. Under licensing agreements with licensees in Malaysia (substantially in the form of Exhibits 10.3 and 10.4 to this prospectus), each licensee is required to pay us royalties in terms of a certain percentage of the applicable restaurant outlet’s gross monthly revenues and a monthly administrative fee. Under licensing agreements with licensees outside Malaysia (substantially in the form of Exhibits 10.3 and 10.4 to this prospectus), each licensee is required to pay us a master license fee as the lump sum payment upfront for obtaining right to open up a fixed number of restaurant outlets under the authorized brand in a specified scope of territory. For each restaurant outlet such licensee opens above the fixed number agreed or sub-franchises to other third-party licensees in such territory, a fixed outlet licensee fee shall also be paid to us. Each licensees outside Malaysia is also required to pay a certain percentage of the applicable restaurant outlet’s gross revenues with us as royalties. As of the date of this prospectus, none of our licensees outside Malaysia has any sub-franchising arrangements with other third parties and all of our franchised restaurant outlets are operated by our licensees directly. Our royalty rates are usually between 5% to 8% for each restaurant outlet and royalties are settled on a monthly basis.

As we continue to grow our business, we also plan to enter into licensing agreements with the master license feature with licensees in Malaysia, which historically were only entered into with licensees outside Malaysia. We have entered into a licensing agreement dated May 20, 2025 with a licensee in Malaysia, granting it a master license to open new franchised restaurant outlets under the brand Banbudian Bistro and such licensee has opened a new restaurant outlet in Penang, Malaysia on September 1, 2025.

Our licensees are required to conform to our corporate guidelines which contain specifications on brand visual identity, premise decoration, mode of operation and other matters relating to the use of our brand names. We also arrange pre-opening training and on-site supervision and consultation for new licensees. Marketing campaigns may also be held by our licensees with promotional materials provided by us only.

Sales and Marketing

Our Membership Program

We operate a membership program across our restaurant outlets to encourage frequent revisits of our customers. Customers who join our membership program will receive free dish redeem coupons upon registration and enjoy cash rebates if they purchase our prepaid value-stored membership cards.

Marketing Strategies

Promotion Campaigns

We have, from time to time, rented billboards near busy highways and on building exteriors, in order to attract potential diners on the road and to boost our brand awareness among the public. During holidays such as Chinese New Year, Mother’s Day and Father’s Day, we offer special set menu choices at a discounted price to encourage family gatherings to be held at our restaurant outlets. We also offer discounts on our menu items during the opening months of certain of our restaurant outlets. Additionally, we run promotional campaigns from time to time throughout the year, offering discounts or giving out other benefits to customers such as free handbags upon ordering certain dishes and free movie tickets through lucky draw winnings to promote new dishes and encourage spending.

Celebrity Endorsement

To increase our brand’s visibility and accelerate customer outreach, we engaged celebrities who appeal to our target consumers as our spokespersons. Our brand ambassadors amplify our brand presence across key social media platforms like Facebook and Instagram.

Social Media

We recognize the importance of having an online presence in this fast-evolving digital age. We emphasize developing unique brand personalities, values, and messages that resonate with our customers. Our social media marketing campaigns are focused on popularizing and promoting our brand image across various platforms.

We maintain Facebook, Instagram, and YouTube accounts for each of our brands, on which contents relating to our brand news, recent promotion campaigns or even operation behind the scenes can be accessed in a single click. As part of our online marketing campaigns, we create high-quality content in various formats such as social media posts and short videos. Specifically, we post advertisements for our new dishes and soup bases, special discounts for loyal members, new outlet openings, and holiday greetings on our Facebook and Instagram accounts, which have been well received by our target audience. Leveraging our channel resources and rich content, we have successfully launched a series of impactful marketing campaigns that foster fan interactions online.

Supply Chain Management and Food Quality Control

Quality of our food is a top priority in our operations. We have a broad network of suppliers from whom we procure raw materials and ingredients of our food offering, including Chinese garden chicken, fish, vegetables and others. The chickens are usually purchased by us in bulk and sourced to our central kitchen for initial processing before distributing country-wide in Malaysia and abroad, while vegetables and raw materials for other side dishes are sourced from local suppliers that are relatively close to our restaurant outlets to ensure the freshness.

While selecting suppliers, we conduct a thorough screening of potential suppliers, evaluating their certification, qualifications, supply capacity, quality control system, pricing record and market reputation. We also conduct on-site visits of suppliers of chicken, fish and vegetables. Only selected suppliers that pass our screenings and inspections are chosen as our partners. We usually enter into annual contracts with our suppliers and conduct yearly appraisals to evaluate our suppliers. When we assess our suppliers’ performance and their relationships with us, we consider factors such as supply quality, delivery timeliness, price, and services. We prioritize procurement from the highest graded suppliers while reducing or terminating procurement from lower graded suppliers based on regular reviews. This rigorous evaluation process ensures that we consistently collaborate with top-performing suppliers who meet our stringent quality requirements.

To enhance food safety and minimize potential hygiene concerns, we operate an inventory management system in our warehouses and each of our restaurant outlets, recording the expiry date of each batch of raw materials. Any materials reaching the expiry date will be disposed of in time with zero tolerance. Each month, we send out a team from our headquarter to conduct food quality and safety inspections at our restaurant outlets. Additionally, inventory checks are performed weekly to monitor stock levels and plan for supply purchases. Daily cleaning and hygiene inspections at central kitchen and restaurant outlets are also conducted as a part of our operation protocols.

For our franchised restaurant outlets, we are committed to thriving together with our licensees by providing them with sufficient support for operation and ensuring consistent and uncompromised delivery of high-quality food and services. Food materials and ingredients are supplied exclusively by us or our authorized suppliers to our licensees, including pre-made soup bases prepared by our central kitchen. We will also provide ongoing training for employees of our licensees and require training records to be provided on a fortnightly basis.

Intellectual Property

As our brand names are vital to our business and goodwill, we are committed to protecting our intellectual property by submitting trademark applications not only in Malaysia but also in other jurisdictions that we currently operate in or may do so in the future. As of the date of this prospectus, we have registered trademarks in relation to our brands in multiple jurisdictions.

The following table illustrates the trademarks we have registered and their details:

Registered Trademark	Jurisdiction	Expiry Date
	Malaysia	October 10, 2030
	Indonesia	July 14, 2032
	Singapore	September 2, 2032
	Malaysia Thailand	May 7, 2034 September 10, 2034
	Malaysia	May 7, 2034
	Malaysia	January 2, 2034
	Malaysia	July 12, 2032
	Malaysia	April 18, 2033

Competition

The specialty hotpot industry in Malaysia is highly competitive, with over 800 restaurants operated by both domestic and international industry players. Our competitors mainly include restaurant chain operator in Malaysia and internationally.

We believe that the principal competitive factors in the specialty hotpot market include the following:

●	quality of food and services;

●	brand awareness;

●	value for money;

●	location;

●	restaurant ambiance;

●	innovativeness;

●	operational efficiency; and

●	well-trained employees.

We believe that we are well-positioned to effectively compete on the basis of the factors listed above. In addition, we leverage a combination of active presence on social media platforms, including Facebook, Instagram and YouTube, and a loyalty program to attract new customers and encourage repeated visits. Overall, our marketing strategies have proven effective in building brand awareness, gaining market share, and fostering customer engagement and loyalty. We are confident that our approach surpasses that of our competitors, enabling us to excel in the industry and maintain a strong market position. We believe we are well-positioned to compete effectively against both existing and new competitors. However, our competitors may have longer operating histories, greater brand recognition, more resources, better supplier relationships, and larger customer bases. For discussion of risks relating to competition, see “Risk Factors — Risks Related to Our Business and Industry — The specialty hotpot restaurant market in Malaysia is highly competitive and any failure to successfully compete with other restaurants may adversely affect our business.”

Employees

We value our employees and maintain a good working relationship with them. As of December 31, 2025, we had a total of 207 full-time employees. All of our full-time employees are based in Malaysia.

The following table sets forth the breakdown of our employees by function as of December 31, 2025.

Function	Number of Full-time Employees
Operations (including our directors)	6
Finance, accounting and human resources	13
Business development	7
Administration	8
Restaurant	160
Warehouse management	13
Total	207

Facilities

Our principal executive office is located in No. 1, Jalan Perda Jaya, Kawasan Perniagaan Perda Jaya, 14000 Bukit Mertajam, Penang, Malaysia, consisting of approximately 557 square meters of leased office space primarily for corporate administration. Our central kitchen with the warehouse located in Bukit Mertajam, Penang, occupies approximately 1,301 square meters, while the transit warehouse in Kota Damansara, Selangor outside Kuala Lumpur, has an aggregate floor area of approximately 923 square meters. Both our central kitchen facilities and the transit warehouse are leased by us. As of the date of this prospectus, we also lease other properties in eleven cities or towns in Malaysia for a total of approximately 10,505 square meters as premises for our company-owned restaurant outlets.

As of the date of this prospectus, we own four properties located in Bukit Mertajam, Penang, Malaysia and one building in Johor Bahru, Johor, Malaysia, with an aggregate floor area of approximately 3,954 square meters. Currently, all of the properties owned by us are leased out to third-party businesses, except for a portion of the building in Johor Bahru, which is rented to a franchised restaurant outlet.

Insurance

We maintain various insurance policies to safeguard against risks and unexpected events. We have purchased fire, burglary and business insurance, among others, covering our inventory and fixed assets such as equipment and office facilities. We also provide our employees with medical insurance, maternity insurance, workplace injury insurance and unemployment insurance as consistent with customary industry practice in Malaysia.

Legal Proceedings

From time to time, we may be involved in various claims and legal actions that arise in the ordinary course of business. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow or results of operations.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in Malaysia or the rights of our shareholders to receive dividends and other distributions from us.

Our operations in Malaysia are subject to various national and local laws and regulations, primarily relating to food safety, public health, land use, labor standards, and building operations. Compliance with these regulatory requirements is essential to our ability to operate restaurants and maintain our licenses and approvals. Set forth below is a summary of the key laws and regulations applicable to our business in Malaysia.

Food Act 1983 (“FA 1983”); Food Regulations 1985 (“FR 1985”) and Food Hygiene Regulations

The FA 1983 and the FR 1985 are laws governing the food safety and quality control, including standards, hygiene and advertisement. The objective is to protect the public from health hazards and fraud in the preparation, sale and use of foods and for other related matters. The legislation, applies to all foods, locally produced or imported which are sold in the country. It covers a broad spectrum from compositional standards to food additives, nutrient supplements, contaminants, packages and containers, food labelling, procedure for taking samples, food irradiation, provision for food not specified in the regulations and penalty.

The Food Hygiene Regulations governs and control the hygiene and safety of food sold in Malaysia. The objectives are to ensure food premises are hygienic and satisfactory in terms of design and building, ensure food handlers maintain personal hygiene and avoid practices that can contaminate food. Under the Food Hygiene Regulations, no person shall use any food premises for the purposes of preparing, packaging, storing, distributing or sale of any food except where the premises is registered under Food Hygiene Regulations. Any person who fails to comply with the above commits an offence and shall, on conviction, be liable to a fine not exceeding RM10,000 or to imprisonment for a term not exceeding 2 years.

Local Government Act 1976 (“LGA 1976”)

Under the LGA 1976, and the by-laws of the respective local councils and authorities, our business operation premises are required to have business signboard/advertising licenses which include among others, business premise licenses in relation to our retail outlets, signboards and storage. We are also required to display the licenses at the business premises, and produce the licenses upon request.

Pursuant to the LGA 1976, any person who fails to exhibit or produce his licenses on the premises shall be liable to a fine not exceeding RM500 or to imprisonment for a term not exceeding 6 months or both.

National Land Code (“NLC”), Town and Country Planning Act 1976 (“TCPA 1976”), Street, Drainage and Building Act 1974 (“SDBA 1974”)

In the course of our business operations, we are required to ensure that the properties rented by us or properties we may own for our business operations comply with the NLC, TCPA 1976, SDBA 1974 and the relevant by-laws issued pursuant thereto which regulate among others the occupation of buildings and uniformity of local government matters relating to street, drainage and buildings.

NLC

The NLC governs land matters within Peninsular Malaysia, where most of our outlets are situated. Under the NLC, tenancies may be granted for terms not exceeding 3 years. There is no registration requirement for tenancies under the NLC but the interest of a tenant under a tenancy exempt from registration can be protected by way of an endorsement on the document title to the land.

TCPA 1976

The TCPA 1976 governs the proper control and regulation of town and country planning in Peninsular Malaysia and regulates among others modifications to planning permissions and building plan approvals issued by local authorities. Under the TCPA 1976, Section 18 prohibits a person to use or be permitted to use any land or building otherwise than in conformity with the local plan. Section 26 of the TCPA 1976 states that a person who, whether at his own instance or at the instance of another person uses or permits to be used any land or building in contravention of Section 18 commits an offence and is liable, on conviction to a fine not exceeding RM500,000 and/or to imprisonment for a term not exceeding 2 years, and be subjected to additional daily fines which may extend to RM5,000 for each day during which the offence continues after the first conviction for the offence. Section 26 also further states that the owner of the land in respect of which any act that constitutes such offence is done shall be deemed to have permitted the doing of that act. Section 27(7) of the TCPA 1976 also grants a local authority the discretion to impose additional planning permission application fees as prescribed by the local authority on a person who carries out any development (including building on land, making of any material change in the use of land or building) without prior planning permission being obtained from the local authority.

SDBA 1974

The SDBA provides uniformity of law and policy with regard to local government matters relating to street, drainage and buildings in Peninsular Malaysia. It provides for the requirement to have a Certificate of Fitness (“CF”) or Certificate of Completion and Compliance (“CCC”) to ensure that the building is safe and fit for occupation.

Pursuant to the SDBA 1974, prior written permission of the local authority is required among others for any partition, compartment, loft, roof, ceiling or other structures built in a building, any deviation from the any plans or specifications approved by the local authorities, or any alteration to a building otherwise than allowed by the local authority or by-laws made under the SDBA 1974. Failure to obtain the local authorities’ prior written permission for the above may subject the person in breach to fines or imprisonment or both, if convicted. Depending on the applicable provisions of the SDBA 1974 in breach, the maximum fines may range from RM25,000 to RM50,000 and additional daily fines for continuing offences after conviction, and the maximum imprisonment term may be up to 3 years. The SDBA 1974 also stipulates that any person who occupies a building or any part of a building without a CF or CCC may be subject to a fine of RM250,000 and/or imprisonment for up to 10 years, if convicted.

Occupational Safety and Health Act 1994 (“OSHA 1994”)

The OSHA 1994 provides provisions for securing the safety, health and welfare of persons at work, protecting others against risk to safety or health in connection with the activities of persons at work. The OSHA 1994 applies to all places of work throughout Malaysia including in the public service and statutory authorities, save for the work specified in the First Schedule of the OSHA 1994.

The OSHA 1994 provides that it is the duty of every employer to ensure the safety, health and welfare at work of all his employees, so far as is practicable, in particular:

(a)	the provision and maintenance of plant and systems of work that are safe and without risks to health;

(b)	the making of arrangements for ensuring safety and absence of risks to health in connection with the use or operation, handling, storage and transport of plant and substances;

(c)	the provision of such information, instruction training and supervision as is necessary to ensure the safety and health at work of his employees;

(d)	as regards any place of work under the control of the employer, the maintenance of it in a condition that is safe and without risks to health and the provision and maintenance of the means of access to and egress from it that are safe and without such risks;

(e)	the provision and maintenance of a working environment for his employees that is safe, without risks to health, and adequate as regards facilities for their welfare at work; and

(f)	the development and implementation of procedures for dealing with emergencies that may arise while his employees are at work.

Non-compliance of the above will result in an offence and on conviction would constitute to a fine not exceeding RM500,000 and/or to imprisonment for a term not exceeding 2 years. We also have a duty to ensure, in so far as is practicable, that other persons, not being our employees, who may be affected, are not exposed to risks to their safety or health.

Employees’ Minimum Standards of Housing, Accommodations and Amenities Act 1990 (“EMSHA 1990”) and Employees’ Minimum Standards of Housing, Accommodations and Amenities (Accommodation and Centralized Accommodation) Regulations 2020 (“EMSHA Regulations”)

The EMSHA 1990 and the EMSHA Regulations issued under the EMSHA 1990, imposes, among others, the minimum standards on accommodation for employees and the requirement for accommodation provided to employees to be certified with a certificate of accommodation from the Department of Labour Peninsular Malaysia.

An application for the certificate of accommodation may be made by an employer or a centralized accommodation provider to the Department of Labour Peninsular Malaysia. To obtain a certificate of accommodation, an employer or a centralized accommodation provider is required to ensure that every accommodation provided for employees complies with the minimum standards which includes among others, the minimum space requirement for workers’ accommodation, basic facilities, as well as safety and hygiene standards required under the EMSHA 1990 or any regulations made thereunder. Pursuant to the EMSHA 1990, failure to obtain such certification may constitute to a fine not exceeding RM50,000 with respect to each employees’ accommodation without a certificate of accommodation.

Personal Data Protection Act 2010 (“PDPA 2010”)

The PDPA 2010 regulates the processing of personal data in commercial transactions and to provide for matters connected therewith and incidental thereto. The PDPA 2010 applies to (a) any person who processes and (b) any person who has control over or authorizes the processing of any personal data in respect of commercial transactions (“Data User”).

The processing of personal data by a Data User must be in compliance with various personal data protection principles, namely (a) the General Principle; (b) the Notice and Choice Principle; (c) the Disclosure Principle; (d) the Security Principle; (e) the Retention Principle; (f) the Data Integrity Principle; and (g) the Access Principle (collectively, “the Personal Data Protection Principles”). A Data User who contravenes the Personal Data Protection Principles commits an offence and shall, on conviction, be liable to a fine not exceeding RM300,000 and/or to imprisonment for a term not exceeding 2 years.

In the course of our business, we collect the personal data of our employees and members who signed up for our membership program. Although our Group does not fall within the classes of data users identified under the Personal Data Protection (Class of Data Users) Order 2013 which are required to be registered as Data Users under the PDPA 2010, we are nonetheless required to comply with the PDPA 2010.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our Board, director nominees, and Executive Officers and a description of the business experience of each of them:

Name	Age	Position
Directors and Executive Officers
Goh Kok E	40	Chairman, Director and Co-Chief Executive Officer, and Chief Operating Officer
Hsu Hui Chen	52	Director and Co-Chief Executive Officer
Benjamin Yap Kean Ming	43	Chief Financial Officer
Non-Executive Directors
Ng Yah Ling	55	Independent Director
Ang Woei Shang	39	Independent Director
Lim Fei Fern	42	Independent Director

Goh Kok E, aged 40, is chairman of the board, co-chief executive officer of the Company and is a director. As an award-winning entrepreneur and strategic leader, Mr. Goh Kok E has over 15 years of experience in conceptualizing, scaling, and managing successful food and beverage brands across Malaysia and Southeast Asia. As a co-founder and chief executive officer of STCH Holding since 2019, Mr. Goh Kok E drives innovation through a diverse restaurant portfolio that blends authentic Asian culinary traditions with modern, scalable business models. From 2009 to 2014, Mr. Goh Kok E held the position of managing director and chief executive officer at Kopitan Classic. He has also been an investor in a rising star restaurant in the modern food and beverage industry known for its traditional noodle dishes, since 2024. Mr. Goh Kok E is dedicated to operational excellence, brand integrity, community impact, and cross-border expansion.

Hsu Hui Chen, aged 52, has extensive experience in global sourcing, procurement strategy, vendor management, and contract negotiation across various industries, including clinical trials, electrical, and electronic sectors. She served as Global Category Senior Manager / Strategic Procurement at Parexel International from February 2020 to September 2025, where she oversaw global procurement strategies for medical equipment, ancillary supplies, customs brokerage, and courier categories, while driving cost optimization and vendor playbook development. Prior to that, Ms. Hsu held various management and strategic sourcing positions at Parexel International from October 2008 to February 2020, including Global Vendor Relationship Manager and Global Category Sourcing Manager, where she managed supplier performance, risk mitigation, and cross-functional team leadership. Ms. Hsu specializes in developing holistic supply base strategies, executing major service agreements, and optimizing total cost of ownership. Ms. Hsu holds a bachelor’s degree in Business Administration from National Taiwan University.

Benjamin Yap Kean Ming, aged 43, has served as the chief financial officer of the Company since March 2025. He has extensive experience in multinational companies across various sectors, including manufacturing, food production, fast-moving consumer goods, wholesale, retail, logistics, property development, and plantation. Mr. Yap began his career at Ernst & Young in 2005, before joining Fujikura Federal Cables Sdn. Bhd. in 2008 as an accountant and internal controller. He then worked at Kerry Ingredients (M) Sdn. Bhd. and Keluarga Group as an accountant from 2013 to 2016 and 2016 to 2019, respectively. In 2020, he joined Aspen Group as a corporate reporting manager, and in 2021, he became the chief financial officer at United Oil Palm Group. During his three years there, Mr. Yap oversaw the group’s accounts and finance functions in preparation for its initial public listing in the U.S. He holds a bachelor’s degree in commerce from the University of Adelaide, Australia, and is a member of Certified Practicing Accountant (CPA) Australia and the Malaysian Institute of Accountants (MIA).

Independent Director

Ng Yah Ling, aged 55, is an independent director. Ms. Ng is a chartered accountant and began her career as an account clerk at Hong Leong Management Co. Sdn Bhd in 1992 and then worked at SH Yeoh & Co., an auditing firm, for six years from 1997 to 2003, before joining Chuah Hong Boon & Co. as an audit manager for another three years. Since 2013, Ms. Ng has served as the director of several companies including Premier Accountancy Services Sdn Bhd, Premier Corporate Advisory Sdn Bhd, Premier Vat Consultancy Sdn Bhd and Premier Business Solutions Sdn Bhd, which are Malaysian companies focusing on comprehensive business advisory services. She is a member of the Malaysian Institute of Accountants (MIA) and the Malaysian Association of Company Secretaries.

Ang Woei Shang, aged 39, is an independent director. He is the founding partner of WS Ang & Associates and has been a lawyer in Malaysia since 2011, specializing primarily in litigation. Mr. Ang’s has a deep understanding of legal risk assessment, dispute resolution, and contract enforcement through his lawyering career. He holds a bachelor’s degree in laws from the University of Malaya and is a member of the Malaysian Bar.

Lim Fei Fern, aged 42, is a seasoned finance and accounting professional specializing in financial management, operational cost optimization, and internal controls. She has served as the Finance Manager at SRX Malaysia Sdn Bhd since September 2015, where she leads the finance team in managing operational financial needs, financial reporting, cash management, e-invoicing implementation, and post-acquisition finance integration. Prior to that, Ms. Lim served as the Accounting Manager at ASM Technology (M) Sdn Bhd from March 2014 to September 2015, and as a Management Accountant at Kerry Ingredients (M) Sdn Bhd from August 2012 to March 2014, focusing on cost accounting, inventory control, and operational variance analysis. Prior to 2012, she served as an Accountant at Tridonic Malaysia Sdn Bhd (2011–2012) and held accounting roles at Beyonics Technology (Senai) Sdn Bhd (2006–2011), accumulating extensive experience in AP/AR/GL management, transfer pricing, forex compliance, and fixed assets management. Ms. Lim’s expertise lies in establishing robust internal controls, optimizing working capital, and ensuring regulatory compliance in cross-border transactions. Ms. Lim holds a bachelor’s degree in Commerce (Accounting & Finance) from Curtin University of Technology, Australia, and is a certified member of CPA Australia and the Malaysian Institute of Accountants.

Recent Resignation and Appointment of Directors and Officers

On March 31, 2026, Mr. Goh Kok Foong stepped down as the Company’s Chairman, Director and Chief Executive Officer for personal reasons, effective the same date. His resignation was not due to any disagreement with the Company’s management or the Board. Following his resignation, Mr. Goh Kok E assumed the roles of Chairman and Chief Executive Officer, and Ms. Mhlengi Prevail Mafu was appointed as a director.

On August 5, 2026, Mr. Wu Wai Kong resigned as an independent director, the chairperson of the Compensation Committee, a member of the Nominating and Corporate Governance Committee and a member of the Audit Committee of the Company. Effective as of August 7, 2026, Mr. Mhlengi Prevail Mafu resigned as a director and co-chief executive officer of the Company. Effective as of August 7, 2026, Mr. Chung Wai Wong resigned as a director and a member of Nominating and Corporate Governance Committee, a member of Audit Committee and a member of Compensation Committee.

Effective August 7, 2026, the Board appointed Ms. Hsu Hui Chen and Ms. Lim Fei Fern in lieu of Mhlengi Prevail Mafu and Wu Wai Kong, respectively. Ms. Hsu Hui Chen was appointed as the director and co-chief executive officer of the Company, effective from August 7, 2026. Ms. Lim Fei Fern was appointed as the independent director, as well as the chairperson of the Compensation Committee, a member of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the Company, effective from August 7, 2026.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided (i) such director, if the director’s interest (whether direct or indirect) in such contract or arrangement is material, has declared the nature of his or her interest at the earliest meeting of the board of directors at which it is practicable for such director to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Our board of directors consists of three committees, namely the audit committee, the compensation committee, and the nominating and corporate governance committee. We have adopted a charter for each of the three committees. The members and functions of these committees are described as below:

Audit Committee. Our audit committee consists of three directors, namely Ms. Ng Yah Ling, Mr. Ang Woei Shang, and Ms. Hsu Hui Chen. Ms. Ng Yah Ling will be the chairperson of our audit committee. Each member on our audit committee satisfies the “independence” requirements under Rule 5605(a)(2) of the Nasdaq Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Ms. Ng Yah Ling qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	selecting and appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by such independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	meeting separately and periodically with management and our independent auditors;

●	reporting regularly to the full board of directors;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	other matters that are specifically assigned to our audit committee by our board of directors from time to time.

Compensation Committee. Our compensation committee consists of three members, namely Mr. Goh Kok E, Ms. Ng Yah Ling, Lim Fei Fern. Ms. Lim Fei Fern will be the chairperson of our compensation committee. Each of Mr. Goh Kok E, Ms. Ng Yah Ling, Lim Fei Fern satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. Based on the exemption available to foreign private issuers pursuant to Rule 5615(a)(3) of the Nasdaq Listing Rules, we follow our home country practice as a Cayman Islands company to have Mr. Goh Kok E serving as a member of our compensation committee in lieu of following Rule 5605(d)(2) of the Nasdaq Listing Rules which provides that each member of the compensation committee must be an independent director as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Our compensation committee assists the board of directors in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving to the board of directors with respect to the compensation for our chief executive officer and other executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board of directors with respect to the compensation of our non-employee directors; and

●	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or arrangements of similar nature such as annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of three directors, namely Mr. Goh Kok Foong, Mr. Ang Woei Shang and Ms. Hsu Hui Chen. Mr. Ang Woei Shang will be the chairperson of our nominating and corporate governance committee. Each of Mr. Goh Kok Foong, Mr. Ang Woei Shang and Ms. Hsu Hui Chen satisfies the “independence” requirements under Rule 5605(a)(2) of the Nasdaq Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. Based on the exemption available to foreign private issuers pursuant to Rule 5615(a)(3) of the Nasdaq Listing Rules, we follow our home country practice as a Cayman Islands company to have Mr. Goh Kok Foong serving as a member of our nominating and corporate governance committee in lieu of following Rule 5605(e)(1)(B) of the Nasdaq Listing Rules which provides that each member of the nominating and corporate governance committee must be an independent director as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Our compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election by the shareholders or appointment by the board of directors;

●	reviewing annually with the board of directors about its current composition with regards to characteristics such as independence, age, skills, experience, diversity and availability of service to us;

●	advising the board of directors on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board of directors periodically with regards to significant developments in the law and practice of corporate governance as well as monitoring our compliance with applicable laws and regulations, and making recommendations to the board of directors on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to the company, including a duty to act bona fide in the best interests of the company, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our A&R Company Listing Articles, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by the directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office and responsibilities of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our register of members.

Oversight of Cybersecurity Risks

Our board of directors plays an active role in monitoring cybersecurity risks, including in connection with data protection, and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each committee of the board of directors, the board of directors receives regular reports from our management, including our chief operation officer, on material cybersecurity risks and the degree of our exposure to those risks, from cyber-attacks to infrastructure vulnerabilities, including the risk of data breach. While the board of directors oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks.

Terms of Directors and Officers

Our directors may be appointed by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that such director’s office be vacated; (v) is prohibited by law from being a director, or (vi) is removed from office pursuant to any other provision of our A&R Company Listing Articles. Our officers are elected by and serve at the discretion of the board of directors.

Employment Agreements and Indemnification Agreements

Prior to the completion of this offering, we plan to enter into new employment agreements with our senior executive officers to replace the employment agreements currently in effect. Pursuant to these new agreements, we will be entitled to terminate a senior executive officer’s employment for cause at any time for certain acts of the officer, such as being convicted of any criminal conduct, any act of gross or willful misconduct or any serious, willful, grossly negligent or persistent breach of any employment agreement provision. We may also terminate a senior executive officer’s employment by giving three-month’s prior written notice without cause. A senior executive officer may terminate his or her employment at any time by giving three-month’s prior written notice. In connection with the employment agreement, each senior executive officer will enter into an intellectual property ownership and confidentiality agreement and agreed to hold all information, know-how and records in any way connected with the products or services of our company, in strict confidence perpetually. Each officer will also agree that we shall own all the intellectual property developed by such officer during his or her employment.

We expect to enter into indemnification agreements with our directors and executive officers. Under these agreements, we may agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made due to their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the years ended December 31, 2024 and 2025, we paid an aggregate of approximately US$0.22 million and US$0.25 million, respectively, in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our Malaysian subsidiaries are required by law to contribute certain percentages of each employee’s salary to statutory funds, including the Employees Provident Fund for retirement savings, the Social Security Organization for employment injury and invalidity protection, the Employment Insurance System for unemployment protection and the Human Resources Development Fund for employee training and skills development.

Code of Business Conduct and Ethics and Incentive Compensation Recovery Policy

We have adopted (i) a written code of business conduct and ethics and (ii) incentive compensation recovery policy that applies to certain covered executives, including our chief executive officer, president, chief financial officer, principal accounting officer or controller, any vice-president of our company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function for our company, any other person who performs similar policy-making functions for our company, and any other employee who may from time to time be deemed subject to the incentive compensation recovery policy by our compensation committee (collectively the “Policies”), effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of the Policies will be posted on our website. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the Policies, and any waivers of the Policies for our directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Capital Market.

Equity Incentive Plan

2025 Equity Incentive Plan

Our 2025 Equity Incentive Plan was adopted on August 26, 2025, to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors and consultants and promote the success of our business. The equity incentive plan provides for the grant of an option, restricted shares, restricted share units and local awards.

2026 Equity Incentive Plans

Our 2026 Equity Incentive Plan and 2026 Second Equity Incentive Plan were adopted on May 18, 2026 and August 21, 2026, respectively, to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors and consultants and promote the success of our business. The equity incentive plans provide for the grant of options, restricted shares, restricted share units, stock appreciation rights, stock bonus awards and performance compensation awards.

Authorized Shares

The maximum number of ordinary shares may be subject to awards pursuant to the 2025 Equity Incentive Plan is 5,000,000 initially. The aggregate number of ordinary shares available for issuance under the 2025 Equity Incentive Plan will be increased on January 1 of the fiscal year immediately following the fiscal year in which an initial public offering of our shares is consummated, by an amount equal to 1% of the total number of ordinary shares issued and outstanding on December 31 of the immediately preceding fiscal year.

The maximum number of Class A Ordinary Shares that may be subject to awards pursuant to the 2026 Equity Incentive Plan and 2026 Second Incentive Plan is 5,500,000 and 3,768,745, respectively.

Administration

Our board of directors or a committee of the board of directors or officers to which the board of directors delegates the authority administers the 2025 Equity Incentive Plan and the 2026 Equity Incentive Plans. The administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant and the provisions and terms and conditions of each award. In the event that any dividend or other distribution, recapitalization, share division, share consolidation, reorganization or any change in the corporate structure of the Company affecting the shares occurs, the administrator will make adjustment with respect to the number and class of shares that may be delivered under the 2025 Equity Incentive Plan and the 2026 Equity Incentive Plans and/or the number, price and class of shares covered by outstanding awards, in order to prevent diminution of the benefits intended to be made available under the 2025 Equity Incentive Plan and the 2026 Equity Incentive Plans.

Awards under the 2025 Equity Incentive Plan

Share Options. Share options may be granted under the 2025 Equity Incentive Plan. The administrator determines the exercise price for each option award, which is stated in the award agreement and should in no case be lower than the par value of our ordinary shares. One-fourth (1/4) of the shares subject to an option will vest on each of the first, second, third and fourth annual anniversaries of the vesting commencement date, unless otherwise provided in the award agreement.

Restricted Shares. A restricted share award agreement will specify restrictions on the duration of the restricted period and the number of shares granted. Restricted shares may not be sold, transferred or pledged until the end of the restricted period and may be subject to forfeiture upon a termination of employment or service with us. Unless otherwise provided in the award agreement, the holder of restricted shares will be entitled to receive all dividends and other distributions paid with respect to the ordinary shares, subject to the same restrictions on transferability and forfeitability as the underlying shares of restricted shares. One-fourth (1/4) of the restricted shares will vest on each of the first, second, third and fourth annual anniversaries of the vesting commencement date, unless otherwise provided in the award agreement.

Restricted Share Units. Awards of restricted share units may be granted by the administrator. At the time of granting restricted share units, the administrator may impose conditions that must be satisfied, such as continued employment or service or attainment of corporate performance goals, and may place restrictions on the grant and/or vesting of the restricted share units. A restricted share unit award agreement will specify applicable vesting criteria, the number of restricted share units granted and the terms and conditions on time and form of payment. Each restricted share unit, upon fulfilment of applicable conditions, represents a right to receive an amount equal to the fair market value of one ordinary share.

Awards under the 2026 Equity Incentive Plans

Share Options. Share options may be granted under the 2026 Equity Incentive Plans. The administrator determines the exercise price for each option award, which is stated in the award agreement and should in no case be lower than the par value of our Class A Ordinary Shares. Unless otherwise provided in the award agreement, an option shall vest and become exercisable with respect to 100% of the Class A Ordinary Shares subject to such option on the third anniversary of the date of grant.

Restricted Shares. A restricted share award agreement will specify restrictions on the duration of the restricted period and the number of shares granted. Restricted shares may not be sold, transferred or pledged until the end of the restricted period and may be subject to forfeiture upon a termination of employment or service with us. Unless otherwise provided in the award agreement, the holder of restricted shares will be entitled to receive all dividends and other distributions paid with respect to the Class A Ordinary Shares, subject to the same restrictions on transferability and forfeitability as the underlying shares of restricted shares. Vesting of restricted shares will be as determined by the administrator and set forth in the applicable award agreement.

Restricted Share Units. Awards of restricted share units may be granted by the administrator. At the time of granting restricted share units, the administrator may impose conditions that must be satisfied, such as continued employment or service or attainment of corporate performance goals, and may place restrictions on the grant and/or vesting of the restricted share units. A restricted share unit award agreement will specify applicable vesting criteria, the number of restricted share units granted and the terms and conditions on time and form of payment. Each restricted share unit, upon fulfilment of applicable conditions, represents a right to receive an amount equal to the fair market value of one Class A Ordinary Share.

Change in Control

In the event of a change in control, the administrator may provide for termination or acceleration of awards, purchase of awards from holders or replacement of awards.

Term

Unless terminated earlier, the 2025 Equity Incentive Plan and the 2026 Equity Incentive Plans will continue in effect for a term of ten years from the date of its adoption.

Amendment and Termination

Subject to applicable shareholders’ approval and certain exceptions, the board of directors may at any time amend or terminate the 2025 Equity Incentive Plan and the 2026 Equity Incentive Plans.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our director and executive officer;

●	our directors and executive officers as a group; and

●	each of our principal shareholders who beneficially owns 5% or more of our total outstanding Class A Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares shown as beneficially owned by them. As of the date of this prospectus, we have 18,843,727 Class A Ordinary Shares and 972,000 Class B Ordinary Shares issued and outstanding.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them.

For information regarding the appointment and resignation of our directors and executive officers, please refer to the section entitled “Management — Recent Resignation and Appointment of Directors and Officers” elsewhere in this prospectus.

	Class A Ordinary Shares Beneficially Owned		Class B Ordinary Shares Beneficially Owned		Voting Power
	Number	%	Number	%	%
Directors and Executive Officers
Goh Kok E, Chairman, Director and Co-Chief Executive Officer, and Chief Operating Officer	347,500	1.84%	-	-	0.52%
Hsu Hui Chen, Director and Co-Chief Executive Officer	1,319,500	7.00%	-	-	1.96%
Benjamin Yap Kean Ming, Chief Financial Officer	-	-	-	-	-
Ng Yah Ling, Independent Director	469,987	2.49%	-	-	0.70%
Ang Woei Shang, Independent Director	-	-	-	-	-
Lim Fei Fern, Independent Director	-	-	-	-	-
All directors and executive officers as a group (6 individuals):	1,737,487	11.33%	-	-	3.19%
5% or Greater Shareholders
Goh Kok Foong(1)	-	-%	972,000	100%	72.06%
L1 Capital Global Opportunities Master Fund(2)	2,091,421	9.99%	-	-	3.01%

Notes:

*	The business address of our directors and executive officers is No. 1, Jalan Perda Jaya, Kawasan Perniagaan Perda Jaya, 14000 Bukit Mertajam, Pulau Pinang, Malaysia

†	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) the number of ordinary shares outstanding as of the date of this annual report, and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this annual report.

(1)	Mr. Goh Kok Foong is a brother of Goh Kok E, the Director and Co-Chief Executive Officer, and Chief Operating Officer of the Company.

(2)	Represents Class A ordinary shares underlying the Convertible Note and the Warrants, each of which are subject to a 9.99% beneficial ownership limitation. L1 Capital Global Opportunities Master Fund is an exempted company incorporated under the laws of the Cayman Islands. David Feldman and Joel Arber are the directors of L1 Capital Global Opportunities Master Fund. As such they may be deemed to be beneficial owners of such Class A Ordinary Shares. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The business address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

SELLING SHAREHOLDER

The Class A Ordinary Shares being offered by the Selling Shareholder are those issued or issuable to the Selling Shareholder upon conversion of the Convertible Note, exercise of the Warrants and those issued pursuant to the same as Pre-Delivery Shares for purposes of conversions of the Note and exercises of the Warrant. For additional information regarding the issuances of those shares of Class A Ordinary Shares and the Convertible Note. We are registering the Class A Ordinary Shares in order to permit the Class A Ordinary Shares to offer the shares for resale from time to time. Except that the Selling Shareholder purchased the Convertible Notes, Warrants and Pre-Delivery Shares from us pursuant to the securities purchase agreements entered into between us and the Selling Shareholder, the Selling Shareholder not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the Class A Ordinary Shares by the Selling Shareholder. The second column lists the number of Class A Ordinary Shares beneficially owned by the Selling Shareholder, based on its ownership of the Class A Ordinary Shares, as of the date of this prospectus, giving effect to beneficial ownership limitations.

The third column lists the Class A Ordinary Shares being offered by this prospectus by the Selling Shareholder and does not take in account any limitations on conversion of the shares underlying Convertible Notes and exercise of the Warrants set forth therein.

In accordance with the terms of the Registration Rights Agreement with the Selling Shareholder, this prospectus generally covers the resale of the sum of (i) the initial Required Minimum of 31,914,901 Class A Ordinary Shares that the Company is required to have authorized, reserved and available for issuance pursuant to the Securities Purchase Agreement, representing 300% of the maximum aggregate number of Class A Ordinary Shares potentially issuable pursuant to the Transaction Documents (as defined in the Securities Purchase Agreement), determined in accordance with the formula set forth in the Securities Purchase Agreement, including the assumption that the conversion price of the Convertible Note is at all times equal to the Floor Price and without regard to any limitations on conversion or exercise (including the beneficial ownership limitation described below), and (ii) the 700,000 Pre-Delivery Shares for purposes of conversions of the Note and exercises of the Warrant. We believe that the number of Class A Ordinary Shares registered hereby represents a good faith estimate of the maximum number of Class A Ordinary Shares that may be issued pursuant to the Convertible Note and the Warrants (including pursuant to the alternative cashless exercise provisions of the Warrants and giving effect to any adjustment of the number of Warrant Shares or the exercise price pursuant to the adjustment provisions of the Warrants, including Sections 3(a) and 3(d) thereof).The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Convertible Note, the Warrant and the Securities Purchase Agreement, the Selling Shareholder may not convert the Convertible Note and exercise the Warrant to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of Class A Ordinary Shares which would exceed 9.99% of the total Class A Ordinary Shares issued and outstanding as of the date of conversion. The number of shares in the second column reflects these limitations. The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution”.

Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to Offering	Percentage of Class A Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of shares of Class A Ordinary Shares to be Sold Pursuant to this Prospectus*	Number of shares of Class A Ordinary Shares Owned After Offering	Percentage of Class A Ordinary Shares Beneficially Owned After Offering
L1 Capital Global Opportunities Master Fund	2,091,421	9.99%	32,614,901	-	-

*

Represents the total number of Class A Ordinary Shares underlying the Convertible Note and the Warrants, assuming full conversion of the Convertible Note and full exercise of the Warrants offered hereby (including the Pre-Delivery Shares), including Class A Ordinary Shares underlying the Convertible Note and Warrants which are subject to a 9.99% beneficial ownership limitation. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund. As such they may be deemed to be beneficial owners of such Class A Ordinary Shares. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The business address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

RELATED PARTY TRANSACTIONS

Equity Incentive Plan

See “Management - Equity Incentive Plan.”

Employment Agreements and Indemnification Agreements

See “Management - Employment Agreements and Indemnification Agreements.”

Other Related Party Transactions

On July 24, 2026, we completed a private placement of our Class A Ordinary Shares. Mr. Goh Kok E, our chief operating officer and a director, purchased 5,220,000 shares, at a price of $0.276 per share. Ms. Hsu Hui Chen, our director and co-chief executive officer, purchased 820,000 shares in the same private placement, at the same price of $0.276 per share.

Sales of Food Ingredients and Condiments

We sell food ingredients and condiments, mainly consisting of pre-made soup bases, sauces and semi-prepared food ingredients processed by our central kitchen, as well as some raw food materials and condiments sourced from third-party suppliers to a number of related parties who are our licensees, pursuant to the licensing agreement between us and each licensee. For the years ended December 31, 2024 and 2025, the amounts of transactions of this type between us and the following related parties are listed as below:

●	Ban Bu Dian (M) Sdn. Bhd. (“BBDM”), a subsidiary of CCH F&B which is under control of Mr. Goh Kok E, US$127,109, US$77,379 and US$196,190, respectively;

●	CCH (Sabah) Sdn. Bhd. (“CCH Sabah”), an entity under significant influence of us by virtue of owning 20% of equity interest in it, US$24,956, US$19,576 and US$26,250, respectively;

●	CCH Tasty Sdn. Bnd. (“CCH Tasty”), an entity significantly influenced by us by virtue of owning 40% of the equity interests in it, US$89,661, US$108,783 and US$59,311, respectively;

●	CCH F&B Sdn. Bnd. (“CCH F&B”), an entity controlled by Mr. Goh Kok E, US$105,840, US$97,622 and US$96,930, respectively;

●	CCH KCH Sdn. Bhd. (“CCH KCH”), an entity under significant influence of us by virtue of owning 40% of equity interest in it, US$74,482, US$17,307 and US$13,697, respectively;

●	CCH Alor Setar Sdn. Bhd. (“CCH Alor Setar”), an entity controlled by Mr. Goh Kok E, US$70,663, US$95,672 and US$58,717, respectively;

●	CCH Ipoh Sdn. Bnd. (“CCH Ipoh”), an entity controlled by Mr. Goh Kok E, our chief operating officer and a director of our Company, and Mr. Goh Kok Foong, brother of Mr. Goh Kok E, US$232,256, US$100,417 and US$42,035, respectively;

●	Grizzly Spirit Sdn. Bhd., a subsidiary of CCH F&B which is under control of Mr. Goh Kok E, US$90,698, US$25,847 and nil, respectively;

●	Kopitan Classic, an entity under control of Mr. Goh Kok E and Mr. Goh Kok Foong, nil, US$47,444 and nil, respectively;

●	Signature Tasty Claypot House (Arkadia) Sdn. Bhd., an entity controlled by Mr. Goh Kok E, US$57,484, US$44,541 and 54,192, respectively;

Franchise Licensing Income from Related Parties

We generate franchise licensing income from related parties who are our licensees, pursuant to the licensing agreement between us and each licensee. For the years ended December 31, 2023, 2024 and 2025, the amount of franchise licensing income we received from the following related parties are listed as below:

●	BBDM, US$22,404, US$13,513 and US$138,269, respectively.

●	CCH Sabah, US$37,451, US$37,209 and US$44,014, respectively;

●	Zi Wei Yuan (Shen Zhen) Hotpot Restaurant Co., Ltd (“ZWY Shenzhen”), an entity controlled by Mr. Goh Kok E, US$28,854, US$303,716 and US$36,353, respectively;

●	CCH Tasty, US$32,954, US$42,550 and US$23,623, respectively;

●	CCH F&B, US$19,563, US$17,392 and US$16,457, respectively;

●	CCH KCH, US$9,320, US$19,225 and US$12,390, respectively;

●	CCH Alor Setar, US$12,502, US$15,854 and US$9,619, respectively;

●	CCH Ipoh, US$55,058, US$20,009 and US$8,460, respectively;

Loans to Related Parties

We have historically provided loans to Mr. Goh Kok Foong and Mr. Goh Kok E for their personal uses, which were due on demand and interest free. As of December 31, 2023, 2024 and 2025, the amounts due from Mr. Goh Kok Foong, current were nil, US$488,920 and US$30,202, respectively. As of December 31, 2024 and 2025, the amounts due from Mr. Goh Kok E, current were US$500,432 and US$2,959, respectively.  As of the date of this prospectus, the amount has been paid in full.

We historically provided loans to certain of our related parties, which were due on demand and interest free, to support their operations, including the following ones: (i) for the years ended December 31, 2023, 2024 and 2025, we provided loans to CCH KCH, a licensee of ours, in an aggregate amount of  US$92,366, US$5,230and US$30,654, respectively; (ii) for the year ended December 31, 2023, 2024 and 2025, we provided loans to CCH Tasty, a licensee of ours, in an aggregate amount of US$41,249, nil and US$16,339, respectively; and (iii) for the year ended December 31, 2023, 2024 and 2025, we provided loans to Kopitan Food Sdn. Bhd. (“Kopitan Food”), an entity under control of Mr. Goh Kok E and Mr. Goh Kok Foong, in an aggregate amount of nil, US$21,859 and US$11,664, respectively.

For the year ended 2025, we provided new loans to Hong Woi Tat Trading Sdn. Bhd., Trident Consultancy Pte Ltd and Ban Bu Dian (M) Sdn. Bhd. amounted to US$3,189,418, US$2,042,977 and US$335,614, respectively. Such loans are interest-free, due on demand and were provided to support their operations.

We agreed to provide an interest-free credit facility to ZWY Shenzhen to support its operations in an amount up to US$492,225 (MYR2,200,000) with maturity date on August 1, 2028, pursuant to a loan agreement between us and ZWY Shenzhen entered into on August 1, 2024. As of December 31, 2024 and 2025, the outstanding amount under this loan agreement (also the amount due from ZWY Shenzhen, non-current as of the same date) were US$489,274(MYR2,186,809) and US$539,154(MYR2,186,809), respectively.

We provided an interest-free credit facility to Abang Adek Holdings Sdn. Bhd. (“Abang Adek”), an entity controlled by Mr. Goh Kok E, to support its operations in an amount up to US$238,617(MYR1,066,500) with maturity date on July 16, 2027, pursuant to a loan agreement between us and Abang Adek entered into on May 1, 2022. As of December 31, 2024 and 2025, the outstanding amount of the credit facility (also the amount due from Abang Adek, non-current as of the same date) were US$238,617(MYR1,066,500) and US$262,944(MYR1,066,500), respectively.

Capital Injection to Related Parties

For the year ended December 31, 2024, we made capital injections to three related parties of ours, including CCH KCH, CCH Sabah and CCH Tasty, in an aggregate amount of US$87,437, US$30,603 and US$17,487, respectively.

For the year ended December 31, 2023 and 2025, we did not make any capital injection to related party of  ours.

Amounts due from Related Parties

The balance of our amounts due from related parties, current mainly include (i) receivables arising from sales of food ingredients and condiments to related parties; (ii) receivables arising from franchise licensing income from related partes; and (iii) interest-free loans due on demand to related parties. See “Other Related Party Transactions — Sales of Food Ingredients and Condiments,” “Other Related Party Transactions — Franchise Licensing Income from Related Parties” and “Other Related Party Transactions — Loans to Related Parties” for details. As of December 31, 2025, our amounts due from related parties, current are listed as below:

●	US$2,613,686 from Hong Woi Tat Trading Sdn. Bhd.;

●	US$606,850 from BBDM;

●	US$407,263 from ZWY Shenzhen;

●	US$318,250 from CCH Alor Setar;

●	US$277,377 from CCH F&B;

●	US$226,577 from CCH Ipoh;

●	US$193,132 from CCH Sabah; and

●	US$629,080 from other related parties.

For our amounts due from Mr. Goh Kok Foong and Mr. Goh Kok E, current as of December 31, 2025, see “Other Related Party Transactions — Loans to Related Parties.”

For our amounts due from related parties (including ZWY Shenzhen and Abang Adek), non-current as of December 31, 2025, also see “Other Related Party Transactions — Loans to Related Parties.”

Amounts due to Related Parties

Historically, certain related parties have made payments for expenses incurred in our business operations on behalf of us. As of December 31, 2025, our amounts due to Mr. Goh Kok E, Mr. Goh Kok Foong, BBDM, Kopitan Food and other related parties were US$136,875, US$113,173, US$53,914, US$30,519 and US$45,575, respectively.

DESCRIPTION OF SHARES

The following description of the material terms of our securities and the provisions of our second amended and restated memorandum and articles of association, are summaries and are qualified by reference to such document. We have filed copies of these documents with the SEC as exhibit to this registration statement of which this prospectus forms a part, which are incorporated by reference herein.

We were incorporated as an exempted company with limited liability in the Cayman Islands on December 2, 2024. Our affairs are currently governed by our memorandum and articles of association, as amended from time to time, the Companies Act and the common law of the Cayman Islands.

As of the date of this prospectus, 19,815,727 ordinary shares are issued and outstanding, consisting of 18,843,727 Class A Ordinary Shares, and 972,000 Class B Ordinary Shares.

Authorized Share Capital

The authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising (i) 399,028,000 shares designated as Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 972,000 shares designated as Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 100,000,000 undesignated shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles.

Ordinary Shares

General. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. Subject to the Companies Act, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay interim dividends, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us. In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our shareholders may, upon the recommendation of our directors, by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Voting Rights. On a show of hands each shareholder is entitled to one vote or, on a poll, each Class A Ordinary Share is entitled the shareholder to one vote and each Class B Ordinary Share is entitled the shareholder to fifty votes, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands of shareholders who are present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative, unless a poll is demanded.

A poll may be demanded by the chairman of such meeting or any shareholder holding not less than ten percent (10%) of the votes attaching to the Shares present in person or by proxy.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder and all calls or instalments due by such shareholder to us have been paid.

If a clearing house (or its nominee(s)) or a central depositary entity, being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house or central depositary entity (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or central depositary entity (or its nominee(s)) including the right to vote individually in a show of hands.

Conversion. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Share are not convertible into Class B Ordinary Shares under any circumstance.

Transfer of Ordinary Shares. Subject to any applicable restrictions set forth in our A&R Company Listing Articles, including, for example, the board of directors’ discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, or a transfer of any share to more than four joint holders, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or in another form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of share;

●	the instrument of transfer is properly stamped (in circumstances where stamping is required);

●	fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors; and

●	may from time to time require is paid to us in respect thereof.

Liquidation. Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to our A&R Company Listing Articles and to the terms of allotment our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment.

The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We are empowered by the Companies Act and our A&R Company Listing Articles to purchase our own shares, subject to certain restrictions.

Our directors may only exercise this power on our behalf, subject to the Companies Act, our A&R Company Listing Articles and to any applicable requirements imposed from time to time by Nasdaq, the SEC, or by any other recognized stock exchange on which our securities are listed.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued Shares of that Class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of the register of members or our corporate records (other than copies of our memorandum and articles of association, our register of mortgages and charges and any special resolutions passed by our shareholders).

Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our A&R Company Listing Articles authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our A&R Company Listing Articles also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our A&R Company Listing Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our A&R Company Listing Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, including but not limited to claims arising under the Exchange Act or the Securities Act, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, shall be deemed to have notice of and consented to this exclusive forum provision. Without prejudice to the foregoing, if this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of the articles of association shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Register of Members

In accordance with Section 48 of the Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our directors will maintain one register of members, at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, which provides us with corporate administrative services. We will perform the procedures necessary to register the shares in the register of members as required in “PART III — Distribution of Capital and Liability of Members of Companies and Associations” of the Companies Act, and will ensure that the entries on the register of members are made without any delay.

In the event we fail to update our register of members, the aggrieved party may apply for an order with the courts of the Cayman Islands for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England.

In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to United States corporations and companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of shareholders or class of shareholders, as the case may be; or (b) a majority in number representing 75% in value of creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% in value of the shares for which the offer has been made, the offeror may, within a two-month period after the approval by the said holders, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman

Islands court can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a minority shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our A&R Company Listing Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our A&R Company Listing Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands Law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association. Our A&R Company Listing Articles do not allow shareholders to act by written resolutions.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Companies Act does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Companies Act may provide shareholders with limited rights to requisition a general meeting, but such rights must be stipulated in the articles of association of the company.

Any one or more shareholders holding not less than two-thirds of the votes attaching to the total issued and paid up share capital of the Company at the date of deposit of the requisition shall at all times have the right, by written requisition to the board of directors or the secretary of the company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our A&R Company Listing Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our A&R Company Listing Articles, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board of directors and the board of directors resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to any other provisions of our A&R Company Listing Articles.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring. A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and

(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s issued and outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the issued and outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our A&R Company Listing Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the consent in writing of the holders of at least two-thirds (2/3) of the issued Shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our A&R Company Listing Articles, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our A&R Company Listing Articles on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our A&R Company Listing Articles governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuance

The following is a summary of our securities issuances in the past three years.

On December 2, 2024, we issued one ordinary share at par value of US$0.00001 each to the initial subscriber and on the same day, such share was transferred to Lim Soon Huat, who was the director of CCH Holdings Ltd at that time.

On May 16, 2025, we issued a total of 29,999,999 ordinary shares to certain individual and entities as described below:

●	we issued 9,299,999 ordinary shares to Lim Soon Huat at par value of US$0.00001 each;

●	we issued 16,200,000 ordinary shares to Goh Kok Foong, our founder, chairman of board of directors and chief executive officer, at par value;

●	we issued 1,200,000 ordinary shares to Yeoh Wooi Leng, a director of STCH GH at that time, at par value;

●	we issued 1,200,000 ordinary shares to See Xue Xian, at par value;

●	we issued 600,000 ordinary shares to Liew Choon How, at par value;

●	we issued 1,200,000 ordinary shares to Capricornos Investment Holdings Limited, an entity wholly owned by Jiang Keru, at par value; and

●	we issued 300,000 ordinary shares to Max Strategic Group Limited, an entity wholly owned by Gui Hongwen, at par value.

On September 5, 2025, the Company effected the Share Surrender of 12,000,000 ordinary shares from all of its shareholders at the time, through which approximately 40% of ordinary shares were surrendered from each shareholder (with the fractional shares rounding off to the nearest whole share). The Share Surrender had no effect on any shareholder’s proportionate equity interest in the Company. The par value of each ordinary share remained at $0.00001 per share following the Share Surrender, and the number of the issued and outstanding ordinary shares of the Company was reduced to 18,000,000 shares. As a result, the aggregate par value of the issued and outstanding ordinary shares of the Company was reduced, with the aggregate amount of share subscription receivable correspondingly reduced as well. The Share Surrender has no effect on the Company’s total shareholders’ equity.

On October 6, 2025, we completed our initial public offering of 1,250,000 ordinary shares at a price to the public of US$4.00 per share, for a total offering size of US$5.0 million. The net proceeds raised from the initial public offering were approximately US$3.1 million. On October 15, 2025, the underwriter exercised their over-allotment option to purchase 187,500 ordinary shares of the Company (the “Option Shares”).

On October 27, 2025, we allocated and issued ordinary shares under the 2025 Equity Incentive Plan adopted on August 26, 2025, to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentives to employees, directors and consultants and promote the success of our business.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, we have 18,843,727 Class A Ordinary Shares and 972,000 Class B Ordinary Shares issued and outstanding. Future sales of substantial amounts of shares of our Class A Ordinary Shares in the public market, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

Any of our restricted Class A Ordinary Shares outstanding may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 under the Securities Act.

Under Rule 144, a-six month holding period is required from the date of payment for the Class A Ordinary Shares. If the Class A Ordinary Shares have been held at least six months but not one year or more, we must comply with the current public information requirement of Rule 144(c).

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements.

TAXATION

The following summary of material Cayman Islands, Malaysia, and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporate tax.

Malaysian Enterprise Taxation

The following brief description of Malaysian enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

Income Tax in Malaysia

The principal legislation that governs a person’s income tax in Malaysia is the Income Tax Act 1967 (“ITA 1967”). The regulatory body implementing and enforcing the ITA 1967 is the Inland Revenue Board (“IRB”). Pursuant to Section 3 of the ITA 1967, income tax shall be charged for each year of assessment (“YA”) upon the income of any person accruing in or derived from Malaysia or received in Malaysia from outside Malaysia.

Pursuant to Section 8 of the ITA 1967, a company is a tax resident in Malaysia if its management and control are exercised in Malaysia. Management and control are normally considered to be exercised at the place where the directors’ meetings concerning management and control of the company are held. The income tax rate payable by a resident company differs depending on the amount of the company’s paid-up capital and its annual sale in relation to the particular YA. The corporate income tax rates for resident company are as illustrated below:

Types of Company		Chargeable income	Tax rate YA 2024
Resident company (other than company described below)			24%
Resident company:
●	with paid-up capital of RM 2.5 million (MYR) or less, and gross income from business of not more than MYR 50 million	On the first RM150,000	15%
●	that does not control, directly or indirectly, another company that has paid-up capital of more than RM 2.5 million	On the next RM450,000	17%
●	is not controlled, directly or indirectly, by another company that has paid-up capital of more than RM 2.5 million, and	In excess of 600,000	24%
●	with no more than 20% of its paid-up capital being owned, directly or indirectly, by a foreign company or non-Malaysian citizen (with effect from year of assessment 2024)

Pursuant to the ITA 1967, a non-resident company — namely, a company whose management and control are not exercised in Malaysia and thus does not fall under the purview of Section 8 of the ITA 1967 — is subject to the following tax rates:

Types of Income	Rate (%)
Business income	24
Royalties derived from Malaysia	10
Rental of moveable properties	10
Advice, assistance, or services rendered in Malaysia	10
Interest	15*
Dividends	Exempt
Other income	10

Note: Where the recipient is resident in a country that has a double tax agreement with Malaysia, the tax rates for the specific sources of income may be reduced.

*	Interest paid to a non-resident by a bank or a finance company in Malaysia is exempt from tax.

Foreign-Sourced Income

Malaysia adopts a territorial principle of taxation, under which only income accruing in or derived from or received in Malaysia from outside Malaysia is subject to income tax in Malaysia pursuant to Section 3 of the ITA 1967. Previously, “income received in Malaysia from outside Malaysia” or “foreign-sourced income” (“FSI”) received by Malaysian taxpayers is not taxable due to the availability of tax exemption under Paragraph 28, Schedule 6 of the ITA 1967 (“Para 28”). This exemption is applicable to any person other than a resident company carrying on the business of banking, insurance, or sea or air transport, in respect of income derived from sources outside Malaysia and received in Malaysia, pursuant to Para 28. On October 29, 2021, however, the Malaysian government announced via the Budget 2022 that the exemption under Para 28 will no longer be applicable to tax residents, effective from January 1, 2022. Therefore, income tax will be imposed on resident persons in Malaysia on income derived from foreign sources and received in Malaysia with effect from January 1, 2022. Such income will be treated equally vis-à-vis income accruing in or derived from Malaysia and taxable under Section 3 of the ITA 1967.

In summary, the tax treatments for the income of a person in Malaysia are depicted as follows:

Income Derived From	Income Received In	Prior to January 1, 2022	Effective from January 1, 2022
Malaysia	Malaysia	Taxable	Taxable
Malaysia	Malaysia from outside Malaysia	Taxable	Taxable
Overseas	Malaysia from outside Malaysia	Tax Exempted	Taxable
Overseas	Overseas	Tax Exempted	Tax Exempted

On November 16, 2021, the IRB announced the Special Income Remittance Program (“SIRP”) for Malaysian tax residents whose income is derived from foreign sources and received in Malaysia. The implementation of taxation on FSI is staggered into the following two timelines, depending on the timing of remittance of FSI into Malaysia: (i) during the period from January 1 to June 30, 2022 (six months) (the “SIRP Period”), FSI remitted shall be taxed at a fixed rate of 3% on the gross amount of income remitted; and (ii) on or after July 1, 2022, FSI remitted shall be taxed at the prevailing tax rate applicable to tax residents on the statutory income, namely, gross FSI less expenses attributable to the FSI. FSI remitted under the SIRP will be accepted in good faith by the IRB as the IRB will not conduct an audit or investigation on the taxpayer. In addition, the IRB will not impose any penalty on FSI remitted during the SIRP Period.

Notwithstanding the implementation of taxation on FSI, the Malaysian Ministry of Finance announced on December 30, 2021 that exemption from income tax would be available for a period of five years on certain categories of FSI received by Malaysian tax residents, when certain qualifying conditions are met. Specifically, (i) for individuals excluding those carrying on business in Malaysia through a partnership, all categories of FSI are exempted; and (ii) for companies and limited liability partnerships, foreign-sourced dividend income is exempted. To legislate the above, the following Orders were gazetted on July 19, 2022 and are effective from January 1, 2022 to December 31, 2026.

Profit Distribution and Withholding Tax

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends to be paid to us from our direct subsidiaries in Malaysia.

Malaysia is under the single-tier tax system, under which income tax imposed on a company’s chargeable income is a final tax, and dividends distributed are generally exempted from tax in the hands of the shareholders pursuant to Section 108 of the ITA 1967. As such, companies are not required to deduct tax from dividends paid to shareholders, and no tax credits will be available to offset against the recipient’s tax liability. Corporate shareholders receiving exempt single-tier dividends can, in turn, distribute such dividends to their own shareholders, who are also exempt on such receipts. In addition, while Malaysia imposes withholding tax on certain payments, such as interest, royalties, contract payments, and special classes of income, Malaysia does not do so on dividends in addition to tax on the profits out of which the dividends are declared. Such position aligns with the double taxation agreements (“DTAs”) concluded by Malaysia with an extensive number of countries, including the United States. Pursuant to the DTAs, no withholding tax will be imposed on dividends paid by Malaysian companies to non-residents.

In view of the above, we believe that dividends which will be paid to us from our direct subsidiary in Malaysia will not be subject to any withholding tax.

United States Federal Income Taxation

The following discussion is a summary of the material U.S. federal income tax consequences generally applicable to the ownership and disposition of our ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ordinary shares pursuant to this offering and hold such ordinary shares as capital assets (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the U.S. Internal Revenue Service (the “IRS”), with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax consequences, any withholding or information reporting requirements, or any state, local and non-U.S. tax consequences relating to the ownership or disposition of our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a market-to-market method of accounting;

●	certain former U.S. citizens or long-term residents;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities, including private foundations, an “individual retirement account” or “Roth IRA”;

●	holders who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	investors that hold our ordinary shares as part of a straddle, hedging, conversion or other integrated transaction for U.S. federal income tax purposes;

●	persons holding their ordinary shares in connection with a trade or business outside the United States;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our ordinary shares);

●	investors required to accelerate the recognition of any item of gross income with respect to their ordinary shares as a result of such income being recognized on an applicable financial statement;

●	investors that have a functional currency other than the U.S. dollar; and

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ordinary shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

General

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares who is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (ii) has a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person for federal income tax purposes.

If a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in such ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Partnerships and partners in partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences applicable to them of the purchase, ownership and disposition of our ordinary shares.

This discussion is for informational purposes only and is not tax advice. Each person considering the acquisition of our ordinary shares is strongly urged to consult its own tax advisor regarding the specific U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of our ordinary shares.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of Class A Ordinary Shares on the exercise of a Warrant. A U.S. Holder’s tax basis in Class A Ordinary Shares received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. A U.S. Holder’s holding period for Class A Ordinary Shares received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which such U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

Passive Foreign Investment Company (“PFIC”)

In general, a non-U.S. corporation will be treated as a PFIC for any taxable year in which either:

●	at least 75% of its gross income for such taxable is passive income (the “PFIC income test”); or

●	at least 50% of the gross value of its assets (determined on an average of the quarterly gross values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “PFIC asset test”).

Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

In determining the value and composition of our assets for purposes of the PFIC asset test, (i) the cash we raise in this offering will generally be considered to be held for the production of passive income and (ii) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

As of the date hereof, we have not made a determination as to our PFIC status for the current taxable year or any other taxable year. The determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. In addition, our U.S. legal counsel expresses no opinion with respect to our PFIC status for the current taxable year or future taxable years.

If we are a PFIC in any taxable year during which a U.S. Holder owns our ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” if (i) a distribution paid during a taxable year is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares, or (ii) gain is recognized on a sale, exchange or other disposition, including a pledge, of our ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC would be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our ordinary shares. If the election is made, the U.S. Holder will be deemed to sell our ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares would not be treated as shares of a PFIC unless we subsequently again become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and one of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-United States subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and accordingly, would not be classified as lower-tier PFICs. However, non-United States subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during a U.S. Holder’s holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-United States subsidiaries.

If we are a PFIC, a U.S. Holder would not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our ordinary shares if a valid “mark-to-market” election is made by the U.S. Holder for our ordinary shares in the year in which such shares are acquired. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our ordinary shares held at the end of such taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. In addition, any gain from a sale, exchange or other disposition of our ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet either the PFIC income or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the ordinary shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

Our ordinary shares will be marketable stock as long as they remain listed on the Nasdaq Capital Market and are regularly traded. A mark-to-market election will not apply to the ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the ordinary shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund election (“QEF election”). As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to the ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company (“PFIC”),” a U.S. Holder that receives a distribution with respect to our ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we do not expect to account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

Distributions on our ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders may be eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company (“PFIC”)”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “— Passive Foreign Investment Company (“PFIC”),” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other taxable disposition, the ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares by a U.S. Holder will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Information Reporting and Backup Withholding

Certain U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our ordinary shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets) and IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation). In addition, each U.S. Holder who holds owns our ordinary shares during any taxable year that we are treated as a PFIC generally must file IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund). Substantial penalties may be imposed upon a U.S. Holder that fails to comply with required information reporting.

Dividends on and proceeds from the sale, exchange or other disposition of our ordinary shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders are strongly urged to consult their own tax advisors regarding the backup withholding tax and information reporting rules.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. EACH PROSPECTIVE INVESTOR IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS OR UNDER ANY APPLICABLE TAX TREATY.

PLAN OF DISTRIBUTION

The Selling Shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Class A Ordinary Shares or interests in shares of Class A Ordinary Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A Ordinary Shares or interests in shares of Class A Ordinary Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may use any one or more of the following methods when disposing of shares or interests therein:

●	distributions to members, partners, shareholders or other equity holders of the Selling Shareholder;

●	ordinary brokerage transactions and transactions;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales and settlement of short sales entered into after the effective date of the Registration Statement of which this Prospectus is a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of Class A Ordinary Shares owned by it and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of the Selling Shareholder, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, by amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer the shares of Class A Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling shareholders for purposes of this prospectus.

In connection with the sale of our Class A Ordinary Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholder may also sell shares of our Class A Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Class A Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction, to the extent required).

The aggregate proceeds to the Selling Shareholder from the sale of the Class A Ordinary Shares offered by it will be the purchase price of the Class A Ordinary Shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of the Class A Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Shareholder shall not be deemed to be an underwriter solely as a result of its participation in this offering). Any discounts, commissions, concessions or profit it earns on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act (or an exemption therefrom).

To the extent required, the shares of our Class A Ordinary Shares to be sold, the names of the Selling Shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this Prospectus.

LEGAL MATTERS

We are being represented by Charles Wilson LLP with respect to certain legal matters as to United States federal securities . Certain legal matters with respect to Cayman Islands law will be passed upon for us by our Cayman counsel, Maples and Calder (Hong Kong) LLP. Teh & Lee will pass upon certain legal matters as to Malaysian law for us.

EXPERTS

The consolidated financial statements for the year ended December 31, 2023, 2024 and 2025, and for each of the three years ended December 31, 2023, 2024 and 2025 included in this prospectus and registration statement have been audited by ST & Partners PLT, an independent registered public accounting firm, as set forth inits report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of ST & Partners PLT are located at 601C, Level 6, Tower C, Uptown 5, No. 5, Jalan SS 21/39, Damansara Uptown, 47400 Petaling Jaya, Selangor Darul Ehsan, Malaysia.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

We are subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we will be exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

CCH HOLDINGS LTD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CCH Holdings Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CCH Holdings Ltd and its subsidiaries (the “Company”) as of December 31, 2024 and 2025, the related consolidated statements of operations and comprehensive income/(loss), changes in equity and cash flows for the year ended December 31, 2023, 2024, and 2025 and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2025, and the results of its operations and its cash flows for the year ended December 31, 2023, 2024, and 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ ST & Partners PLT

ST & Partners PLT

We have served as the Company’s auditor since 2025.

Selangor Darul Ehsan, Malaysia

May 15, 2026

CCH HOLDINGS LTD

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollar, except for share data, or otherwise noted)

	As of December 31,
	2024	2025
ASSETS
Current assets:
Cash and cash equivalents	$545,472	$416,092
Accounts receivable, net	582,640	948,112
Inventories	311,425	307,088
Amount due from related parties, current	2,697,519	5,272,215
Prepaid expenses and other current assets	1,259,867	2,735,124
Total current assets	5,396,923	9,678,631

Non-current assets:
Property and equipment, net	3,665,754	4,019,528
Operating lease right-of-use assets, net	746,200	1,575,515
Finance lease right-of-use assets, net	185,718	174,899
Intangible assets, net	198,794	196,954
Long-term investments	186,322	72,810
Amounts due from related parties, non-current	727,891	802,098
Other non-current assets	57,275	216,715
Total non-current assets	5,767,954	7,058,519
TOTAL ASSETS	$11,164,877	$16,737,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdrafts	458,275	420,792
Deferred revenue	36,952	154,800
Accounts payable	562,304	249,119
Notes payable	48,075	751,520
Income tax payable	18,133	15,497
Current portion of long-term bank loans	72,579	96,560
Amounts due to related parties, current	177,075	380,056
Operating lease liabilities, current	656,536	686,877
Finance lease liabilities, current	35,265	40,094
Accrued expenses and other current liabilities	713,130	686,720
Liability related to sale of future receivable	-	1,109,467
Total current liabilities	2,778,324	4,591,502

Non-current liabilities
Long-term bank loans	1,812,131	1,951,552
Operating lease liabilities, non-current	186,286	901,781
Finance lease liabilities, non-current	92,197	61,502
Deferred tax liabilities	90,279	94,786
Total non-current liabilities	2,180,893	3,009,621
TOTAL LIABILITIES	4,959,217	7,601,123

Equity
Ordinary shares (par value of $0.00001 per share; 5,000,000,000 shares authorized, 18,000,000 and 21,950,000 issued and outstanding, as of December 31, 2024 and 2025, respectively)	180	220
Additional paid-in capital	4,669,382	9,630,942
Subscription receivables	(180)	(180)
Retained earnings	1,648,144	(1,036,635)
Accumulated other comprehensive (loss)/income	(111,866)	537,424
CCH Holding Ltd’s shareholders’equity	6,205,660	9,131,771
Non-controlling interests	-	4,256
Total shareholder’s equity	6,205,660	9,136,027
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,164,877	$16,737,150

The accompanying notes are an integral part of these consolidated financial statements.

CCH HOLDINGS LTD

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(In U.S. Dollar, except for share data, or otherwise noted)

	For the Years Ended December 31,
	2023	2024	2025
Revenues	$9,775,038	$8,915,344	$9,589,671
– Revenues from third parties	8,584,748	7,724,976	8,751,351
– Revenues from related parties	1,190,290	1,190,368	838,320
Cost of revenues	(7,565,559)	(6,509,083)	(7,739,702)
Gross profit	2,209,479	2,406,261	1,849,969

Operating expenses
Selling and marketing expenses	(493,101)	(263,871)	(257,497)
General and administrative expenses	(979,973)	(816,122)	(3,826,066)
Gain/(loss) from equity method investments	28,747	8,873	(125,546)
Total operating expenses	(1,444,327)	(1,071,120)	(4,209,109)
Income/(Loss) from operations	765,152	1,335,141	(2,359,140)

Other income/(expenses)
Other income, net	37,572	77,735	89,360
Financial expenses, net	(118,256)	(131,683)	(269,572)
Total other expenses, net	(80,684)	(53,948)	(180,212)

Income/(Loss) before income tax expense	684,468	1,281,193	(2,539,352)
Income tax expense	(315,854)	(367,792)	(141,978)
Net income/(Loss)	$368,614	$913,401	$(2,681,330)
Less: Net income attributable to non-controlling interests	-	-	3,449
Net income/(loss) attributable to CCH Holdings Ltd	$368,614	$913,401	(2,684,779)

Other comprehensive income/(loss):
Foreign currency translation adjustment	(43,828)	221,106	649,481
Total comprehensive income/(loss)	324,786	1,134,507	(2,031,849)
Less: Comprehensive loss attributable to non-controlling interests	-	-	3,640
Comprehensive income/(loss) attributable to CCH Holdings Ltd	$324,786	$1,134,507	$(2,035,489)

Earnings/(Loss) per ordinary share attributable to ordinary shareholders of CCH Holdings Ltd
Basic and diluted	$0.02	$0.05	$(0.14)

Weighted average number of shares outstanding used in calculating earnings/(loss) per ordinary share
Basic and diluted	18,000,000	18,000,000	19,081,404

The accompanying notes are an integral part of these consolidated financial statements.

CCH HOLDINGS LTD

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In U.S. Dollar, except for share data, or otherwise noted)

	Ordinary Shares		Additional paid-in	Subscription	Retained	Accumulated other comprehensive	Total shareholders’ equity attributable to CCH Holdings	Non-controlling	Total shareholders’
	Share*	Amount	capital	receivables	earnings	(loss)/income	Ltd	interests	equity

Balance as of December 31, 2022	18,000,000	$180	$3,605,792	$(180)	$366,129	$(289,144)	$3,682,777	$-	$3,682,777
Net income	-	-	-	-	368,614	-	368,614	-	368,614
Contribution from shareholders	-	-	117,329	-	-	-	117,329	-	117,329
Foreign currency translation adjustment	-	-	-	-	-	(43,828)	(43,828)	-	(43,828)
Balance as of December 31, 2023	18,000,000	$180	$3,723,121	$(180)	$734,743	$(332,972)	$4,124,892	$-	$4,124,892
Net income	-	-	-	-	913,401	-	913,401	-	913,401
Contribution from shareholders	-	-	946,261	-	-	-	946,261	-	946,261
Foreign currency translation adjustment	-	-	-	-	-	221,106	221,106	-	221,106
Balance as of December 31, 2024	18,000,000	$180	$4,669,382	$(180)	$1,648,144	$(111,866)	$6,205,660	$-	$6,205,660
Net loss	-	-	-	-	(2,684,779)	-	(2,684,779)	3,449	(2,681,330)
Contribution from shareholders	-	-	604	-	-	-	604	-	604
Contribution from a non-controlling shareholder	-	-	-	-	-	-	-	616	616
Issuance of Initial Public Offering (“IPO”)	1,250,000	13	4,999,987	-	-	-	5,000,000	-	5,000,000
Capitalization of deferred offering costs	-	-	(1,271,093)	-	-	-	(1,271,093)	-	(1,271,093)
Full exercise of over-allotment option	187,500	2	749,998	-	-	-	750,000	-	750,000
Share-based compensation	2,512,500	25	2,315,064	-	-	-	2,315,089	-	2,315,089
Deemed distribution	-	-	(1,833,000)	-	-	-	(1,833,000)	-	(1,833,000)
Foreign currency translation adjustment	-	-	-	-	-	649,290	649,290	191	649,481
Balance as of December 31, 2025	21,950,000	$220	$9,630,942	$(180)	$(1,036,635)	$537,424	$9,131,771	$4,256	$9,136,027

*	The share and per share information are presented on a retrospective basis to reflect the Reorganization and Share Surrender (collectively “Recapitalization”) completed on June 5, 2025 and September 5, 2025, respectively. (Note 1 (b))

The accompanying notes are an integral part of these consolidated financial statements.

CCH HOLDINGS LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollar, except for share data, or otherwise noted)

	For the Years Ended December 31,
	2023	2024	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$368,614	$913,401	$(2,681,330)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Provision for expected credit losses	58,188	83,669	148,004
Depreciation and amortization expenses	325,518	269,346	262,655
Amortization of operating right-of-use assets	914,198	878,872	838,229
Amortization of finance right-of-use assets	24,312	26,379	28,189
Interest accretion for finance leases	4,854	4,366	3,533
(Loss)/Earnings in equity method investment	(28,747)	(8,873)	125,546
(Loss)/Gain from disposal of property and other equipment	194	(66,042)	556
Deferred taxes	43,964	14,193	(4,450)
Non-employee share-based compensation	-	-	2,315,089
Changes in operating assets and liabilities:
Accounts receivable	(69,964)	(607,925)	(437,998)
Inventories	(68,586)	28,179	34,190
Prepaid expenses and other current assets	(190,802)	(101,396)	40,985
Amount due from related parties	(241,177)	(520,457)	(661,058)
Other non-current assets	24,284	116,737	(145,532)
Accounts payable	(5,849)	245,591	(351,046)
Accrued expenses and other current liabilities	(279,056)	(358,933)	(57,642)
Income tax payable	(24,599)	(30,314)	(4,249)
Notes payable	756	(43,779)	661,845
Amount due to related parties	64,506	(177,982)	175,213
Advances from customers	59,336	(23,068)	108,088
Operating lease liabilities	(952,516)	(939,694)	(926,655)
Net cash provided by/(used in) operating activities	$27,428	$(297,730)	$(527,838)

CASH FLOWS FROM INVESTING ACTIVITIES
Interest-free loans to related parties	(389,120)	(1,379,441)	(3,634,884)
Collection of interest-free loans to related parties	470,127	623,751	2,117,067
Interest-free loans to third parties	(225,772)	(246,355)	(1,312,952)
Collection of interest-free loans to third parties	4,222	1,207	-
Purchases of property, equipment and software	(761,306)	(80,669)	(227,463)
Purchase of long-term investment	(87,851)	-	-
Net cash used in investing activities	$(989,700)	$(1,081,507)	$(3,058,232)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank overdrafts	1,094,464	919,034	6,521,730
Repayments of bank overdrafts	(748,563)	(996,165)	(6,601,510)
Proceeds from long-term bank loans	371,161	-	46,719
Repayments of long-term bank loans	(67,531)	(63,451)	(73,948)
Proceeds from liability related to sale of future receivables	-	-	1,868,766
Repayment of liability related to sale of future receivables	-	-	(817,585)
Capital injection from shareholders	117,329	946,261	604
Contribution from a non-controlling shareholder	-	-	616
Proceeds from Initial Public Offering	-	-	5,000,000
Proceeds from full exercise of over-allotment option	-	-	750,000
Install payments of finance leases	(41,242)	(37,760)	(40,351)
Loan from third parties	63,629	-	-
Repayments of loan from third parties	-	-	(36,266)
Payment for offering cost related to Initial Public Offering	-	-	(1,271,093)
Deemed distribution	-	-	(1,833,000)
Net cash provided by financing activities	$789,247	$767,919	$3,514,682

Effect of exchange rate changes	$63,498	$62,085	$(57,992)
Net change in cash	(109,527)	(549,233)	(129,380)

Cash at beginning of the year	1,204,232	1,094,705	545,472
Cash at end of the year	$1,094,705	$545,472	$416,092

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income tax paid	$321,899	$450,571	$282,201
Interest expense paid	$111,134	$127,063	$268,582

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Additions of operating lease right-of-use assets in exchange of operating lease liabilities	$174,110	$107,446	$1,551,899
Additions of finance lease right-of-use assets in exchange of finance lease liabilities	$64,943	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)	Principal activities

CCH Holdings Ltd (the “Company” or “CCH”) was incorporated under the laws of the Cayman Islands on December 2, 2024 as an exempted company with limited liability. The Company and its operating subsidiaries (collectively referred to as the “Group”) operate a hotpot restaurant chain in Malaysia, specializing in chicken hotpot and fish head hotpot, mainly under two brands, namely “Chicken Claypot House” and “Zi Wei Yuan”, owned by the wholly owned subsidiaries of the Company, Signature Tasty Claypot House Holding Sdn. Bhd. (“Malaysia Holding”) and Zi Wei Yuan (Raja Uda) Sdn. Bhd. (“Zi Wei Yuan”), respectively. The Company conducts its operations through its wholly owned subsidiaries in Malaysia and is primarily engaged as a restaurant operator, licensor and loyalty owner, and general trader. Currently, the Group has developed a restaurant chain including 18 company-owned restaurant outlets, 17 franchised restaurant outlets in Malaysia, and 6 franchised restaurant outlets overseas.

(b)	Reorganization

In preparation for listing in a stock market of the United States, the Company undertook a reorganization (“Reorganization”) through the following steps:

●	The Company, incorporated on December 2, 2024 under the laws of the Cayman Islands, is an investment holding company of the Group.

●	On May 16, 2025, the Company issued 30,000,000 ordinary shares in total, with a par value of US$0.00001 each, to seven shareholders of Malaysia Holding.

●	On June 5, 2025, 100% equity interest of Malaysia Holding were transferred from the seven shareholders to the Company, and the Company ultimately obtained control in Malaysia Holding and its subsidiaries (referred to as “Operating Subsidiaries”).

The equity interest of the Company was ultimately held as to 54% by Mr. Goh Kok Foong, and the remaining 46% by other six shareholders. The shareholders and their respective equity interests in the Operating Subsidiaries remain similar immediately before and after the Reorganization, with Mr. Goh Kok Foong being the controlling shareholder, who is also the founder and Chief Executive Officer (“CEO”) of the Group.

On September 5, 2025, the Company effected a share surrender of 12,000,000 shares at $0.00001 per share from all shareholders (“Share Surrender”), that is, approximately 40% of ordinary shares were surrendered from every shareholder (with the fractional shares rounding off to the nearest whole share). The Share Surrender had no effect on any shareholders’ proportionate equity interest in the Company. The par value remained at $0.00001 per share following the Share Surrender, and the number of the Company’s issued and outstanding ordinary shares reduced to 18,000,000 shares. As a result, the aggregate par value of the outstanding ordinary shares reduced, with the aggregate share subscription receivable correspondingly reduced. The Share Surrender has no effect on the Company’s total shareholders’ equity.

The Company, together with its wholly owned subsidiaries, resulting from the Reorganization have always been under common control of the same controlling shareholder (i.e. Mr. Goh Kok Foong) before and after the Reorganization and the subsequent Share Surrender (collectively “Recapitalization”). As a result of the Recapitalization, all share and per share data in the consolidated financial statements have been retrospectively adjusted to all periods presented pursuant to ASC 260. The consolidation of the Group has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intercompany transactions.

The details of the Company’s primary subsidiaries are as follows:

Name	Controlled by	Date of Incorporation	Percentage of Effective Ownership	Principal Activities
Signature Tasty Claypot House Holding Sdn. Bhd. (“STCH Holding”)	The Company	May 8, 2019	100%	Restaurant operation with a central kitchen, licensor and loyalty owner, and general trader
Signature Tasty Claypot House (GH) Sdn. Bhd. (“STCH GH”)	STCH Holding	October 1, 2019	100%	Restaurant operation
Zi Wei Yuan (Raja Uda) Sdn. Bhd. (“ZWY Raja Uda”)	STCH Holding	April 11, 2022	100%	Restaurant operation
CHH KL Group Sdn. Bhd. (“CHH KL”)	STCH Holding	March 9, 2021	100%	Restaurant operation
CCH Tropika Sdn. Bhd. (“CCH Tropika”)	STCH Holding	October 21, 2022	100%	Restaurant operation
GTL F&B Sdn. Bhd. (“GTL F&B”)	STCH Holding	November 11, 2021	100%	Restaurant operation
GEF Family Food Sdn. Bhd. (“GEF”)	GTL F&B	May 11, 2022	80%	Restaurant operation

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

(b)	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to provision of allowance for expected credit losses, estimates for inventory write-downs and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)	Foreign currency

The Group’s reporting currency is United States dollars (“US$” or “$”). The Group’s subsidiaries incorporated in Malaysia generally use their local currencies as their functional currencies, i.e. Malaysian Ringgit (“MYR”). The determination of the respective functional currency is based on the criteria of Accounting Standard Codification (“ASC”) Topic 830, Foreign Currency Matters.

In preparing the financial statements of each individual group entity, transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates quoted by authoritative banks prevailing at the dates of the transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange gains and losses resulting from the settlement of monetary items, and the retranslation of monetary items, are recorded as foreign currency exchange gain or loss included in “Financial expenses, net” in the consolidated financial statements of operations and comprehensive income or loss.

The Group entities with functional currencies other than the US$, translate their operating results and financial position into US$, the Group’s reporting currency. Assets and liabilities in foreign currencies are translated into US$ using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into US$ at the appropriate historical rates. Revenues, expenses, gains and losses are translated into US$ using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in accumulated other comprehensive income as a component of shareholders’ equity. The rates are obtained from H.10 statistical release of the U.S. Federal Reserve Board.

	As of December 31,
Year-end spot rate	2024	2025
US$ against MYR	4.4695	4.056

	For the years ended December 31,
Average rate	2023	2024	2025
US$ against MYR	4.5577	4.5747	4.2809

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

(e)	Expected credit losses

The Group’s accounts receivable, amounts due from related parties, deposits and other receivables in prepaid expenses and other current assets are within the scope of ASU No. 2016-13. The Group has identified the relevant risk characteristics of its customers and the related receivables and deposits in prepaid expenses and other current assets, which include size, types of services or the products the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience, and current economic conditions in assessing the lifetime expected credit losses. Additionally, external data and macroeconomic factors are also considered. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Group adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual bad debts. If there is strong evidence indicating that these financial assets are likely to be unrecoverable, the Group also makes specific allowance in the period in which a loss is determined to be probable. The balance of these financial assets is written off after all collection efforts have been exhausted. For the years ended December 31, 2023, 2024 and 2025, the Group recognized expected credit losses of US$58,188, US$83,669 and US$148,004, respectively.

(f)	Accounts receivable

Accounts receivable represents the amounts that the Group has an unconditional right to consideration. Accounts receivable that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the provision for credit losses. As of December 31, 2024 and 2025, the allowance for credit losses for the Group’s accounts receivable was US$138,326 and US$308,639, respectively.

(g)	Inventories

Inventories, consisting of foods, consumables and beverages, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventories are computed using first-in, first-out method. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, product shelf life, product obsolescence, and other factors. The Group periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value. No inventory write-downs of were recorded for the years ended December 31, 2023, 2024 and 2025, respectively.

(h)	Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the reporting date that are directly related to an anticipated offering and that will be charged as a reduction against additional paid-in capital upon the completion of the offering. Should the offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. Upon completion of the IPO, The Group had capitalized deferred offering costs of US$1,271,093 and charged against the shareholders’ equity.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

(i)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Freehold land is not depreciated but is subject to impairment test if there is an indication of impairment. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Residual value rate is determined to be 0% based on the economic value of the property and equipment at the end of the estimated useful lives as a percentage of the original cost. Estimated useful lives are as follows:

Category	Estimated useful lives
Freehold building	50 years
Leasehold improvements	Shorter of the lease terms or the estimated useful lives of the assets
Equipment	10 years
Furniture and fixtures	10 years
Computers	3 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive income or loss in operating expenses.

(j)	Intangible assets, net

Intangible assets consist of software and brand name.

Intangible assets with finite lives

Intangible assets with finite lives are software, which are carried at acquisition cost less accumulated amortization and impairment, if any. Finite-lived intangible assets are tested for impairment when impairment indicators arise. Amortization of intangible assets with finite lives are computed using the straight-line method over the estimated useful lives as below:

Category	Estimated useful lives
Software	3 years

The estimated useful lives of intangible assets with finite lives are reassessed if circumstances occur that indicate the original estimated useful lives may have changed.

Intangible assets with indefinite useful lives

Indefinite-lived intangible asset is intellectual property rights related to the brand name of “Zi Wei Yuan” (“ZWY”), including trademarks, trade names, copyrights, know-how expertise, and all other proprietary rights, which were acquired separately in an asset purchase transaction. No useful life was determined in the contract terms when the Group acquired the brand name. The Group expects that such intangible assets are unlikely to be terminated, is not subject to any renewal restrictions, and will continue to contribute revenue in the future. Therefore, the Group considers the useful life of such intangible assets to be indefinite. Such intangible assets are not amortized. The useful life of an intangible asset with an indefinite useful life is reviewed annually to determine whether the useful life assessment continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Group evaluates indefinite-lived intangible asset annually as of each balance sheet date to determine whether events and circumstances continue to support indefinite useful lives. The value of indefinite-lived intangible asset is not amortized, but tested for impairment annually or whenever events or changes in circumstances indicate that it is more likely than not that the asset is impaired in accordance with ASC 350. The Group first performs a qualitative assessment to assess all relevant events and circumstances that could affect the significant input used to determine the fair value of the indefinite-lived intangible asset. If after performing the qualitative assessment, the Group determines that it is more likely than not that the indefinite-lived intangible asset is impaired, the Group calculates the fair value of the intangible asset and performs the quantitative impairment test by comparing the fair value of the asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, the Group recognizes an impairment loss in an amount equal to that excess. In consideration of the growing catering industry in Southeast Asia, the stable macroeconomic conditions in Malaysia, the Group’s improving profitability performance, and the Group’s future development plans, the Group determined that it is not likely that the brand name of “Zi Wei Yuan” was impaired as of December 31, 2024 and 2025, respectively. As such, no impairment of indefinite-lived intangible assets was recognized for the years ended December 31, 2023, 2024 and 2025.

(k)	Impairment of long-lived assets

Long-lived assets deployed at company-owned restaurants include (i) property and equipment, (ii) operating lease right-of-use asset, net of the related operating lease liabilities, (iii) finance lease right-of-use asset, net of the related finance lease liabilities, and (iv) intangible assets with finite lives.

The Group reviews its long-lived assets for impairment periodically whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, an evaluation for impairment is performed at the lowest level of identifiable cash flows that are expected to generate from the use of the assets and their eventual disposition, which is at the individual restaurant level. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the years ended December 31, 2023, 2024 and 2025, no impairment of long-lived assets was recognized.

(l)	Long-term investments

Long-term investments are the Group’s equity investments in privately held companies accounted for equity method.

Equity method investments

Equity investments are comprised of investments in privately held companies. The Group uses the equity method to account for an equity investment over which it has the ability to exert significant influence but does not otherwise have control. The Group records equity method investments at the cost of acquisition, plus the Group’s share in undistributed earnings and losses since acquisition.

The Group assesses its equity investment and loans to equity investees for impairment on a periodic basis by considering factors including, but not limited to, current economic and market conditions, the operating performance of the investees including current earnings trends, the technological feasibility of the investee’s products and technologies, the general market conditions in the investee’s industry or geographic area, factors related to the investee’s ability to remain in business, such as the investee’s liquidity, debt ratios, cash bur rate, and other company-specific information including recent financing rounds. If it has been determined that the equity investment is less than its related fair value and that is decline is other-than-temporary, the carrying value of the investment and loan to equity investee is adjusted downward to reflect these declines in value.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

(m)	Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of input are:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 — Include other inputs other than quoted prices in active market; and

●	Level 3 — Unobservable inputs which are supported by little or no market activity that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable input.

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Financial instruments of the Group primarily consist of cash and cash equivalents, accounts receivable, amounts due from related parties, interest-free loan to third parties and deposits included in prepaid expenses and other current assets, bank overdrafts, accounts payable, amounts due to related parties, notes payable, accrued expenses and other payables, long-term bank loans, operating lease liabilities, and finance lease liabilities. As of December 31, 2024 and 2025, the carrying amounts of these financial instruments are measured at amortized cost, which is approximated to their fair values.

The Group’s non-financial assets, such as property and equipment, intangible assets and right-of-use assets, would be measured at fair value only if they were determined to be impaired.

(n)	Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all of the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

The Group classifies a lease as a financing lease at lease commencement when the lease meets any one of the criteria:

a)	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term.

b)	The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

c)	The lease term is for a major part of the remaining economic life of the underlying asset.

d)	The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset.

e)	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the Group at the end of the lease term.

f)	When none of the criteria are met, the Group classifies a lease as an operating lease.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Operating leases

Group as a lessee

When the Group acts as a lessee, leases with an initial term of 12 months or less are short-term lease and not recognized as operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. The Group recognizes lease expense for short-term leases on a straight-line basis over the lease term.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Lease term includes rent holidays and options to extend or terminate the lease when the Group is reasonably certain that the Group will exercise that option. The lease assets for operating leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Operating lease expense is recognized on a straight-line basis over the lease term by adding interest expense determined using the effective interest method to the amortization of the operating lease right-of-use assets. Interest expense is determined by using the effective interest method. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Group as a lessor

When the Group acts as a lessor, it classifies at lease inception (or when there is a lease modification) each of its leases as either an operating lease or a finance lease.

Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income is recognized over the non-cancellable lease term on a straight-line basis and is included in revenue in the consolidated statements of operations and comprehensive income or loss due to its operating nature. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis on the rental income. The Group does not have any sales-type or direct financing leases for the years ended December 31, 2023, 2024 and 2025.

Finance leases

The lease term includes rental holidays and options to extend or terminate the lease when the Group is reasonably certain that it will exercise that option, if any. The Group does not recognize finance lease assets or lease liabilities for renewal periods unless it is determined that it is reasonably certain of renewing the lease at inception or when a triggering event occurs. The lease assets for finance leases consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. The finance lease expense, including interest and amortization expense of finance lease are presented separately. Interest expense is determined by using the effective interest method. Amortization expense is recorded on a straight-line basis of the finance lease assets. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

(o)	Revenue recognition

The Group’s revenues are derived principally from (i) restaurant operations, which further include revenues from company-owned restaurant operations, sales of food ingredients and condiments, and franchise licensing, and (ii) others.

The Group recognizes revenues pursuant to ASC 606, Revenues from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. Revenues are recorded net of any service tax and surcharges.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Restaurant operations

Company-owned restaurants operations

Revenues from restaurants operated by the Group are recognized when customers take possession of the food and tender payment, which is when the obligation performance is satisfied. Revenues from restaurant operations are presented net of service tax and discounts, if any.

The Group also offers food delivery service to customers who want to order takeaway food through third-party aggregators’ platforms or from certain of the Group’s restaurants. When control of the takeaway food has transferred, being at the point the customers receive the takeaway food delivered by the delivery staff of third-party aggregators or the Group’s own riders, the Group recognizes revenues, excluding delivery fees and platform charges if the food is delivered by the third-party aggregators.

Proceeds from the sales of prepaid cards are recognized as contract liabilities and recognized as revenues when consumed by the customer. These prepaid cards have no expiration and can be utilized in the future consumption in restaurants at customers’ discretion.

From time to time, the Group offers discounts to customers, especially customers with prepaid value-stored cards, in the form of issuing coupons that can be applied in future purchases. For the years ended December 31, 2023, 2024 and 2025, the amount of the coupons issued is not material.

Sales of food ingredients and condiments

The Group recognizes revenues from sales of food ingredients and condiments to local distributors or licensees who operate franchised restaurants, at the transaction price as stipulated in the purchase order or agreement, when the goods are delivered to the place designated by the buyer, and all significant risks and rewards of ownership of the goods are transferred to the buyer.

Franchise licensing

Pursuant to the standard licensing agreement that sets out the terms of the Group’s arrangement with the licensee, licensees in Malaysia are required to a fixed amount of administrative fee and settle applicable costs expenses, for pre-opening and ongoing support services and the authorization to operate a franchised restaurant using the trademarks, trade names, logos, and other proprietary marks associated with the brands of Chicken Claypot House and/or Zi Wei Yuan. Administrative fees are generally settled on a monthly basis. Applicable costs and expenses are charged as occurred. For licensees outside of Malaysia, they are required to pay a master license fee as in a fixed upfront payment for pre-opening and ongoing support services, the authorization of the access to the proprietary marks associated with the brand of Chicken Claypot House and/or Zi Wei Yuan, and the right to operate a fixed number of restaurants under the authorized brands. Additionally, for each restaurant such master licensee opens above the fixed number agreed or sub-franchises to other third-parties, a fixed outlet license fee shall also be paid. Master license fee is higher than outlet license fee, since master license is granted with the overarching right to operate the business within a specified territory, including the power to grant outlet license within the territory. Renewal license fee is also required for extension of the license term.

During the effective license term, licensees are also required to share a certain percentage of the applicable restaurant outlet’s gross revenues with the Group as royalties, which represents the majority of the consideration the Group receives under the licensing agreement. Royalty rates are generally between 5% to 7.5% for each restaurant outlet, and royalties are typically billed and settled on a monthly basis.

Only one performance obligation is identified in the licensing agreement with licensees, since the Group has determined that the pre-opening and ongoing support services are highly interrelated with the franchise right and are therefore not distinct from providing the continuous access to the franchise license.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Accordingly, revenues from administrative fees and license fees are recognized on a straight-line basis over the applicable term as stated in each agreement, which is consistent with the licensee’s right to access and benefit from the proprietary marks during the period. Continuing payments from royalties are recognized as revenue when the related sales occur.

From time to time, the Group provides additional support services to the licensees for which the Group charges direct reimbursements to cover the costs and expenses incurred, which are recognized as revenues from franchise licensing as occurred.

Others

The Group also generates revenues from leasing out buildings.

The Group recognizes revenues from leasing out buildings in the gross amount of contractual rent over the lease term on a straight-line basis. Leasing revenue is recognized in accordance with ASC 842 (Note 2(n)).

The following table disaggregates the Group’s total revenues by revenue streams:

	For the years ended December 31,
	2023	2024	2025
By revenue type
Restaurant operations	$9,521,142	$8,548,395	$9,091,689
Company-owned restaurant operations	8,209,810	6,640,706	6,284,641
Sales of food ingredients and condiments	1,006,081	1,239,966	2,220,405
Franchise licensing	305,251	667,723	586,643
Others	253,896	366,949	497,982
Total	$9,775,038	$8,915,344	$9,589,671

	For the years ended December 31,
	2023	2024	2025
Timing of revenue recognition
At a point in time	$9,215,891	$7,880,672	$8,505,046
Over time	559,147	1,034,672	1,084,625
Total	$9,775,038	$8,915,344	$9,589,671

Contract balances

When either party to a revenue contract has performed, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. Other than accounts receivable, the Group had no other material contract assets recorded on its consolidated balance sheets as of December 31, 2024 and 2025, respectively.

The deferred revenue consist of advances from customers, which represent the cash received for goods and services in advance of revenue recognition and is recognized as revenue when the Group fulfills its performance obligation. The Group’s advances from customers amounted to US$36,952 and US$154,800 and as of December 31, 2024 and 2025, respectively. During the years ended December 31, 2023, 2024 and 2025, the Group recognized US$55, US$50,062 and US$27,808 revenue that was included in advances from customers balance at January 1, 2023, 2024 and 2025, respectively. Deferred revenue is classified as current or non-current based on the expected timing of satisfaction of the related performance obligations and recognition of the related revenue. All of the Group’s deferred revenue was classified as current as of December 31, 2024 and 2025, as the related performance obligations were expected to be satisfied and the related revenue was expected to be recognized within one year.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

(p)	Cost of revenues

Cost of revenues consists of costs directly related to revenue generating activities, which primarily includes material costs, payroll costs including salaries and related social insurance costs for operations personnel, and other operating costs directly linked to the revenues including rental costs, utilities costs, depreciation of property and equipment, repair and maintenance costs, and other miscellaneous costs.

(q)	Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) advertising and promotion expenses incurred to promote our brand image and awareness, (ii) payroll expenses including salaries and related social insurance expenses for marketing personnel, and (iii) others.

(r)	General and administrative expenses

General and administrative expenses primarily consist of (i) share-based compensation expenses, (ii) payroll expenses including salaries and related social insurance expenses for management and administrative personnel, (iii) office and utilities expenses, (iv) rental expenses for office space, (v) professional service expenses, (vi) travelling expenses, (vii) depreciation and amortization expenses for property and equipment and software used for office purpose, (viii) insurance expenses, and (ix) other miscellaneous administrative expenses.

(s)	Employee benefit

The Group recognizes a liability in exchange for employee benefits to be paid in the future and expenses when the Group consumes the economic benefits arising from service provided by an employee in exchange for employee benefits.

Short-term employee benefits

Salaries are usually accrued and paid on a monthly basis and are recognized as an expense.

Bonus payments are recognized when, and only when, the Group has a present legal or constructive obligation to make such payments as a result of past events and reliable estimate of the obligation can be made.

Defined Contribution plan

A defined contribution plan is a post-employment benefit plan under which the Group makes fixed statutory contributions to approved provident funds and contributions are recognized as an employee benefit expense in the consolidated statements of operations and comprehensive income or loss in the period to which they relate. When the contributions have been paid, the Group has no further payment obligations.

(t)	Service taxes

Service tax is a consumption tax levied by Malaysian tax authorities and is charged on any taxable service income (including digital services) provided in Malaysia by a registered company in carrying on their business. The rate of service tax is 6% ad valorem for majority of products and services provided unless stated otherwise. A taxable entity is a company that is registered or liable to be registered for service taxes. A company is liable to be registered if the total value of its taxable services for a 12-month period exceeds or is expected to exceed the prescribed registration threshold of MYR1,500,000 (US$350,394). Service taxes amounted to US$411,742, US$346,585 and US$320,845 for the fiscal years ended December 31, 2023, 2024 and 2025, respectively, and were recorded as a deduction against the Group’s gross revenue.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

(u)	Income taxes

The Group accounts for income taxes under ASC 740, “Income Taxes”. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Provision for income taxes consists of taxes currently due plus deferred taxes. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations and comprehensive income or loss for the years ended December 31, 2023, 2024 and 2025, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(v)	Related party transaction

The Group accounts for related party transactions in accordance with ASC 850, “Related Party Disclosures”.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Group or exercise significant influence over the Group in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

(w)	Share-based compensation

The Group applies ASC 718, Compensation—Stock Compensation (“ASC 718”), to account for all of its share-based payments. In accordance with ASC 718, the Group determines whether an award should be classified and accounted for as a liability award or equity award. All the Group’s grants of share-based awards were classified as equity awards and are recognized in the financial statements based on their grant date fair values.

The Group has elected to recognize compensation expense using the straight-line method for all awards granted with graded vesting over the requisite service period. For awards with performance conditions, the Group would recognize compensation cost if and when it concludes that it is probable that the performance condition will be achieved. The Group has also elected to account for forfeitures as they occur. Previously recognized compensation cost for the awards is reversed in the period that the award is forfeited.

(x)	Comprehensive income or loss

The Group applies ASC 220, Comprehensive Income, with respect to reporting and presentation of comprehensive income or loss in a full set of financial statements. Comprehensive income or loss is defined to include all changes in equity of the Group during a period arising from transactions and other events and circumstances, except those resulting from investments by shareholders and distributions to shareholders. For the years presented, the Group’s comprehensive income or loss includes net income or net loss, and other comprehensive income or loss, which primarily consists of the foreign currency translation adjustment that has been excluded from the determination of net income.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

(y)	Earnings or loss per share

Basic earnings or loss per share is computed by dividing net income attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income or net loss is allocated between ordinary shares and other participating securities based on their participating rights. Shares issuable for little to no consideration upon the satisfaction of certain conditions are considered as outstanding shares and included in the computation of basic earnings or loss per share as of the date that all necessary conditions have been satisfied. Net income or net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share the income or loss.

Diluted earnings or loss per share is calculated by dividing net income or net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares are not included in the denominator of the diluted earnings or loss per share calculation when inclusion of such share would be anti-dilutive.

(z)	Segment reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Group’s CODM is the Chief Executive Officer.

CODM regularly reviews entity-wide operating results, especially consolidated revenues and pretax income or loss, when making decisions about allocating resources and assessing performance of the segment, and hence, the Group has only one principal reportable segment. The single reportable segment is restaurant operations, among which revenues from company-owned restaurants are considered as the primary revenue source, while sales of food ingredients and condiments, franchise licensing are diversified revenue contributions dependent upon the Group’s brand influence.

The primary measure of segment revenue and profitability for the Group’s operating segment is considered to be consolidated revenue and pretax income or loss. Significant segment expenses reviewed by the CODM on a regular basis included within net income include cost of sales, selling and marketing expenses, general and administrative expenses which are separately presented on the Group’s consolidated statements of operations and comprehensive income or loss. Other segment items within pretax income or loss include financial expenses, net, other income or loss, net. The CODM uses these primary measurements in the process of preparing annual budget and forecast for the segment, and conducting competitive analysis by benchmarking to the Group’s competitors at the same development stage. Budget-to-actual variances in all these two measurements are considered when making decisions and adjustments on the allocation of resources including personnel, property, and capital. The CODM also uses pretax income to assess return on marketing activities and monitor overall spending in employee compensation, general support and financing costs.

The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are all located in Malaysia, and the Group’s revenues are all derived from Malaysia, no geographical segment information is presented. The CODM does not review any information regarding total assets on a reportable segment basis.

For operating results of segment provided to and reviewed by CODM, please refer to the consolidated statements of operations and comprehensive income or loss.

(aa)	Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes liability for any such contingencies if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

(ab)	Recently issued accounting pronouncements

The Group expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Group elected to take advantage of the extended transition periods. However, this election will not apply should the Group cease to be classified as an EGC.

Recently issued accounting pronouncements adopted

In March 2023, the FASB issued ASU No. 2023-01, “Leases (Topic 842): Common Control Arrangements”, which amends certain provisions of ASC 842 that apply to arrangements between related parties under common control. In addition, the ASU amends the accounting for leasehold improvements in common-control arrangements for all entities. ASU 2023-01 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted in any annual or interim period as of the beginning of the related fiscal year. The Group has adopted ASU 2023-01 from January 1, 2024. The Group evaluates that the impact of adoption of this ASU is immaterial to consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group has adopted ASU 2023-07 from January 1, 2025. The Group evaluates that the impact of adoption of this ASU and has made additional disclosure to segment reporting for single reportable segment in the consolidated financial statements.

Recently issued accounting pronouncements issued but not yet adopted

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure update and simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. Entities shall apply the amendments in this update beginning after effective date on a prospective basis. The Group is in the process of evaluating the effect of the adoption of this ASU.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is also permitted, and entities may apply the amendments in this update prospectively or retrospectively to all prior periods presented in the financial statements. As an emerging growth company (“EGC”) under the JOBS Act, the Group intends to use the extended transition period available to non-public business entities and has not early adopted ASU 2023-09. Accordingly, the Group plans to adopt the new standard in its fiscal year beginning January 1, 2026. The Group is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements and related disclosures.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In November 4, 2024, the FASB has released ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures. The purpose of this update is to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, selling expenses, general and administrative expenses, and research and development expenses). ASU 2024-04 is effective for all public business entities, for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Any entity qualified as public business (“PBEs”) entity shall apply ASU 2024-04 prospectively to financial statements issued for current period and all comparative periods. PBEs shall apply the amendments in this update either (1) prospectively to financial statements issued for reporting periods after the effective date or (2) retrospectively to any or all prior periods presented in the financial statements. Early adoption is permitted. The Group is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05 “Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses for Accounts Receivable and Contract Assets”. It applies to entities that use the practical expedient and accounting policy election (if applicable) when estimating expected credit losses on current accounts receivable and/or current contract assets from transactions under Topic 606, including such assets acquired in a business combination accounted for under Topic 805. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual periods. Early adoption is permitted. The Group does not expect to adopt this guidance early and the adoption of this ASU is expected to have an immaterial impact on its future consolidated financial statements.

In December 2025, the FASB issued ASU 2025-11, “Interim Reporting (Topic 270): Narrow-Scope Improvements”. This Update targets improvements to the guidance for interim financial reporting to enhance the consistency and comparability of information provided in interim periods. The amendments are effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, for public business entities. Early adoption is permitted. The Group is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-12, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance and apply to all reporting entities within the scope of the affected accounting guidance. These amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Group is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Group’s consolidated results of operations or financial position. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows, or disclosures.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

3.	LIQUIDITY AND GOING CONCERN

The Group has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The Group began to incur losses since the fiscal year of 2025. The Group incurred net losses of US$2,681,330 for the year ended December 31, 2025 primarily due to the recognition of professional service expenses associated with our initial public offering and non-employee share-based compensation. Net cash used in operating activities were US$297,730 and US$527,838 for the years ended December 31, 2024 and 2025, respectively. As of December 31, 2025, the Group had a working capital of US$5,087,129. These conditions raised substantial doubts about the Group’s ability to continue as a going concern.

The Group has funded its operations from both operational sources of cash and equity and debt financing. The Group’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on financial institutions. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes generating revenue while controlling operating costs and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2024 and 2025, the Group had cash and cash equivalents of US$545,472 and US$416,092, respectively. The Group plans to improve its liquidity through mitigation plans including: 1) enlarging its production to increase the cash inflow from operating activities; 2) pursuing to obtain financial support from credit facilities and equity financing, and 3) improving operating efficiency and cost reduction. There can be no assurances, however, that the current mitigation plans will be achieved or that additional funding will be available on terms acceptable to the Group, or at all. If the Group is unable to obtain sufficient funding, it could be required to delay its development efforts and limit activities, which could adversely affect its business and the consolidated financial statements.

The accompanying consolidated financial statements have been prepared on the basis the Group will be able to continue as a going concern for a period of one year after the issuance of the consolidated financial statements. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management has evaluated the Group’s liquidity position and cash flow projections and concluded that substantial doubt about the Group’s ability to continue as a going concern does not exist.

4.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,
	2024	2025
Accounts receivable	$720,966	$1,256,751
Provision of allowance for expected credit losses	(138,326)	(308,639)
Total accounts receivable, net	$582,640	$948,112

The movement of the provision of allowance for expected credit losses is as follows:

	For the years ended December 31,
	2023	2024	2025
Balance at the beginning of the year	$-	$52,430	$138,326
Additions	52,805	82,537	148,004
Reversal	-	-	-
Foreign currency translation	(375)	3,359	22,309
Balance at the end of the year	$52,430	$138,326	$308,639

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

5.	INVENTORIES

Inventories consisted of the following:

	As of December 31,
	2024	2025
Foods	$159,379	$173,700
Consumables	124,777	100,849
Beverage	27,269	32,539
Total inventories	$311,425	$307,088

6.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2024	2025
Interest-free loan to third parties	$531,715	$1,971,676
Deposits	349,870	268,632
Tax prepayment	257,964	355,827
Prepaid expenses	89,803	117,049
Advances to suppliers	1,314	-
Others	29,201	21,940
Total prepaid expenses and other current assets, net	$1,259,867	$2,735,124

For the years ended December 31, 2023, 2024 and 2025, the Group recorded provision for expected credit losses for the Group’s prepaid expenses and other current assets of US$5,383, nil and nil, respectively, which was written off in the corresponding period. Considering the recoverability, the Group recorded no credit loss allowance on prepaid expenses and other current assets for the years ended December 31, 2023, 2024 and 2025.

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31,
	2024	2025
Freehold buildings	$2,387,718	$2,631,141
Freehold land	857,653	945,089
Leasehold improvements	619,912	829,128
Equipment	375,838	458,161
Furniture and fixtures	208,511	266,054
Computers	12,106	13,338
Total	4,461,738	5,142,911
Less: accumulated depreciation	(795,984)	(1,123,383)
Total property and equipment, net	$3,665,754	$4,019,528

The Group recorded depreciation expenses of property and equipment of US$311,459, US$248,627 and US$240,032 for the years ended December 31, 2023, 2024 and 2025, respectively.

For the years ended December 31, 2023, 2024 and 2025, the Group recorded a gain from disposal of property and other equipment of US$4,094, US$33,875 and US$556, respectively.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

8.	INTANGIBLE ASSETS, NET

Intangible assets, net, consisted of the following:

	As of December 31,
	2024	2025
Finite-lived intangible assets
Software	$67,925	$76,621
Less: accumulated amortization	(36,935)	(64,578)
Subtotal	30,990	12,043

Indefinite-lived intangible assets
Trademark and trade name	167,804	184,911
Subtotal	167,804	184,911
Total intangible assets, net	$198,794	$196,954

The Group recorded amortization expenses of finite-lived intangible assets of US$14,059, US$20,719 and US$22,623 for the years ended December 31, 2023, 2024 and 2025, respectively.

Based on the results of the Group’s annual impairment assessment on indefinite-lived intangible asset performed as of December 31, 2024 and 2025, the Group did not identify any events or changes in circumstances indicate that it is more likely than not that the asset is impaired. In consideration of the growing catering industry in Southeast Asia, the stable macroeconomic conditions in Malaysia, and the Group’s future development plans, the Group determined that it is not likely that the brand name of “Zi Wei Yuan” was impaired as of December 31, 2024 and 2025, respectively. As such, no impairment of indefinite-lived intangible assets was recognized for the years ended December 31, 2023, 2024 and 2025.

9.	LONG-TERM INVESTMENTS

Long-term investments consisted of the following:

	As of December 31,
	2024	2025
Equity-method investments:
Investment in CCH Tasty Sdn. Bhd.	$89,896	$1,653
Investment in CCH KCH Sdn. Bhd.	79,018	71,157
Investment in CCH (Sabah) Sdn. Bhd.	17,408	-
Total long-term investments	$186,322	$72,810

Long-term investments are the Group’s equity investments in privately held companies, over which the Group has the ability to exert significant influence but does not otherwise have control, which were all subsequently accounted for using the equity method.

On July 8, 2020, the Group acquired 60% equity interest in CCH Tasty Sdn. Bhd. (“CCH Tasty”), a restaurant operator, for a cash consideration of US$19,090 (MYR80,040). On August 11, 2020, the Group disposed of 20% equity interest at nominal consideration and remained 40% equity interest in CCH Tasty ever since.

On May 27, 2022, the Group acquired 20% equity interest in CCH (Sabah) Sdn. Bhd., a restaurant operator, for a cash consideration of US$31,986 (MYR140,020).

On June 22, 2023, the Group acquired 40% equity interest in CCH KCH Sdn. Bhd., a restaurant operator, for a cash consideration of US$87,851 (MYR400,400).

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

9.	LONG-TERM INVESTMENTS (Cont.)

The following table sets forth the changes in the Group’s long-term investments:

Amount
Balance at December 31, 2022	$59,260
Investments made	87,851
Share of income from equity method investments	28,747
Exchange difference	(3,282)
Balance at December 31, 2023	172,576
Investments made	-
Share of income from equity method investments	8,873
Exchange difference	4,873
Balance at December 31, 2024	$186,322
Share of income from equity method investments	(125,546)
Exchange difference	12,034
Balance at December 31, 2025	$72,810

10.	BORROWINGS

The Group had the below borrowings for working capital purpose:

Bank overdrafts(i)

	As of December 31,
	2024	2025
Alliance Islamic Bank Berhad(ii)	$309,843	$363,272
RHB Bank Berhad (iii)	77,367	48,990
Malayan Banking Berhad(iv)	71,065	8,530
Total short-term borrowings	$458,275	$420,792

(i)	All bank overdrafts are due on demand. Interest charged for the Group for the years ended December 31, 2023, 2024 and 2025 ranged from 5.00% to 8.65% per annum.

(ii)	Bank overdrafts from Alliance Islamic Bank Berhad are joint guaranteed by Mr. Goh Kok E and Mrs. Tan Yee Wei and legal charges over the land and building properties of the Group. As of December 31, 2025, there are US$5,944 unutilized amount in the line of credit under bank overdraft facilities from Alliance Islamic Bank Berhad

(iii)	Bank overdrafts from RHB Bank Berhad are joint guaranteed by Mr. Goh Kok E and Mrs. Tan Yee Wei and pledged by 2 shop lots buildings and lands of the Group. As of December 31, 2025, there was US$67,412 unutilized amount in the line of credit under bank overdraft facilities from RHB Bank Berhad.

(iv)	Bank overdrafts from Malayan Banking Berhad are guaranteed from Syarikat Jaminan Pembiayaan Berhad (SJPP) under working capital guarantee scheme (WCGS), joint guaranteed by Mr. Goh Kok E and Mrs. Tan Yee Wei, and 1% commitment fee per annum based on unutilized portion. As of December 31, 2025, there was US$37,007 unutilized amount in the line of credit under bank overdraft facilities from Malayan Banking Berhad.

The weighted average interest rate of bank overdrafts was 6.86%, 7.61% and 8.05% for the years ended December 31, 2023, 2024 and 2025, respectively.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

10.	BORROWINGS (Cont.)

Long-term bank loans

			As of December 31,
			2024		2025
	Annual Interest Rate	Maturity	Long-term	Long-term (current portion)	Long-term	Long-term (current portion)
Long-term borrowings:
Alliance Islamic Bank Berhad(i)	BFR* - 2.20% per annum (Current BFR 5.42% per annum, Min rate 3.2% per annum, Ceiling rate 15% per annum)	September 1, 2047	$1,512,002	43,069	$1,620,853	47,422
Malayan Banking Berhad(ii)	1~5 years: Fixed rate of 4.75% per annum on monthly rest; thereafter: BLR**+2.5% per annum on monthly rest.	December 1, 2026	20,422	20,683	686	21,847
RHB Bank Berhad(iii)	3.55%	June 5, 2047	279,707	8,827	300,697	10,153
United Overseas Bank (Malaysia) Bhd(iv)	4.35%	June 19, 2028	-	-	29,316	17,138
Total Long-term borrowings			$1,812,131	72,579	$1,951,552	96,560

*	BFR is base financing rate, which is presently 6.42% per annum.

**	BLR is the rate from time to time stipulated by the Bank as its Base Lending Rate. Currently, the BLR is 6.40% per annum.

As of December 31, 2024 and 2025, the current portion of the long-term borrowings were US$72,579 (MYR324,391) and US$96,560 (MYR391,649) respectively.

The weighted average interest rate of long-term borrowings was 4.07%, 3.96% and 4.70% for the years ended December 31, 2023, 2024 and 2025, respectively.

(i)	On July 12, 2022, the Group entered into a loan agreement to borrow funds of MYR7,360,000 (US$1,814,569) with Alliance Islamic Bank Berhad during the period from July 2022 to September 2047 for the purchase of two buildings and freehold lands. The Group repays MYR38,524 (US$8,999) every month after July 2022, until the loan maturity date. This borrowing was joint guaranteed by Mr. Goh Kok E and Mrs. Tan Yee Wei and legal charges over the lands and building properties purchased by this loan.

(ii)	On September 7, 2021, the Group entered into a loan agreement to borrow funds of MYR440,000 (US$108,481) with Malayan Banking Berhad during the period from September 2021 to December 2026. The Group repays MYR8,254 (US$1,982) every month after September 2021, until the loan maturity date. This borrowing was joint guaranteed by Mr. Goh Kok E and Mrs. Tan Yee Wei and Credit Guarantee Corporation (M) Berhad (CGC) Guarantee under Flexi Guarantee Scheme (FGS).

(iii)	On January 26, 2022, the Group entered into a loan agreement to borrow funds of MYR1,350,000 (US$332,840) with RHB Bank Berhad during the period from January 2022 to June 2047 for the purchase of two shop lots which are both rent out. The Group repays MYR6,795 (US$1,587) every month after January 2022, until the loan maturity date. This borrowing was joint guaranteed by Mr. Goh Kok E and Mrs. Tan Yee Wei and legal charges over two shop lot buildings and lands purchased by this loan.

(iv)	On 10 April 2025, the Group entered into a loan agreement to borrow funds of MYR200,000 (US$49,310) with United Overseas Bank (Malaysia) Bhd during the period from June 2025 to June 2028 for working capital use. The Group repays MYR6,281 (US$1,467) every month after June 2025, until the loan maturity date. This borrowing was joint guaranteed by Goh Kok E and Tan Yee Wei.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

11.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2024	2025
Accrued Payroll and Welfare	$234,804	$182,783
Deposits Payable	99,999	155,482
Accrued service expense	97,986	87,059
Accrued maintenance expenses	13,025	61,350
Accrued utility expense	101,873	50,242
Loan payable	44,916	49,495
Tax payable	86,542	36,853
Others	33,985	63,456
Total accrued expenses and other current liabilities	$713,130	$686,720

12.	OPERATING LEASES

The Group entered into operating leases for use of office, central kitchen and restaurant premises in Malaysia.

The Group’s operating lease right-of-use assets and lease liabilities recognized in the consolidated balances sheets consisted of the following:

	As of December 31,
	2024	2025
Operating lease right-of-use assets	$3,487,694	$4,512,455
Amortization of operating lease right-of-use assets	(2,741,494)	(2,936,940)
Operating lease right-of-use assets, net	$746,200	$1,575,515

Operating lease liabilities, current	$656,536	$686,877
Operating lease liabilities, non-current	186,286	901,781
Total operating lease liabilities	$842,822	$1,588,658

Weighted average remaining lease term (in years)	1.36	2.39
Weighted average discount rate	7.40%	5.42%
Operating right-of-use assets obtained in exchange for operating lease liabilities	107,446	1,551,899
Cash paid for operating leases	939,694	926,655

A summary of lease cost recognized in the Group’s consolidated statements of operations and comprehensive income or loss was as follows:

	For the years ended December 31,
	2023	2024	2025
Operating leases expense excluding short-term lease expense	$1,191,571	$1,046,708	$911,687
Short-term lease cost	4,581	1,275	209,840
Total	$1,196,152	$1,047,983	$1,121,527

The following is a schedule of future minimum payments under the current existing operating leases as of December 31, 2025:

For the years ending December 31,	Amount
2026	753,071
2027	603,508
2028	336,657
Total lease payments	1,693,236
Less: imputed interest	(104,578)
Total operating lease liabilities	$1,588,658

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

13.	FINANCE LEASES

The Group entered into finance leases with two banks for use of motor vehicles.

The Group’s finance lease right-of-use assets and lease liabilities recognized in the consolidated balances sheets consisted of the following:

	As of December 31,
	2024	2025
Finance lease right-of-use assets	$269,998	$297,524
Amortization of finance lease right-of-use assets	(84,280)	(122,625)
Finance lease right-of-use assets, net	$185,718	$174,899

Finance lease liabilities, current	$35,265	40,094
Finance lease liabilities, non-current	92,197	61,502
Total finance lease liabilities	$127,462	$101,596

Weighted average remaining lease term (in years)	3.42	2.42
Weighted average discount rate	3.13%	3.13%
Cash paid for finance leases	37,760	40,351

For the years ended December 31, 2023, 2024 and 2025, the Group incurred finance lease expenses of US$24,312, US$26,379 and US$28,189, respectively.

The following is a schedule of future minimum payments under the current existing finance leases as of December 31, 2025:

For the years ending December 31,	Amount
2026	42,589
2027	42,589
2028	20,271
Total lease payments	105,449
Imputed interest	(3,853)
Total	$101,596

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

14.	LIABILITY REATED TO SALE OF FUTURE RECEIVABLE

Future receivables Sale Agreements

In August 2025, the Group entered into an agreement with Happy CP Company Limited (“Choco Up”), pursuant to which the Group received an investment amount of US$817,585 (MYR 3,500,000) with a total repayment obligation of US$935,317 (MYR4,004,000). On December 30, 2025, the Group fully repaid the outstanding obligation and formally terminated this agreement.

In December 2025, the Group entered into a subsequent agreement with Choco Up, receiving an investment amount of US$1,051,181(MYR 4,500,000) with a total repayment obligation of US$1,202,551 (MYR 5,148,000). As of December 31, 2025, the carrying value of the financing obligation under this agreement was US$1,109,467 (MYR 4,500,000), consisting of the gross repayment obligation of US$1,269,231 (MYR5,148,000) less an unamortized debt discount of US$159,764 (MYR648,000).

Both of the aforementioned agreements are secured by a charge over the Group’s bank accounts and are guaranteed by joint and several personal guarantees provided by Goh Kok E, Goh Kok Foong, Tan Yee Wei, and Lim Soon Huat.

Although legally structured as sales of future receivables, the Group accounts for these arrangements as financing obligations (secured borrowings) due to the retention of significant risks and rewards associated with the receivables, the inclusion of mandatory repayment milestones, and the provision of personal guarantees. The initial cash proceeds are recorded as a liability, and the difference between the cash received and the total required repayment amount is recorded as a debt discount, which is amortized as interest expense over the estimated repayment period.

Interest Expenses

For the year ended December 31, 2025, the Group recognized US$117,732 in interest expenses related to the amortization of the debt discount under these arrangements.

15.	COST OF REVENUES

Cost of revenues consists of cost directly related to revenue generating activities. The following table shows disaggregated cost of revenues by major categories for the years ended December 31, 2023, 2024 and 2025:

	For the years ended December 31,
	2023	2024	2025
Food and beverages	$3,197,559	$2,905,793	$3,604,260
Payroll and employee benefits expenses	2,410,704	1,979,175	2,342,591
Lease expenses	988,395	924,000	987,799
Utilities expenses	354,023	349,228	343,203
Depreciation of property and equipment	290,492	227,412	184,837
Repairs and maintenance expenses	306,416	104,198	244,267
Others	17,970	19,277	32,745
Total	$7,565,559	$6,509,083	$7,739,702

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

16.	TAXATION

Cayman Islands

The Company incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act (As Revised) of the Cayman Islands and accordingly, are exempted from Cayman Islands income and corporate tax. As such, the Company is not subject to tax on either income or capital gain. In addition, no withholding tax is imposed upon any payments of dividends by subsidiaries to the Company.

Malaysia

The Group’s subsidiaries including STCH Holding, STCH GH, ZWY Raja Uda, CHH KL, CCH Tropika and GTL F&B are governed by the income tax laws of Malaysia. The income tax provision in respect of operations in Malaysia is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations, and practices. Under the Income Tax Act of Malaysia, enterprises incorporated in Malaysia are usually subject to a unified 24% enterprise income tax rate while preferential tax rates, tax holidays, and tax exemptions may be granted on a case-by-case basis. The tax rate for small and medium sized companies (generally companies incorporated in Malaysia with paid-in capital of MYR2,500,000 or less, and gross income of not more than MYR50 million) is 15% for the first MYR150,000 (approximately US$35,000) taxable income, and 17% for taxable income between MYR150,000 (approximately US$35,000) to MYR600,000 (approximately US$140,000), with the remaining balance of taxable income being taxed at the 24% rate. Beginning from the fiscal year 2025, the applicable tax rate the Group’s Malaysian subsidiaries would be 24%, since these subsidiaries are directly or indirectly held by non-Malaysian company after the completion of Reorganization.

For the years ended December 31, 2023, 2024 and 2025, the details of income tax expense are set forth below:

	For the years ended December 31,
	2023	2024	2025
Current income tax	$271,890	$353,599	$146,428
Deferred income tax	43,964	14,193	(4,450)
Total income tax expense	$315,854	$367,792	$141,978

Reconciliation of the differences between the income tax computed based on the Malaysia unified statutory income tax rate and the Group’s actual income tax provision for the years ended December 31, 2023, 2024 and 2025, respectively, were as follows:

	For the years ended December 31,
	2023	2024	2025
Income before income tax expense	$684,468	$1,281,193	$(2,539,352)
Income tax expense/(benefit) computed based on Malaysia unified income tax statutory rate	164,272	307,486	(609,445)
Impact of different tax rates in other jurisdictions	-	-	77,862
Non-deductible expenses	220,072	131,334	80,857
Non-taxable income	(6,927)	(6,920)	(17,415)
Claim for other expenditure and incentives	(8,767)	(9,879)	(11,375)
Capital allowance	(47,113)	(20,921)	(3,684)
Effect of preferential tax rate	(34,650)	(35,868)	-
Change in valuation allowance	28,967	2,560	625,178
Total income tax expense	$315,854	$367,792	$141,978

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

16.	TAXATION (Cont.)

As of December 31, 2024 and 2025, the significant components of the deferred tax assets and liabilities are summarized below:

	As of December 31,
	2024	2025
Deferred tax assets：
Net operating loss carried forward	$32,159	$695,280
Allowance for doubtful accounts	34,794	75,832
Lease liabilities	2,303	2,538
Total deferred tax assets	69,256	773,650
Less: valuation allowance	(32,159)	(695,281)
Total deferred tax assets, net of valuation allowance	$37,097	$78,369

Deferred tax liabilities:
Right-of-use assets	31,300	59,076
Depreciation allowances under tax in excess of the related depreciation under accounting	96,076	44,714
Others	-	69,365
Total deferred tax liabilities	127,376	173,155
Deferred tax liabilities, net	$90,279	$94,786

Changes in valuation allowance are as follows:

	For the years ended December 31,
	2023	2024	2025
Balance at the beginning of the period	$-	$28,761	$32,159
Additions	28,967	2,560	625,178
Exchange difference	(206)	838	37,944
Balance at the end of the period	$28,761	$32,159	$695,281

As of December 31, 2024 and 2025, the Group had net operating loss carryforwards of approximately US$133,996 and US$2,896,999, respectively. Each company’s net operating loss carryforwards is subject to tax authorities’ review. As of December 31, 2024 and 2025, deferred tax assets from the net operating loss carryforwards amounted to US$32,159 and US$695,280, respectively. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Group’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. The valuation allowance is considered on an individual entity basis. Accordingly, US$32,159 and US$695,280 valuation allowance have been established as of December 31, 2024 and 2025, respectively.

As of December 31, 2025, net operating loss carryforwards will expire, if unused, in the following amounts:

For the years ending December 31,	Amount
2033	119,837
2034	14,159
2035	2,763,003
Total	$2,896,999

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

16.	TAXATION (Cont.)

Uncertain tax positions

The Group is required to submit the final corporate income tax returns in Malaysia within seven months after each taxable period ends. As of December 31, 2025, in Malaysia tax jurisdiction, corporate income tax returns for the tax years ended May 31, 2021 through 2025 are subject to examination by the tax authorities.

Under applicable tax laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the tax authorities in different tax jurisdictions. The Group could face material and adverse tax consequences if the tax authorities determine that the contractual arrangements in relation to the Group were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable tax laws, rules and regulations, and adjust the taxable income of the Group in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded for tax purposes, which could in turn increase its tax liabilities without reducing the tax expenses of subsidiaries subject to more favorable tax rate. In addition, the tax authorities may impose late payment fees and other penalties on the Group for the adjusted but unpaid taxes according to the applicable regulations. The Group evaluates each uncertain tax position based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2024 and 2025, the Group did not have any unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months.

17.	RELATED PARTY TRANSACTIONS

Related Parties

The table below sets forth the major related parties and their relationships with the Group:

No.	Name of Related Parties	Relationship
1	Mr. Goh Kok Foong	Chairman of the Board and CEO of the Company
2	Mr. Goh Kok E	Director and COO of the Company
3	Mrs. Tan Yee Wei	Direct relative of Mr. Goh Kok Foong
4	Zi Wei Yuan (Shen Zhen) Hotpot Restaurant Co., Ltd	An entity controlled by Mr. Goh Kok E
5	CCH Ipoh Sdn. Bhd.	An entity controlled by Mr. Goh Kok E
6	CCH Alor Setar Sdn. Bhd.	An entity controlled by Mr. Goh Kok E
7	CCH F&B Sdn. Bhd.	An entity controlled by Mr. Goh Kok E
8	Signature Tasty Claypot House (Arkadia) Sdn. Bhd.	An entity controlled by Mr. Goh Kok E
9	Signature Tasty Claypot House (BL) Sdn. Bhd.	An entity controlled by Mr. Goh Kok E
10	Abang Adek Holdings Sdn. Bhd.	An entity controlled by Mr. Goh Kok E
11	CCH (Sabah) Sdn. Bhd.	An entity significantly influenced by the Group
12	CCH KCH Sdn. Bhd.	An entity significantly influenced by the Group
13	CCH Tasty Sdn. Bhd.	An entity significantly influenced by the Group
14	Kopitan Classic Sdn. Bhd.	An entity under control by Mr. Goh Kok E and Mr. Goh Kok Foong
15	Kopitan Food Sdn. Bhd.	An entity under control by Mr. Goh Kok E and Mr. Goh Kok Foong
16	Ban Bu Dian (M) Sdn. Bhd.	Subsidiary of CCH F&B Sdn. Bhd., which is under control of Mr. Goh Kok E
17	Grizzly Spirit Sdn. Bhd.	Subsidiary of CCH F&B Sdn. Bhd., which is under control of Mr. Goh Kok E
18	Trident Consultancy Pte Ltd	An entity under control by Mr. Lim Soon Huat who is a major shareholder of the Company
19	Hong Woi Tat Trading Sdn. Bhd.	An entity of which Mr. Goh Kok Foong serves as CEO

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

17.	RELATED PARTY TRANSACTIONS (Cont.)

Amounts due from/to related parties

Amounts due from/to related parties consisted of the following for the periods indicated:

	As of December 31,
	2024	2025
Amounts due from related parties, current
Hong Woi Tat Trading Sdn. Bhd.(1)	$-	$2,613,686
Ban Bu Dian (M) Sdn. Bhd.(2)	140,527	606,850
Zi Wei Yuan (Shen Zhen) Hotpot Restaurant Co., Ltd	340,772	407,263
CCH Alor Setar Sdn. Bhd.	243,235	318,250
CCH F&B Sdn. Bhd.	175,740	277,377
CCH Ipoh Sdn. Bhd.	269,021	226,577
CCH (Sabah) Sdn. Bhd.	110,468	193,132
Kopitan Classic Sdn. Bhd.	202,236	171,708
Signature Tasty Claypot House (Arkadia) Sdn. Bhd.	56,180	155,956
CCH KCH Sdn. Bhd.	66,083	132,853
Mr. Goh Kok Foong	488,921	30,202
Mr. Goh Kok E	500,432	2,959
Others	103,904	135,402
Total amounts due from related parties, current (3)	$2,697,519	$5,272,215

Amounts due from related parties, non-current
Zi Wei Yuan (Shen Zhen) Hotpot Restaurant Co., Ltd (4)	$489,274	$539,154
Abang Adek Holdings Sdn. Bhd. (5)	238,617	262,944
Total amounts due from related parties, non-current	$727,891	$802,098

Amounts due to related parties, current
Mr. Goh Kok E	$671	$136,875
Mr. Goh Kok Foong	38,036	113,173
Ban Bu Dian (M) Sdn. Bhd.	32,204	53,914
Kopitan Food Sdn. Bhd.	98,275	30,519
Others	7,889	45,575
Total amounts due to related parties, current	$177,075	$380,056

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

17.	RELATED PARTY TRANSACTIONS (Cont.)

Material related party transactions

	For the years ended December 31,
	2023	2024	2025
Sales of food ingredients and condiments
Ban Bu Dian (M) Sdn. Bhd.	127,109	77,379	196,190
CCH F&B Sdn. Bhd.	105,840	97,622	96,930
CCH Tasty Sdn. Bhd.	89,661	108,783	59,311
CCH Alor Setar Sdn. Bhd.	70,663	95,672	58,717
Signature Tasty Claypot House (Arkadia) Sdn. Bhd.	57,484	44,541	54,192
CCH Ipoh Sdn. Bhd.	232,256	100,417	42,035
CCH (Sabah) Sdn. Bhd.	24,956	19,576	26,250
CCH KCH Sdn. Bhd.	74,482	17,307	13,697
Grizzly Spirit Sdn. Bhd.	90,698	25,847	-
Kopitan Classic Sdn. Bhd.	-	47,444	-
Signature Tasty Claypot House (BL) Sdn. Bhd.	35,359	-	-

Franchise licensing income from related parties
Ban Bu Dian (M) Sdn. Bhd.	$22,404	$13,513	$138,269
CCH (Sabah) Sdn. Bhd.	37,451	37,209	44,014
Zi Wei Yuan (Shen Zhen) Hotpot Restaurant Co., Ltd	28,854	303,716	36,353
CCH Tasty Sdn. Bhd.	32,954	42,550	23,623
CCH F&B Sdn. Bhd.	19,563	17,392	16,457
CCH KCH Sdn. Bhd.	9,320	19,225	12,390
CCH Alor Setar Sdn. Bhd.	12,502	15,854	9,619
CCH Ipoh Sdn. Bhd.	55,058	20,009	8,460

Interest-free loans to related parties
Hong Woi Tat Trading Sdn. Bhd.	$-	$-	$3,189,418
Ban Bu Dian (M) Sdn. Bhd.	-	-	335,614
CCH KCH Sdn. Bhd.	92,366	5,230	30,654
CCH Tasty Sdn. Bhd.	41,249	-	16,339
Kopitan Food Sdn. Bhd.	-	21,859	11,664
Mr. Goh Kok E	149,026	102,907	2,803
Mr. Goh Kok Foong	-	633,921	-

Collection of interest-loans to related parties
Hong Woi Tat Trading Sdn. Bhd.	$-	$-	$841,178
Mr. Goh Kok Foong	470,127	570,463	549,707
Mr. Goh Kok E	-	55,408	509,280
CCH Ipoh Sdn. Bhd.	-	-	98,811
Kopitan Classic Sdn. Bhd.	-	-	52,227
Ban Bu Dian (M) Sdn. Bhd.	-	-	51,332

Capital injection to related parties
CCH KCH Sdn. Bhd.	$-	$87,437	$-
CCH (Sabah) Sdn. Bhd.	-	30,603	-
CCH Tasty Sdn. Bhd.	-	17,487	-

Long-term interest-free loans to related parties
Zi Wei Yuan (Shen Zhen) Hotpot Restaurant Co., Ltd	$-	$478,022	-
Abang Adek Holdings Sdn. Bhd.	53,975	104,488	-

Deemed distribution to a related party
Trident Consultancy Pte Ltd	$-	$-	$1,833,000

(1)	In 2025, the Group provided an interest-free credit facility, due on demand, to Hong Woi Tat Trading Sdn. Bhd. (“Hong Woi Tat”) of US$3,189,418 (MYR13,653,580) to support its operations. As of December 31, 2025, the outstanding amounts of the credit facility was US$2,613,686 (MYR10,601,110).

(2)	In 2025, the Group provided interest-free loans, due on demand, to Ban Bu Dian (M) Sdn. Bhd. (“Ban Bu Dian”) of US$335,614 (MYR1,436,729) to support its operations. As of December 31, 2025, the outstanding amounts due from Ban Bu Dian was US$ 606,850 (MYR2,461,383).

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

17.	RELATED PARTY TRANSACTIONS (Cont.)

(3)	The balance of amounts due from related parties, current mainly includes interest-free loans which are due on demand and receivables arising from sales transactions with related parties.

(4)	The Group provided an interest-free credit facility to Zi Wei Yuan (Shen Zhen) Hotpot Restaurant Co., Ltd (“Zi Wei Yuan (Shen Zhen)”) of US$542,406 (MYR2,200,000) to support its operations, and the maturity date of this interest-free credit facility is August 1, 2028. As of December 31, 2024 and 2025, the outstanding amounts of the credit facility were US$489,274 (MYR2,186,809) and US$539,154 (MYR2,186,809), respectively.

(5)	The Group provided an interest-free credit facility to Abang Adek Holdings Sdn. Bhd. (“Abang Adek”) of US$262,944 (RM 1,066,500) to support its operations, and the maturity date of this interest-free credit facility is July 16, 2027. As of December 31, 2024 and 2025, the outstanding amounts of the credit facility were US$238,617 (RM 1,066,500) and US$262,944 (MYR1,066,500).

Loan/Debt Guaranteed by related parties

Certain principal shareholders, directors, and key management personnel of the Group provide personal, joint and several guarantees to secure various financing obligations, short-term borrowings, and merchant cash advances of the Group. For detailed descriptions of the underlying borrowing arrangements, outstanding balances, and specific related-party guarantors involved, please refer to Note 10 – Borrowings and Note 14 – Liability related to sale of future receivables.

18.	SHARE-BASED COMPENSATION

On October 15, 2025, the Company entered into separate consulting agreements with four external individual consultants, who will provide business development and advisory services mainly including regional market research and expansion, localized marketing strategy development, supplier relationship establishment, staff recruitment and training, and business coordination services, with a 12-month service term. Pursuant to the consulting agreements, the Group was required to issue an aggregate of 2,512,500 ordinary shares for such services. The fair value of the services was determined based on the grant-date fair value of the Company’s ordinary shares. The Company issued 2,512,500 ordinary shares on October 27, 2025, the grant date of the awards.

Pursuant to ASC 718, the aggregate 2,512,500 ordinary shares granted as consulting compensation represent equity-settled share-based payments to non-employees. The Company measures the fair value of the shares on the grant date and recognizes this amount as consulting expenses ratably over the 12-month requisite service period.

Share-based compensation expenses of US$2,315,089 were recognized for the years ended December 31, 2025, all of which were allocated to general and administrative expenses. As of December 31, 2025, the unrecognized compensation expenses were US$8,488,661.

19.	ORDINARY SHARES

Upon completion of Reorganization, the Company issued 30,000,000 ordinary shares with a par value of $0.00001 to its shareholders as of June 5, 2025. As mentioned in Note 1, the Company effected the Share Surrender subsequently on September 5, 2025, and the issued and outstanding ordinary shares reduced to 18,000,000. As a result of the Recapitalization, all share and per share data in the consolidated financial statements have been retrospectively adjusted to all periods presented.

The share subscription receivable represented the receivable for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retrospective basis before the incorporation of the Company. Subscription receivable has no payment terms nor any interest receivable accrual.

On October 6, 2025, the Company closed its initial public offering of 1,250,000 ordinary shares at a price to the public of US$4.00 per ordinary share. The Company’s ordinary shares began trading on the Nasdaq Capital Market on October 3, 2025, under the symbol “CCHH.”

On October 17, 2025, the underwriter of the Company’s Initial Public Offering (IPO) fully exercised their over-allotment option (the “Option”), which was originally granted to purchase up to an additional 187,500 Ordinary Shares. In connection with the full exercise of the Option, the Company issued 187,500 additional Ordinary Shares at the initial public offering price of US$4.00 per share. After giving effect to the full exercise of the Option, the total number of Ordinary Shares sold by the Company in the Offering increased from 1,250,000 shares to 1,437,500 shares. The total gross proceeds from the Offering increased to approximately US$5.75 million, before deducting estimated underwriting discounts and commissions and other offering expenses

On October 27, 2025, the Board of Directors of the Company approved the grant of 2,512,500 Restricted Shares to four Grantees under the Company’s 2025 Equity Incentive Plan. The Restricted Shares vest ratably over a four-year period, contingent upon the Participant’s continuous service. The awards are subject to standard transfer restrictions and the Company’s Right of First Refusal, and notably, the underlying shares do not confer voting rights (whether vested or unvested). The Board also ratified the filing of the S-8 Registration Statement with the U.S. Securities and Exchange Commission for the registration of the Ordinary Shares.

As of December 31, 2024 and 2025, 18,000,000 and 21,950,000 ordinary shares had been issued and outstanding.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

20.	SIGNIFICANT RISKS AND UNCERTAINTIES

(a)	Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group is exposed to interest rate risk arising from cash in bank and bank loans. The Group expected no material risks from changes in market interest rates, and has not used any derivative financial instruments to manage the interest risk exposure.

(b)	Foreign exchange risk

The reporting currency of the Group’s operations was in USD and the Group’s subsidiaries generally use their local currencies as their functional currencies, i.e. Malaysian Ringgit (“MYR”). The Group is mainly exposed to foreign exchange risk in respect of operating activities when purchase of goods and services in geographic areas is using transaction currencies other than MYR.

(c)	Concentration of credit risk

Assets that potentially subject the Group to significant concentrations of credit risk primarily consist of cash, accounts receivable, amounts due from related parties and interest-free loan to third parties, deposits within prepaid expenses and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Group’s cash are held with financial institutions that Group’s management believes to be high credit quality. Based on the Group’s historical experiences in collection of prepaid expenses and other current assets and amounts due from related parties, the Group consider the credit risk of these receivables to be relatively low. Management regularly conducts assessment on expected credit losses arising from non-performance by these counterparties.

(d)	Concentration of customers and suppliers

The following customers represent more than 10% of the Group’s total revenues for the years ended December 31, 2023, 2024 and 2025:

	For the years ended December 31,
	2023	2024	2025
Percentage of the Group’s revenue from
Customer A	*	*	11.2%

*	Represents percentage less than 10%

The following customers represent more than 10% of the Group’s total accounts receivable as of December 31, 2024 and 2025:

	As of December 31,
	2024	2025
Percentage of the Group’s accounts receivable from
Customer B	*	35.1%
Customer A	65.2%	16.5%
Customer C	15.9%	15.9%
Customer D	11.9%	*

*	Represents percentage less than 10%

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

20.	SIGNIFICANT RISKS AND UNCERTAINTIES (Cont.)

The following customers represent more than 10% of the Group’s total advances from customers as of December 31, 2024 and 2025:

	As of December 31,
	2024	2025
Percentage of the Group’s advances from
Customer D	70.6%	*

*	Represents percentage less than 10%

There are no purchases from a particular supplier more than 10% of the Group’s total purchase for the years ended December 31, 2023, 2024 and 2025.

The following suppliers represent more than 10% of the Group’s accounts payable as of December 31, 2024 and 2025:

	As of December 31,
	2024	2025
Percentage of the Group’s accounts payable to
Supplier A	55.5%	*
Supplier B	*	11.5%

*	Represents percentage less than 10%

The following suppliers represent more than 10% of the Group’s advance to suppliers as of December 31, 2024 and 2025:

	As of December 31,
	2024	2025
Percentage of the Group’s advances to
Supplier C	93.5%	*

*	Represents percentage less than 10%

21.	COMMITMENTS AND CONTINGENCIES

Commitments

Pledged Assets and Restrictive Covenants

As of December 31, 2025, the Group’s financing obligations under the future receivables sale agreements (see Note 14) were secured by a first priority charge over the Group’s designated bank accounts and a deed of assignment over its future business receivables. Pursuant to the December 2025 agreement, the Group is contractually committed to remit 100% of its total gross cash receipts from specified payment processors and bank inflows to the counterparty until the total repayment obligation of US$1,269,231 (MYR 5,148,000) is satisfied. This arrangement restricts the Group’s ability to utilize its daily operating cash inflows for other corporate purposes until the mandatory repayment milestones are met.

CCH HOLDINGS LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2024 and 2025

(In U.S. Dollar, except for share data)

21.	COMMITMENTSAND CONTINGENCIES (cont.)

Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2025, and through the issuance date of these consolidated financial statements.

22.	SUBSEQUENT EVENTS

The Group has evaluated the impact of events that have occurred subsequent to December 31, 2025 through May 15, 2026, the issuance date of the consolidated financial statements. Except for the events mentioned below, the Group did not identify any subsequent events with a material financial impact on the Group’s consolidated financial statements.

Control Transfer Agreement

On January 26, 2026, Mr. Goh Kok Foong, holding 972,000 Class B Ordinary Shares of the Company, and Mr. Lim Soon Huat, holding 558,000 Class A Ordinary Shares of the Company (collectively, the “Selling Shareholders”), entered into a binding memorandum of understanding (“MOU”)with a buyer representative (the “Buyer”), pursuant to which the Selling Shareholders agreed to transfer such shares to the Buyer for an aggregate consideration of USD 10,000,000, payable in installments upon the satisfaction of certain conditions precedent relating to board composition changes and the completion of relevant regulatory filings.

As of the date of this annual report, the conditions precedent to the consummation of the transactions contemplated by the MOU have not been fully satisfied and no change in control has occurred. The MOU remains in effect among the parties.

Loans to Operating Subsidiary

On January 26, 2026, Signature Tasty Claypot House Holding Sdn Bhd, an operating subsidiary of the Group, entered into loan agreements with certain third parties for an aggregate principal amount of USD 2,000,000. The loans bear an annual interest rate of 5.0% and mature on January 25, 2027.

Re-designation of Share Capital

On March 4, 2026, the shareholders of the Company approved the re-designation of the Company’s share capital, pursuant to which 9,720,000 ordinary shares held by Mr. Goh Kok Foong were re-designated as Class B Ordinary Shares and 3,990,280,000 issued and unissued ordinary shares were re-designated as Class A Ordinary Shares. Each Class B Ordinary Share is entitled to fifty (50) votes and each Class A Ordinary Share is entitled to one (1) vote on all matters subject to a vote of shareholders. The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares on a one-for-one basis upon certain transfers or changes in beneficial ownership. Following the re-designation, the Company’s authorized share capital remained US$50,000 divided into 5,000,000,000 shares, comprising 3,990,280,000 Class A Ordinary Shares, 9,720,000 Class B Ordinary Shares and 1,000,000,000 undesignated shares.

On July 13, 2026, the Company effected a 1-for-10 share consolidation. As a result, the authorized share capital was adjusted to US$50,000 divided into 5,000,000,000 shares, comprising 399,028,000 Class A Ordinary Shares (par value US$0.0001 per share), 972,000 Class B Ordinary Shares (par value US$0.0001 per share) and 1,000,000,000 undesignated shares (par value US$0.0001 per share).

Sale of securities

On March 27, 2026, the Company entered into a Securities Purchase Agreement with certain non-U.S. persons, pursuant to which the Company agreed to sell up to 18,000,000 units, each consisting of one ordinary share, at US$0.20 per unit. The net proceeds are expected to be used for working capital and general corporate purposes.

Resignation of Chairman, Director and CEO

On March 31, 2026, Mr. Goh Kok Foong stepped down as the Company’s Chairman, Director and Chief Executive Officer for personal reasons, effective the same date. His resignation was not due to any disagreement with the Company’s management or the Board. Following his resignation, Mr. Goh Kok E assumed the roles of Chairman and Chief Executive Officer, and Ms. Mhlengi Prevail Mafu was appointed as a director.

On August 5, 2026, Mr. Wu Wai Kong resigned as an independent director, the chairperson of the Compensation Committee, a member of the Nominating and Corporate Governance Committee and a member of the Audit Committee of the Company. Effective as of August 7, 2026, Mr. Mhlengi Prevail Mafu resigned as a director and co-chief executive officer of the Company. Effective as of August 7, 2026, Mr. Chung Wai Wong resigned as a director and a member of Nominating and Corporate Governance Committee, a member of Audit Committee and a member of Compensation Committee.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. Our A&R Company Listing Articles provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreements filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
Mapcal Limited	December 2, 2024	1	US$	0.00001
Lim Soon Huat	May 16, 2025	9,299,999	US$	92.99999
Goh Kok Foong	May 16, 2025	16,200,000	US$	162
Yeoh Wooi Leng	May 16, 2025	1,200,000	US$	12
See Xue Xian	May 16, 2025	1,200,000	US$	12
Liew Choon How	May 16, 2025	600,000	US$	6
Capricornos Investment Holdings Limited	May 16, 2025	1,200,000	US$	12
Max Strategic Group Limited	May 16, 2025	300,000	US$	3

Until immediately prior to the Share Surrender, we had 30,000,000 ordinary shares issued and outstanding. On September 5, 2025, the Company effected the Share Surrender of 12,000,000 ordinary shares from all of its shareholders at the time, through which approximately 40% of ordinary shares were surrendered from each shareholder (with the fractional shares rounding off to the nearest whole share). The Share Surrender had no effect on any shareholder’s proportionate equity interest in the Company. The par value of each ordinary share remained at $0.00001 per share following the Share Surrender, and the number of the issued and outstanding ordinary shares of the Company was reduced to 18,000,000 shares. As a result, the aggregate par value of the issued and outstanding ordinary shares of the Company was reduced, with the aggregate amount of share subscription receivable correspondingly reduced as well. The Share Surrender has no effect on the Company’s total shareholders’ equity.

In the Share Surrender, each shareholders of the Company surrendered the following ordinary shares for no consideration and for cancellation:

●	3,720,000 ordinary shares surrendered by Lim Soon Huat;

●	6,480,000 ordinary shares surrendered by Goh Kok Foong;

●	480,000 ordinary shares surrendered by Yeoh Wooi Leng;

●	480,000 ordinary shares surrendered by See Xue Xian;

●	240,000 ordinary shares surrendered by Liew Choon How;

●	480,000 ordinary shares surrendered by Capricornos Investment Holdings Limited; and

●	120,000 ordinary shares surrendered by Max Strategic Group Limited.

Securities Issued in March 2026 Private Placement

On March 27, 2026, we entered into a securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S, pursuant to which we agreed to sell up to an aggregate of 18,000,000 units, each unit consisting of one ordinary share, at a price of $0.20 per unit. The net proceeds from this offering will be used for working capital and general corporate purposes.

Securities Issued in July 2026 Private Placement

On July 24, 2026, we entered into a securities purchase agreement with certain “non-U.S. Persons” as defined in Regulation S, pursuant to which we agreed to sell up to an aggregate of 15,000,000 Class A Ordinary Shares at a price of $0.276 per share. The net proceeds from this offering will be used for working capital and general corporate purposes.

Securities Issued in July 2026 Convertible Note and Warrant Offering

On July 31, 2026, we entered into a securities purchase agreement with L1 Capital Global Opportunities Master Fund, pursuant to which we issued a Senior 8% Original Issue Discount Convertible Promissory Note in the principal amount of $1,250,000 (with an additional $1,250,000 principal amount subject to a second closing) convertible into Class A Ordinary Shares, and warrants to purchase up to 374,112 Class A Ordinary Shares (excluding Class A Ordinary Shares issuable pursuant to the alternative cashless exercise provision contained therein, pursuant to which up to 748,224 Class A Ordinary Shares would be issuable without payment of any cash exercise price). The Note is convertible at the lower of a fixed conversion price of $1.64 per share or 90% of the lowest daily VWAP in the ten trading days immediately preceding the applicable conversion date, subject to a floor price of $0.282 per share. The warrants have an exercise price of $2.46 per share. The aggregate gross proceeds from the initial closing were $1,150,000. The second closing of an additional $1,150,000 in gross proceeds (subject to an additional $115,000 discount) will occur upon the effectiveness of a resale registration statement covering the underlying shares. The Company also issued 700,000 Pre-Delivery Shares to L1 Capital at the initial closing, all of which remain outstanding as of the date of this prospectus.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits:

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
3.1*	The Second Memorandum and Articles of Association of the Registrant, as currently in effect (Incorporated herein by reference to Exhibit 99.1 to the Company’s report on foreign private issuer on Form 6-K (File No. 001-42864) filed with the SEC on February 24, 2026)
4.1*	Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.1 to the Company Registration Statement on Form F-1 (File No. 333-289878) filed with the SEC on September 12, 2025).
4.2*	Form of Note (incorporated by reference to Exhibit 4.1 to our Form 6-K filed with the SEC on July 31,2026).
4.3*	Form of Warrant (incorporated by reference to Exhibit 4.2 to our Form 6-K filed with the SEC on July 31, 2026).
5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A Ordinary Shares being registered.
10.1*	Form of Indemnification Agreement between the Registrant and its directors and executive officers(Incorporated herein by reference to Exhibit 10.1 to the Company Registration Statement on Form F-1 (File No. 333-289878) filed with the SEC on September 12, 2025)
10.2*	Form of Employment Agreement, between the Registrant and its executive officers (Incorporated herein by reference to Exhibit 10.2 to the Company Registration Statement on Form F-1 (File No. 333-289878) filed with the SEC on September 12, 2025)
10.3*	Form of Licensing Agreement (short form) (Incorporated herein by reference to Exhibit 10.3 to the Company Registration Statement on Form F-1 (File No. 333-289878) filed with the SEC on September 12, 2025)
10.4*	Form of Licensing Agreement (long form) (Incorporated herein by reference to Exhibit 10.4 to the Company Registration Statement on Form F-1 (File No. 333-289878) filed with the SEC on September 12, 2025)
10.5*	2025 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.5 to the Company Registration Statement on Form F-1 (File No. 333-289878) filed with the SEC on September 12, 2025)
10.6*	Form of Securities Purchase Agreement dated July 31, 2026 (incorporated by reference to Exhibit 10.1 to our Form 6-K filed with the SEC on July 31, 2026)
10.7*	2026 Equity Incentive Plan (Incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K filed with the SEC on May 20, 2026)
10.8*	2026 Second Equity Incentive Plan (Incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K filed with the SEC on August 25, 2026)
14.1*	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form F-1, as amended (Registration No. 333-289878) initially filed with the Securities and Exchange Commission on August 27, 2025).
21.1*	Subsidiaries of Registrant (Incorporated herein by reference to Exhibit 21.1 to the Company Registration Statement on Form F-1 (File No. 333-289878) filed with the SEC on September 12, 2025)
23.1*	Consent of ST & Partners PLT, Independent Registered Public Accounting Firm
23.3*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page of this registration statement)
107*	Filing Fee Table

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seberang Perai, Malaysia, on August 25, 2026.

CCH Holdings Ltd

By:	/s/ Goh Kok E
Goh Kok E
Chairman, Chief Executive Officer and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Goh Kok E as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his name or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant, any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement with all exhibits thereto, and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Goh Kok E	Chairman, Chief Executive Officer and Chief Operating Officer	August 25, 2026
Name: Goh Kok E	(Principal Executive Officer)

/s/ Hsu Hui Chen	Director and Co-Chief Executive Officer	August 25, 2026
Name: Hsu Hui Chen

/s/ Benjamin Yap Kean Ming	Chief Financial Officer	August 25, 2026
Name: Benjamin Yap Kean Ming	(Principal Accounting and Financial Officer)

/s/ Ng Yah Ling	Director	August 25, 2026
Name: Ng Yah Ling

/s/ Ang Woei Shang	Director	August 25, 2026
Name: Ang Woei Shang

/s/ Lim Fei Fern	Director	August 25, 2026
Name: Lim Fei Fern

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in the City of New York, State of New York, United States, on August 25, 2026.

AUTHORIZED U.S. REPRESENTATIVE Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.